As filed with the Securities and Exchange Commission on April 3, 2007
Registration No. 333-141409.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GREENE COUNTY BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Tennessee	6022	62-1222567
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

100 North Main Street
Greeneville, TN 37743-4992
(423) 639-5111
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

R. Stan Puckett
Chairman and Chief Executive Officer
Greene County Bancshares, Inc.
100 North Main Street
Greeneville, TN 37743-4992
(423) 639-5111
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Mary Neil Price, Esq. Miller & Martin PLLC 150 Fourth Avenue North Suite 1200 Nashville, Tennessee 37219	Gary M. Brown, Esq. Baker, Donelson, Bearman, Caldwell, & Berkowitz, PC 211 Commerce Street Suite 1000 Nashville, Tennessee 37201

Approximate date of commencement of the proposed sale to the public:  As soon as practicable after the merger described in this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary joint proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION — DATED APRIL 3, 2007

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

The board of directors of Greene County Bancshares, Inc. and the board of directors of Civitas BankGroup, Inc. have agreed to a strategic combination of the two companies under the terms of an Agreement and Plan of Merger, dated January 25, 2007. If the merger is approved, Greene County shareholders will own approximately 76.2% of the combined company on a fully diluted basis, and Civitas shareholders will own approximately 23.8% of the combined company on a fully diluted basis.

If you are a Civitas shareholder:

•	In the merger, subject to the allocation procedures and adjustments described in this document, you may elect to receive for each Civitas share that you own either (1) 0.2674 (subject to adjustment as described below) shares of Greene County common stock for each share of Civitas stock owned by you; (2) $10.25 in cash; or (3) a combination of cash and Greene County common stock. For purposes of illustration only, if the merger had occurred on January 25, 2007, the last trading day prior to announcement of the proposed merger, or on April [ ], 2007, the last trading date prior to the date of this document, the exchange ratio on both dates for each Civitas share would have been 0.2674 Greene County shares having a value of $9.80 and $[9.07], respectively, as of those dates. Because Greene County stock represents 70% of the merger consideration, with the remaining 30% of the merger consideration being represented by $10.25 per share, the implied value of the overall merger consideration to Civitas shareholders on those dates, respectively, was $9.94 per share and $[9.42] per share.

•	Although it is subject to adjustment as described in this document, the exchange ratio will not exceed 0.2968 or be less than 0.2380.

•	Although you may elect whether to receive cash, stock or a combination of cash and stock for your Civitas shares, elections will be limited by the requirement that 70% of the total merger consideration will be in the form of Greene County common stock. As a result, the allocation of cash and Greene County common stock that you will receive will depend upon the elections of other Civitas shareholders.

Because the market price of Greene County stock may fluctuate between the date of this document and the date that the merger is completed, we cannot predict the number of shares of Greene County stock that you would receive or their value upon election of the all stock or mixed consideration alternatives.

•	We expect the merger to be tax-free with respect to Greene County common shares you receive. If you receive cash in the merger you may have to recognize income or gain for tax purposes.

If you are a Greene County shareholder:

•	Your Greene County shares will be unaffected by the merger and the merger will be tax-free to you.

Whether you are a Civitas or a Greene County shareholder, we need your vote to complete the merger.  Greene County and Civitas officers and directors own, respectively 12% and 20% of the outstanding shares of Greene County and Civitas that are expected to be voted in favor of the merger. Civitas will hold a special shareholders meeting to vote on the merger on April 26, 2007. Greene County will hold its annual shareholders meeting April 25, 2007, and the merger will be one of the matters that Greene County shareholders will be asked to vote on.

We look forward to the successful combination of Greene County and Civitas.

Stan Puckett	Richard Herrington
Chairman and Chief Executive Officer	President and Chief Executive Officer
Greene County Bancshares, Inc.	Civitas BankGroup, Inc.

You are encouraged to carefully consider the risks described on pages 9 through 12 of this document.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities Greene County is offering through this joint proxy statement/prospectus are not savings or deposit accounts or other obligations of any bank or savings association, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This joint proxy statement/prospectus is dated April [     ], 2007, and is first being mailed to the shareholders of Greene County and Civitas on or about April [     ], 2007.

100 North Main Street, Greeneville, TN 37743-4992

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 25, 2007

To our shareholders:

The Annual Meeting of Shareholders of Greene County Bancshares, Inc. (“Greene County”) will be held at the General Morgan Inn, 100 North Main Street, Greeneville, Tennessee 37743, at 11:00 a.m. local time on April 25, 2007, to:

•	consider and vote upon a proposal to approve the merger agreement, dated as of January 25, 2007, between Greene County and Civitas BankGroup, Inc. (“Civitas”), a copy of which is attached as Appendix A to the joint proxy statement/prospectus accompanying this notice, pursuant to which Civitas will merge with Greene County, and to approve the issuance of Greene County common stock in connection with the merger;

•	elect five persons to serve as directors of Greene County, each for a three-year term and until their respective successors are elected and qualified;

•	consider and vote upon a proposal to ratify the appointment of Dixon Hughes PLLC as Greene County’s independent registered public accounting firm for 2007;

•	consider and vote upon a proposal to amend the Greene County Amended and Restated Charter to increase the number of authorized shares from 15 million to 20 million shares of common stock;

•	consider and vote upon a proposal to amend the Greene County Amended and Restated Charter to change the corporate name of Greene County to Green Bankshares, Inc.;

•	consider and vote upon a proposal to approve the adjournment of the annual meeting, including, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the annual meeting for any of the foregoing proposals; and

•	transact any other business that may properly come before the Greene County annual meeting or any adjournment or postponement thereof.

The Greene County board of directors has fixed the close of business on March 16, 2007 as the record date for determining those Greene County shareholders entitled to receive this notice of and to vote their shares at the annual meeting, including any adjournment or postponement of the annual meeting.

The Greene County board of directors recommends that you vote FOR each of the proposals listed above.

BY ORDER OF THE BOARD OF DIRECTORS

Phil M. Bachman
Secretary

Greeneville, Tennessee
April [  ], 2007

YOUR VOTE IS IMPORTANT

Your vote is important. Whether or not you plan to attend the annual meeting, please complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-paid envelope. Remember, your vote is important, so please act today! This will not prevent you from voting in person but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time.

4 Corporate Centre, 810 Crescent Centre Drive, Suite 320, Franklin, Tennessee 37067

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on April 26, 2007

To our shareholders:

A special meeting of shareholders of Civitas BankGroup, Inc. (“Civitas”) will be held at the Embassy Suites Hotel located at 820 Crescent Centre Drive, Franklin, Tennessee 37067, at 3:00 p.m. local time on April 26, 2007, for the following purposes:

•	to consider and vote upon a proposal to approve the merger agreement, dated as of January 25, 2007, between Greene County Bancshares, Inc. (“Greene County”) and Civitas, a copy of which is attached as Appendix A to the joint proxy statement/prospectus accompanying this notice, pursuant to which Civitas will merge with Greene County;

•	to consider and vote upon a proposal to approve the adjournment of the special meeting, including, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting for the foregoing proposal; and

•	to transact any other business that may properly come before the Civitas special meeting or any adjournment or postponement thereof.

The Civitas board of directors has fixed the close of business on March 16, 2007 as the record date for determining those Civitas shareholders entitled to receive this notice of and to vote their shares at the special meeting, including any adjournment or postponement of the special meeting.

The Civitas board of directors, by a majority vote, has approved the merger and recommends that you vote FOR each of the proposals listed above.

BY ORDER OF THE BOARD OF DIRECTORS

Danny Herron
Secretary

Franklin, Tennessee
April [  ], 2007

YOUR VOTE IS IMPORTANT

Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-paid envelope. Remember, your vote is important, so please act today! This will not prevent you from voting in person but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus serves two purposes: it is a proxy statement being used both by the Greene County Bancshares, Inc. board of directors and the Civitas BankGroup, Inc. board of directors to solicit proxies for use at their respective annual or special meetings; it is also the prospectus of Greene County regarding the issuance of Greene County common stock to Civitas shareholders if the merger is completed. This joint proxy statement/prospectus provides you with detailed information about the proposed merger of Civitas into Greene County. We encourage you to read this entire joint proxy statement/prospectus carefully. Greene County has filed with the United States Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933, as amended, and this joint proxy statement/prospectus is the prospectus filed as part of that registration statement. This joint proxy statement/prospectus does not contain all of the information in the registration statement nor does it include the exhibits to the registration statement. Please see “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 102.

When used in this joint proxy statement/prospectus, the terms “Greene County” and “Civitas” refer to Greene County Bancshares, Inc. and Civitas BankGroup, Inc., respectively, and, when the context requires, to Greene County Bancshares, Inc. and Civitas BankGroup, Inc. and their respective predecessors and subsidiaries. “We” or “us,” unless the context requires otherwise, refers to both Greene County and Civitas.

This joint proxy statement/prospectus incorporates by reference important business and financial information about Greene County and Civitas that is not included in or delivered with this document. You should refer to “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 102 for a description of the documents incorporated by reference into this joint proxy statement/prospectus. You can obtain documents related to Greene County and Civitas that are incorporated by reference into this document through the SEC’s web site at www.sec.gov. You may also obtain copies of these documents, other than exhibits, unless such exhibits are specifically incorporated by reference into the information that this joint proxy statement/prospectus incorporates, without charge by requesting them in writing or by telephone from the appropriate company:

If you are a Greene County shareholder:	If you are a Civitas shareholder:

Greene County Bancshares, Inc. 100 North Main Street Greeneville, TN 37743-4992 Attention: Chief Financial Officer (423) 639-5111	Civitas BankGroup, Inc. 4 Corporate Centre 810 Crescent Centre Drive, Suite 320 Franklin, TN 37067 Attention: Investor Relations (615) 263-9500

TO OBTAIN TIMELY DELIVERY OF GREENE COUNTY DOCUMENTS, YOU MUST MAKE YOUR REQUEST ON OR BEFORE APRIL 16, 2007.	TO OBTAIN TIMELY DELIVERY OF CIVITAS DOCUMENTS, YOU MUST MAKE YOUR REQUEST ON OR BEFORE APRIL 16, 2007.

Greene County maintains a website at www.mybankconnection.com and Civitas maintains a website at www.civitasbankgroup.com. The information contained on these websites is not incorporated by reference into this joint proxy statement/prospectus, and you should not consider it a part of this joint proxy statement/prospectus.

You should rely only on the information incorporated by reference into or provided in or with this joint proxy statement/prospectus to vote at your annual or special meeting. We have not authorized anyone to give you different information. You should not assume that the information in this joint proxy statement/prospectus, or in any documents delivered with this joint proxy statement/prospectus, or any supplement, is accurate as of any date other than the date on the front of such documents, and neither the mailing of the joint proxy statement/prospectus to you nor the issuance of Greene County common stock in connection with the merger shall create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any state in which or from any person to whom it is not lawful to make any such offer or solicitation.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT VOTING AND THE MERGER	iv
SUMMARY	1
Civitas Will Merge With and Into Greene County	1
What Civitas Shareholders Will Receive In the Merger	1
Treatment of Civitas Stock Options	2
What Greene County Shareholders Will Receive	2
Our Reasons for the Merger	2
Opinions of Financial Advisors	2
Material United States Federal Income Tax Consequences	3
Our Recommendations	3
Interests of Certain Directors and Officers in the Merger That Differ From Your Interests	4
Conditions to Completion of the Merger	4
Regulatory Approvals	4
Termination of the Merger Agreement; Fees Payable	5
We May Amend the Terms of the Merger and Waive Rights Under the Merger Agreement	5
Accounting Treatment	5
No Dissenters’ and Appraisal Rights	5
Comparison of the Rights of Civitas Shareholders and Greene County Shareholders	6
The Shareholder Meetings	6
Record Dates; Votes Required	6
Information about Greene County and Civitas	7
RISK FACTORS RELATING TO THE MERGER	9
The Combined Company Will Incur Significant Transaction and Merger-Related Costs in Connection With the Merger	9
Greene County May Not Be Able To Successfully Integrate Civitas or To Realize the Anticipated Benefits of the Merger	9
Civitas Shareholders Are Not Guaranteed to Receive The Mix of Consideration That They Request on Their Election Form	10
Persons Who Receive All Cash In The Merger Will Not Participate in Future Growth	10
The Market Value of The Consideration Received by Civitas Shareholders in The Merger Will Change Based Upon Changes In The Prices of Greene County Stock And Changes In The Exchange Ratio That Could Be Caused By Changes That Occur After The Shareholders’ Meetings; Accordingly, Civitas Shareholders Cannot be Sure of The Value of The Merger Consideration They Will Receive	10
Fluctuations in The Trading Price of Greene County Common Stock That Either Do Not Result In An Adjustment of The Exchange Ratio or That Occur After The Exchange Ratio Has Been Set Will Change The Value Of The Shares of Greene County Common Stock You Receive in The Merger	11
If Fluctuations in The Average Closing Price of Greene County Common Stock Would Otherwise Cause The Exchange Rate to Fall Outside the Agreed Upon Range, Neither Party Has a Right to Terminate the Agreement And, as a Result, the Implied Value of The Merger to Civitas Shareholders Will Either Increase or Decrease Depending Upon The Trading Price of Greene County’s Stock	11
Civitas Shareholders Will Have Less Influence as a Shareholder of Greene County Than as a Shareholder of Civitas	12
Failure to Complete The Merger Could Cause Greene County’s or Civitas’ Stock Price to Decline	12
Directors and Officers of Civitas Have Interests in the Merger That Differ From The Interests of Non-directors or Non-management Shareholders	12
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	13

i

INFORMATION ABOUT THE COMPANIES	15
Greene County Bancshares, Inc.	15
Civitas BankGroup, Inc.	15
Additional Information about Greene County and Civitas	16
SELECTED FINANCIAL DATA	17
COMPARATIVE MARKET PRICES	24
Greene County Shares	24
Civitas Shares	25
THE PROPOSED MERGER	26
General	26
Transaction Structure	26
Background of the Merger	27
Greene County’s Reasons for the Merger; Recommendation of the Greene County Board of Directors	29
Civitas’ Reasons for the Merger; Recommendation of the Civitas Board of Directors	31
Dissenters’ and Appraisal Rights	32
Opinion of Greene County’s Financial Advisor	32
Opinion of Civitas’ Financial Advisor	38
Accounting Treatment	45
Material United States Federal Income Tax Consequences of the Merger	45
Interests of Certain Civitas Executive Officers and Directors in the Merger	48
Regulatory Approvals	49
Election Procedures; Surrender and Exchange of Stock Certificates	51
Restrictions on Resales of Greene County Stock by Affiliates	53
THE MERGER AGREEMENT	54
General	54
Merger Consideration	54
Adjustment to Conversion Ratio for Changes in Greene County Stock Price	54
Proration Procedures	55
Dividends and Distributions	56
Withholding	56
Effective Time	57
Conditions to the Completion of the Merger	57
Representations and Warranties	58
Conduct of Business Pending the Merger	59
Reasonable Best Effort to Obtain Required Shareholder Vote	60
No Solicitation of Alternative Transactions	60
Termination of the Merger Agreement	61
Extension, Waiver and Amendment of the Merger Agreement	63
Employee Benefit Plans and Existing Agreements	63
Stock Exchange Listing; Delisting of Civitas Common Stock	64
Expenses	64
THE GREENE COUNTY ANNUAL MEETING	65
THE CIVITAS SPECIAL MEETING	68
DESCRIPTION OF GREENE COUNTY CAPITAL STOCK	71
COMPARISON OF THE RIGHTS OF SHAREHOLDERS	71
OTHER MATTERS TO BE CONSIDERED AT GREENE COUNTY’S ANNUAL MEETING	79
LEGAL MATTERS	101
EXPERTS	101

FUTURE SHAREHOLDER PROPOSALS	101
OTHER MATTERS	102
WHERE YOU CAN FIND MORE INFORMATION	102
APPENDIX A — Agreement and Plan of Merger
APPENDIX B — Scott & Stringfellow Opinion
APPENDIX C — Keefe, Bruyette & Woods Opinion

QUESTIONS AND ANSWERS ABOUT VOTING AND THE MERGER

The following are some questions that you, as a shareholder of Greene County or Civitas, may have regarding the merger and the other matters being considered at the shareholders’ meetings and the answers to those questions. Greene County and Civitas recommend that you read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the shareholders’ meetings. Additional important information is also contained in the appendices to, and the documents incorporated by reference, into this document.

Q:	Why are you receiving this document?

A:	You are receiving this document because you were a shareholder of record of either or both Greene County or Civitas on March 16, 2007. Greene County and Civitas have agreed to the combination of Civitas with Greene County under the terms of a merger agreement that is described in this document. A copy of the merger agreement is attached to this document as Appendix A.

In order to complete the merger, both Greene County and Civitas shareholders must vote to approve these respective proposals:

• Greene County shareholders must approve the merger agreement and the related issuance of shares of Greene County common stock in connection with the merger. Pursuant to the Marketplace Rules of the Nasdaq Stock Market, shareholder approval is required when the issuance may exceed 20% of the outstanding shares of Greene County common stock prior to the merger.

• Civitas shareholders must approve the merger agreement.

This document contains important information about the merger and the meetings of the respective shareholders of Greene County and Civitas, and you should read it carefully. Among the matters discussed in greater detail in this document are:

•	the reasons why Greene County and Civitas are proposing to merge;

•	the nature and the value of what Civitas shareholders will receive in the merger;

•	the effect of the merger upon outstanding Civitas stock options; and

•	the federal income tax consequences of the merger.

Greene County and Civitas will hold separate shareholders’ meetings to obtain these approvals. Greene County shareholders will consider other proposals in addition to the merger-related proposals as more fully described below under “OTHER MATTERS TO BE CONSIDERED AT GREENE COUNTY’S ANNUAL MEETING.” The enclosed voting materials allow you to vote your shares without attending your respective shareholders’ meeting.

Your vote is important. We encourage you to vote as soon as possible.

Q:	Why is your vote important?

A:	First, both Greene County and Civitas, in order to conduct a lawful meeting, must obtain a quorum — the presence in person or proxy of a majority of their outstanding shares. Also, under the Tennessee Business Corporation Act, or TBCA, which applies to both Greene County and Civitas, the merger agreement must be approved by the holders of a majority of the outstanding shares of both Greene County and Civitas common stock entitled to vote. Accordingly, if a Greene County or Civitas shareholder fails to vote, or if a Greene County or Civitas shareholder abstains, that will make it more difficult for Greene County and Civitas to obtain the approval of the merger agreement.

Because approval of the merger of Greene County and Civitas requires the approval of a majority of the outstanding shares of both Greene County and Civitas, your failure to vote or your abstention on the merger will have the same effect as a vote against the approval of the merger.

Q:	When and where will the shareholders’ meetings be held?

A:	The Greene County annual meeting will be held the General Morgan Inn, 100 North Main Street, Greeneville, Tennessee 37743, at 11:00 a.m. local time on April 25, 2007.

The Civitas special meeting will be held at the Embassy Suites Hotel located at 820 Crescent Centre Drive, Franklin, Tennessee 37067, at 3:00 p.m. local time on April 26, 2007.

Q:	How do you vote?

A:	If you are a shareholder of record of Greene County as of the record date for the Greene County annual meeting or a shareholder of record of Civitas as of the record date for the Civitas special meeting, you may vote in person by attending your shareholders’ meeting or, to ensure your shares are represented at the meeting, you may vote by:

• accessing the Internet website specified on your proxy card;

• calling the toll-free number specified on your proxy card; or

• signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold either Greene County or Civitas shares in the name of a bank or broker, please see the discussion below.

If you are a participant in the Civitas Employee Stock Purchase Plan, you will receive a proxy card to vote your shares.

Q:	What happens if you fail to vote or you abstain from voting?

A:	If you are either a Greene County or Civitas shareholder and fail to vote or vote to abstain with respect to the proposed merger of Greene County and Civitas, it will have the same effect as a vote “Against” the proposal to approve and adopt the merger agreement. Otherwise, your failure to vote or your vote to abstain as to any other proposal at either of the meetings will have no effect on those proposals, assuming a quorum is present.

Q:	Your shares are held in your broker’s (also known as “street”) name. How do you vote those shares?

A:	Copies of this joint proxy statement/prospectus were sent to you by your broker. The broker will request instructions from you as to how you want your shares to be voted, and the broker will vote your shares according to your instructions.

Q:	If your shares are held in “street name” by a broker, won’t your broker vote those shares for you?

A:	Not unless you provide your broker with instructions on how to vote your “street name” shares. Without instructions from you, your broker will not be permitted to vote them, in the case of Civitas shareholders, on the approval of the merger agreement by Civitas shareholders, or, in the case of Greene County shareholders, on the approval of the merger agreement and the issuance of Greene County common stock in connection with the merger. You should therefore be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet submission of proxies.

Q:	What if you fail to instruct your broker?

A:	If you hold your shares in “street name” and fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, the resulting broker “non-vote” will be counted toward a quorum at the respective annual or special meeting, but it will otherwise have the consequences of a vote “Against” approval of the merger agreement, and, for Greene County shareholders, it also will have the consequences of a vote “Against” the issuance of Greene County common stock in connection with the merger. See “— What happens if you fail to vote or you abstain from voting?”

v

Q:	What happens if you return your proxy card without indicating how to vote?

A:	If you return your signed proxy card without indicating how to vote on any particular proposal, the Greene County or Civitas stock represented by your proxy will be voted on each proposal presented at your shareholders’ meeting in accordance with the board’s recommendation on that proposal.

Q:	Can you change your vote after you have delivered your proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at your meeting. You can do this in any of the three following ways:

• by sending a written notice to the corporate secretary of Greene County or Civitas, as appropriate, in time to be received before your shareholders’ meeting stating that you would like to revoke your proxy;

• by completing, signing and dating another proxy card bearing a later date and returning it by mail in time to be received before your annual or special meeting or, if you submitted your proxy through the Internet or by telephone, you can change your vote by submitting a proxy card at a later date, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

• if you are a holder of record, by attending the annual or special meeting, as the case may be, and voting in person.

If your shares are held in an account at a broker or bank, you should contact your broker or bank to change your vote.

Q:	If you’ve lost your Civitas stock certificate, can you receive consideration in the merger?

A:	Yes. However, you will have to provide an affidavit attesting to the fact that you lost your Civitas stock certificate. Additionally, you may have to give Greene County or the exchange agent a bond to indemnify Greene County against a loss in the event someone finds or has your lost certificate and is able to transfer it. To avoid these measures, you should do everything you can to find your lost certificate before the time comes to send it in.

Q:	Will shareholders have dissenters’ or appraisal rights?

A:	Neither Civitas nor Greene County shareholders will have any right to dissent from the merger and demand an appraisal of their shares of either Civitas or Greene County common stock.

Q:	If you are a Civitas shareholder, will you be able to sell the Greene County shares that you receive in the merger?

A:	Generally, yes. Shares of Greene County common stock that you receive in the merger will be freely transferable, unless you are an “affiliate” of Civitas (or become an “affiliate” of Greene County) under applicable federal securities laws. Affiliates generally include directors, certain executive officers or holders of 10% or more of a company’s common stock. Generally, all shares of Greene County common stock received by affiliates of Civitas (including shares they beneficially own for others) may only be sold by them only upon compliance with certain requirements of the Securities Act of 1933, as amended (the “Securities Act”). For more detail regarding this subject, see page 51.

Q:	Where will your shares be listed after the merger?

A:	Shares of Greene County’s common stock issued in the transaction will be listed on the Nasdaq Global Select Market and will trade under the symbol “GCBS.” However, if the Greene County shareholders approve the proposal to change Greene County’s corporate name to Green Bankshares, Inc., it is expected that the trading symbol will change to “GRNB.”

Q:	What else other than the merger are you being asked to vote upon and how does your board recommend you vote?

A:	The Greene County board of directors unanimously recommends that you vote in favor of each of the proposals on which you will be voting at the Greene County annual meeting. At that meeting, along with the proposal to approve the merger with Civitas and the related issuance of Greene County shares, Greene County shareholders are also being asked to:

• elect five persons to serve as directors of Greene County;

• consider and vote upon a proposal to ratify the appointment of Greene County’s independent registered public accounting firm for 2007;

• consider and vote upon a proposal to amend Greene County’s charter to increase the number of authorized shares from 15 million to 20 million shares of common stock;

• consider and vote upon a proposal to amend Greene County’s charter to change the corporate name of Greene County to Green Bankshares, Inc.;

• consider and vote upon a proposal to approve the adjournment of the annual meeting, including, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the annual meeting for any of the foregoing proposals; and

• transact any other business that may properly come before the Greene County annual meeting or any adjournment or postponement thereof.

The only other matter that Civitas shareholders are being asked to vote upon is a proposal to adjourn the Civitas special meeting in the event additional time is necessary to solicit additional proxies, either to obtain a quorum or to attempt to obtain the requisite votes to approve the merger with Greene County. Although two members of the Civitas board of directors voted against the proposed merger with Greene County, the remaining members of the board are fully supportive of the proposed merger and determined it to be in the best interests of Civitas and it shareholders. Additionally, one of the Civitas board members who voted against the proposed merger was the Civitas Chief Executive Officer, who has since indicated to Civitas that he intends to vote his shares in favor of the Greene County merger. Accordingly, the required majority of the Civitas board of directors recommends that you vote in favor of the proposed merger with Greene County.

Neither Greene County nor Civitas is aware of any other business to be considered at their respective meetings.

Q:	What do you need to do now?

A:	After you carefully read and consider the information contained in and incorporated by reference into this document, please respond as soon as possible by completing, signing and dating your proxy card and returning it in the enclosed postage-paid return envelope, or, by submitting your proxy or voting instruction by telephone or through the Internet so that your shares will be represented and voted at your shareholders’ meeting. This will not prevent you from attending and voting in person; however in order to assist us in tabulating the votes at your shareholders’ meeting, we encourage you to vote by proxy even if you do plan to attend your meeting in person.

Q:	What must Civitas shareholders do to elect to receive cash, stock or a combination of both?

A:	A form for making an election will be sent to you separately after the effective time of the merger. For your election to be effective, your properly completed election form, along with your Civitas stock certificates or an appropriate guarantee of delivery, must be sent to and received by the exchange agent no later than the election deadline specified in the election form (which will not in any event be less than twenty (20) business days after the form is mailed to Civitas shareholders). Do not send your stock certificates to Civitas, Greene County or Greene County’s exchange agent until you receive the transmittal materials with instructions from the exchange agent. If you do not make a timely election you will be deemed to have elected to receive the mixed consideration of cash and stock.

Q:	Should you send in your Civitas stock certificates now?

A:	No. After the merger is completed, the combined company will send Civitas shareholders written instructions for exchanging their stock certificates for merger consideration. You should not send in your stock certificates until you receive these instructions. If you are a Greene County shareholder, you are not required to take any action with respect to your Greene County stock certificates.

Q:	Who can help answer any other questions that you might have?

A:	If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

If you are a Greene County shareholder: Chief Financial Officer Greene County Bancshares, Inc. 100 North Main Street Greeneville, TN 37743-4992 (423) 639-5111	or	If you are a Civitas shareholder: Investor Relations Civitas BankGroup, Inc. 4 Corporate Centre 810 Crescent Centre Drive, Suite 320 Franklin, TN 37067 (615) 263-9500

SUMMARY

This following summary highlights selected information from this joint proxy statement/prospectus. Because this is a summary, it may not contain all of the information that may be important to you and, therefore, is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere or incorporated by reference in this joint proxy statement/ prospectus. You should read carefully this entire document and the other documents to which this joint proxy statement/prospectus refers to before making a decision on whether to vote for the merger of Greene County and Civitas or to vote for the other matters that will be considered at the Greene County annual meeting. Each item in this summary refers to the page where that subject is discussed in more detail.

Civitas Will Merge With and Into Greene County (Page 26)

We propose a merger of Civitas with and into Greene County. Greene County will survive the merger. We have attached the merger agreement to this document as Appendix A.  Please read the merger agreement carefully. It is the legal document that governs the merger. See also “THE MERGER AGREEMENT” at page 54.

What Civitas Shareholders Will Receive In the Merger (Page 54)

Subject to the prorationing mechanism described in this document, Civitas shareholders will be able to elect, for each share of Civitas common stock you own either:

•	0.2674 (subject to adjustment as described below) shares of Greene County common stock;

•	$10.25 in cash, without interest; or

•	a combination of cash and Greene County common stock designated by you.

We refer to the 0.2674 ratio as the “exchange ratio.” For purposes of illustration only, if the merger had occurred on January 25, 2007, the last trading day prior to announcement of the proposed merger, or on April [  ], 2007, the last trading date prior to the date of this document, the exchange ratio on both dates for each Civitas share would have been 0.2674 Greene County shares having a value of $9.80 and $[9.07], respectively, as of those dates. Because Greene County stock represents 70% of the merger consideration, with the remaining 30% of the merger consideration being represented by $10.25 per share, the implied value of the overall merger consideration to Civitas shareholders on those dates, respectively, was $9.94 per share and $[9.42] per share.

Other aspects of the merger consideration include:

•	The Greene County common stock component is fixed at 70% of aggregate merger consideration, which likely will result in the form and relative allocation of merger consideration to Civitas shareholders being different from that requested;

•	The exchange ratio can be adjusted based upon changes in Greene County stock price relative to the NASDAQ Bank Index, which results in the possibility that the number of shares of Greene County shares received by Civitas shareholders could change;

•	The exchange ratio is subject to a cap of 0.2968 and a floor of 0.2380, which results in the possibility that the implied value to Civitas shareholders, respectively, will decrease or increase if Greene County’s stock trades at a level that would otherwise require an adjustment to the exchange ratio but for the cap and the floor; and

•	Civitas shareholders will not receive any fractional shares of Greene County common stock. Instead, they will receive cash, without interest, for any fractional share of Greene County common stock they might otherwise have been entitled to receive based on fractional share interest multiplied by $10.25.

See “THE MERGER AGREEMENT — Merger Consideration;” on page 54 which shows examples of the consideration a Civitas shareholder could receive in the merger.

You should obtain current stock price quotations for Greene County common stock and Civitas common stock.  You can obtain these quotations from a newspaper, on the Internet or by calling your broker. The NASDAQ Bank Index, against which the value of Greene County shares are measured to determine whether the exchange ratio is to be adjusted, can be found at www.nasdaq.com.

Treatment of Civitas Stock Options (Page 54)

Each outstanding option to acquire Civitas common stock granted under Civitas’ stock option and incentive plans will be purchased at the effective time of the merger for a cash purchase price equal to the number of Civitas shares subject to the option multiplied by the excess, if any, of $10.25 over the exercise price per share of the share subject to the option.

What Greene County Shareholders Will Receive (page 26)

Each share of Greene County common stock will remain issued and outstanding and will not be affected by the merger. Greene County shareholders will not need to surrender their Greene County stock certificates or exchange them for new ones.

Our Reasons for the Merger (Page 29)

Greene County Bancshares’ Board of Directors.  Greene County’s board of directors is proposing the merger because, among other reasons:

•	it provides accelerated entry in the Davidson County and Williamson County markets;

•	increased size and scale — the combined company is expected to have pro forma assets of approximately $2.8 billion, a pro forma market capitalization of approximately $288 million and offices in some of the fastest growing areas in the Nashville MSA;

•	enhanced geographic market;

•	the board believes that the merger may result in synergies and cost savings through the centralization of operations and corporate functions;

•	the anticipated effect of the merger on the earnings per share of Greene County following the merger; and

•	increased float — pro forma shares outstanding of the combined company would increase from approximately 9.8 million shares to approximately 12.9 million shares.

Civitas’ Board of Directors.  Civitas’ board of directors is proposing the merger because, among other reasons:

•	the consideration to be received by Civitas shareholders, as indicated by the opinion of Keefe, Bruyette & Woods, is fair, from a financial point of view;

•	the per share value of the merger consideration to Civitas shareholders and the fact that up to 30% of the merger consideration can be in cash;

•	the alternatives to the merger, including Civitas remaining an independent financial institution;

•	the merger allows Civitas shareholders who elect to become shareholders of Greene County to be part owner of a larger, more diversified financial services institution; and

•	the anticipated positive impact of the merger on Civitas customers.

Opinions of Financial Advisors (Page 32)

Greene County shareholders.  In connection with the merger, the Greene County board of directors considered the opinion of Scott & Stringfellow, Inc. (“Scott & Stringfellow), Greene County’s financial advisor. Scott & Stringfellow rendered a written opinion to the Greene County board of directors that, as of

January 25, 2007, and based upon and subject to the factors and assumptions set forth therein, the exchange ratio and the aggregate merger consideration to be paid by Greene County pursuant to the merger agreement was fair from a financial point of view to Greene County and Greene County’s shareholders. This opinion, which is attached to this document as Appendix B, sets forth the procedures followed assumptions made and limitation on the review undertaken by Scott & Stringfellow in providing its opinion. Please read this opinion carefully and in its entirety.

Civitas shareholders.  In connection with the merger, the Civitas board of directors considered the opinion of Keefe, Bruyette & Woods, Civitas’ financial advisor. Keefe, Bruyette & Woods rendered a written opinion to the Greene County board of directors that, as of January 25, 2007, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid by Greene County pursuant to the merger agreement was fair from a financial point of view to Civitas and Civitas shareholders. This opinion, which is attached to this document as Appendix C, sets forth the procedures followed assumptions made and limitation on the review undertaken by Keefe, Bruyette & Woods in providing its opinion. Please read this opinion carefully and in its entirety.

Material United States Federal Income Tax Consequences (Page 45)

You generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of your exchange of Civitas common stock for shares of Greene County common stock. Civitas shareholders may, however, have to recognize income or gain in connection with the receipt of any cash received in the merger. This tax treatment may not apply to all Civitas shareholders. You should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you. You will not be obligated to exchange your shares of Civitas common stock unless we receive a legal opinion that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code. This opinion, however, will not bind the Internal Revenue Service, which could take a different view.

Civitas shareholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the merger.

There will be no United States federal income tax consequences to a holder of Greene County common stock as a result of the merger.

Our Recommendations (Page 29)

Greene County shareholders.  The Greene County board of directors believes that the merger is fair to Greene County shareholders and in their best interests. Accordingly, it is recommended that Greene County shareholders vote “FOR” approval of the merger of Civitas and Greene County and the related issuance of Greene County common stock pursuant to the merger and “FOR” each of the other matters to be considered at the Greene County annual meeting.

Civitas shareholders.  A majority (nine out of twelve, with one director absent) of the Civitas board of directors determined that the merger is fair to Civitas shareholders and in their best interests. Accordingly, it is recommended that Civitas shareholders vote “FOR” the proposal to approve the merger with Greene County. The only other matter that Civitas shareholders are being asked to vote upon is a proposal to adjourn the Civitas special meeting in the event additional time is necessary to solicit additional proxies, either to obtain a quorum or to attempt to obtain the requisite votes to approve the merger with Greene County. As indicated, although not unanimous, the required majority of the Civitas board of directors recommends that you vote in favor of each proposal, including the proposal to merge with Greene County. See “THE PROPOSED MERGER — Background of the Merger” at page 27.

Interests of Certain Directors and Officers in the Merger That Differ From Your Interests (Page 48)

Some of the directors and of Civitas have financial and other interests in the merger that differ from, or are in addition to, their interests as shareholders of Civitas. These interests include:

•	Certain officers of Civitas and Cumberland Bank will enter into new employment, consulting or change of control agreements with Greene County or Greene County Bank, which become effective as of the closing of the merger. These agreements provide for the payment of additional payments and benefits to these officers and contain covenants not to compete. The aggregate of all payments associated with these agreements is approximately $1 million.

•	Greene County has agreed that it will maintain a policy of directors’ and officers’ liability insurance coverage for the benefit of Civitas’ directors and officers serving at the effective time of the merger for three years following completion of the merger.

Conditions to Completion of the Merger (Page 57)

Our obligations to complete the merger depend on a number of conditions being met. These include:

•	Greene County shareholders’ approval of the merger agreement and the issuance of shares in the merger;

•	Civitas shareholders’ approval of the merger agreement;

•	approval of the merger by the necessary federal and state regulatory authorities;

•	the absence of any burdensome condition, requirement or restriction imposed in connection with regulatory approval of the merger;

•	the absence of any order, injunction, decree, law or regulation that would prohibit the merger or make it illegal; and

•	receipt by Greene County and Civitas of the opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC that, for United States federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Where the law permits, either of us could choose to waive a condition to our obligation to complete the merger, even if that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.

Regulatory Approvals (Page 49)

We cannot complete the merger unless we receive the prior approval of the Federal Reserve Board and the Tennessee Department of Financial Institutions. In addition, we need to obtain approvals or consents from, or make filings with, a number of federal and state bank, insurance and other regulatory authorities. Once the Federal Reserve Board approves the merger, we have to wait from 15 to 30 days before we can complete it. During that time, the United States Department of Justice could challenge the merger.

As of the date of this document, we have received the approval of the Federal Reserve Board but have not yet received the other required approvals. While we do not know of any reason why we would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if we will receive them.

Termination of the Merger Agreement; Fees Payable (Page 62)

We may jointly agree to terminate the merger agreement at any time without completing the merger, even if our respective shareholders have approved it. Also, either of us can decide, without the consent of the other, to terminate the merger agreement in a number of other situations, including:

•	a governmental authority that must grant a regulatory approval denies approval of the merger (although this termination right is not available to a party whose failure to comply with the merger agreement resulted in those actions by a governmental authority);

•	a governmental entity of competent jurisdiction issues a final nonappealable order enjoining or otherwise prohibiting the merger;

•	the merger is not completed on or before June 30, 2007 (although this termination right is not available to a party whose failure to comply with the merger agreement resulted in the failure to complete the merger by that date);

•	the other party’s board of directors adversely changes its recommendation that its shareholders vote “FOR” approval of the merger agreement (in the case of Civitas) or the approval of the merger agreement and the issuance of Greene County common stock in connection with the merger (in the case of Greene County), or the other party breaches its obligation to hold its shareholders’ meeting to approve the transactions contemplated by the merger agreement;

•	the other party is in breach of its representations, warranties, covenants or agreements set forth in the merger agreement and the breach rises to a level that would excuse the terminating party’s obligation to complete the merger and is either incurable or is not cured within 10 days;

•	the shareholders of Civitas do not approve the merger agreement at the Civitas shareholders meeting; or

•	the shareholders of Greene County do not approve the merger agreement and the issuance of Greene County common stock in connection with the merger at the Greene County shareholders’ meeting.

The merger agreement provides that in limited circumstances, described more fully beginning on page 61, involving a change in the recommendation of Civitas’ board that Civitas shareholders approve the merger agreement, Civitas’ failure to hold a shareholders’ meeting to vote on the merger agreement, Civitas’ authorization, recommendation or proposal of a third party acquisition proposal or if the merger agreement is otherwise terminated (other than by Civitas for Greene County’s material breach) after Civitas shall have received a third party acquisition proposal, Civitas may be required to pay termination fees to Greene County of $5 million.

We May Amend the Terms of the Merger and Waive Rights Under the Merger Agreement (Page 63)

We may jointly amend the terms of the merger agreement, and either party may waive its right to require the other party to adhere to any of those terms, to the extent legally permissible. However, after the approval of the merger agreement by the respective shareholders of Greene County or Civitas, no amendment or waiver that reduces or changes the form of the consideration that will be received by Civitas shareholders may be accomplished without the further approval of such shareholders.

Accounting Treatment (Page 45)

The merger will be accounted for under the purchase method of accounting.

No Dissenters’ and Appraisal Rights (Pages 67 and 70)

Under Tennessee law, neither Greene County nor Civitas shareholders are entitled to dissenters’ or appraisal rights in connection with the merger.

Comparison of the Rights of Civitas Shareholders and Greene County Shareholders (Page 71)

Both Greene County and Civitas are incorporated under Tennessee law. Civitas shareholders, upon completion of the merger will become Greene County shareholders, and their rights as such will be governed by Greene County’s charter and bylaws. Greene County, however, in its charter, has taken advantage of certain Tennessee anti-takeover laws and has imposed certain heightened voting requirements on transactions with “interested shareholders” as well as on charter amendments that would change those provisions. Greene County also has a staggered board of directors, one-third of which is elected annually as compared with Civitas, whose entire board of directors is elected annually. The overall effect of these differences may make it more difficult for a person to acquire control of Greene County than it would for a person to acquire control of Civitas. See “COMPARISON OF THE RIGHTS OF SHAREHOLDERS” beginning on page 71, which discusses in greater detail the material differences between the rights of Civitas shareholders and Greene County shareholders.

The Shareholder Meetings (Pages 65 and 68)

Greene County shareholders.  The Greene County annual meeting will be held at the General Morgan Inn, 111 North Main Street, Greeneville, Tennessee 37743 on April 25, 2007 at 11:00 a.m., local time. At the annual meeting, Greene County shareholders will be asked:

•	to consider and vote upon a proposal to approve the merger between Greene County and Civitas, and the issuance of Greene County common stock in connection with the merger;

•	to elect five directors;

•	to consider and vote upon a proposal to ratify the appointment of Greene County’s independent registered public accounting firm for 2007;

•	to consider and vote upon a proposal to amend Greene County’s charter to increase the number of authorized shares from 15 million to 20 million shares of common stock;

•	to consider and vote upon a proposal to amend Greene County’s charter to change the corporate name of Greene County to Green Bankshares, Inc.;

•	to consider and vote upon a proposal to approve the adjournment of the meeting, if necessary; and

•	to transact any other business that may properly come before the meeting.

Civitas shareholders.  The Civitas special meeting will be held at the Embassy Suites Hotel, 820 Crescent Centre Drive, Franklin, Tennessee 37067, at 3:00 p.m., on April 26, 2007, local time. At the special meeting, Civitas shareholders will be asked:

•	to consider and vote upon a proposal to approve the merger between Greene County and Civitas;

•	to consider and vote upon a proposal to approve the adjournment of the meeting, if necessary; and

•	to transact any other business that may properly come before the meeting.

Record Dates; Votes Required (Pages 65 and 68)

Greene County shareholders.  You may vote at the Greene County annual meeting if you owned Greene County common stock at the close of business on March 16, 2007. On that date, there were 9,818,312 shares of Greene County common stock outstanding and entitled to vote, approximately 12% of which were owned and entitled to be voted by Greene County directors and executive officers and their affiliates. You may cast one vote for each share of Greene County common stock you owned on that date. Approval of the merger between Greene County and Civitas and the issuance of Greene County common stock in connection with the merger requires that the holders of a majority of Greene County’s outstanding shares vote in favor of (i.e., “FOR”) the merger. Directors are elected by a plurality. Approval of the remaining proposals requires, in each case, that the number of votes in favor of the proposal exceed the number of votes against the proposal.

Civitas shareholders.  You may vote at the Civitas special meeting if you owned Civitas common stock at the close of business on March 16, 2007. On that date, there were 15,932,173 shares of Civitas common stock outstanding and entitled to vote, approximately 24.8% of which were owned and entitled to be voted by Civitas directors and executive officers and their affiliates. You may cast one vote for each share of Civitas common stock you owned on that date. Civitas executive officers, directors and their affiliates owning approximately 20% of Civitas outstanding shares have indicated that they intend to vote in favor of the merger with Greene County. Approval of the merger between Greene County and Civitas requires that the holders of a majority of Civitas’ outstanding shares vote in favor of (i.e., “FOR”) the merger. Approval of a proposal to adjourn or postpone the meeting, if necessary, requires that the number of votes in favor of the proposal exceed the number of votes against the proposal.

Information about Greene County and Civitas (Page 15)

Greene County Bancshares, Inc.
100 North Main Street
Greeneville, TN 37743-4992
(423) 639-5111

Greene County was formed in 1985 and serves as the bank holding company for Greene County Bank (which will be changing its name to GreenBank effective April 2, 2007), which is a Tennessee-chartered commercial bank established in 1890 that conducts the principal business of Greene County. At December 31, 2006, and based on Federal Reserve Board data as of September 30, 2006, Greene County believes it was the third largest bank holding company headquartered in the state of Tennessee. Greene County’s assets consist primarily of its investment in Greene County Bank and liquid investments.

The principal business of Greene County Bank, which has its principal executive offices in Greeneville, Tennessee, consists of attracting deposits from the general public and investing those funds, together with funds generated from operations and from principal and interest payments on loans, primarily in commercial loans, commercial and residential real estate loans, and installment consumer loans. Greene County Bank has 49 full-service banking offices located in 17 counties in East and Middle Tennessee as well as two other full service branches outside Tennessee — one in Madison County, North Carolina and the other in Bristol, Virginia. Greene County Bank also operates a wealth management office in Sumner County, Tennessee, a mortgage banking operation in Knox County, Tennessee, and also offers other financial services through three wholly-owned subsidiaries.

At December 31, 2006, Greene County’s consolidated total assets were $1.77 billion, its consolidated net loans were $1.54 billion, its total deposits were $1.33 billion and its total shareholders’ equity was $184.47 million.

Civitas Bancorp, Inc
4 Corporate Centre
810 Crescent Centre Drive, Suite 320
Franklin, Tennessee 37067
(615) 263-9500

Civitas is a Tennessee registered bank holding company headquartered in Franklin, Tennessee that resulted from the 1997 merger of a multi-thrift holding company with a bank holding company. Civitas serves as the bank holding company for Cumberland Bank, which provides banking and other financial services through twelve (12) branches located in five (5) markets throughout Middle Tennessee. Civitas focuses its efforts on the Nashville metropolitan market generally, with particular attention on the Williamson and Sumner County markets. As of June 30, 2006, Cumberland Bank was the fifth largest bank and largest independent bank in Williamson County.

Civitas’ principal operations include traditional banking services incorporating commercial and residential real estate lending, commercial business lending, consumer lending, construction lending and other financial services, including depository services. Civitas serves both metropolitan and rural areas, targeting local consumers, professionals and small businesses. Net interest income, which is the principal source of earnings for Civitas, is the difference between the interest income earned on its loans, investment assets and other interest-earning assets and the interest paid on deposits and other interest-bearing liabilities. To a lesser extent, Civitas’ net income also is affected by its noninterest income derived principally from service charges and fees as well as the level of noninterest expenses such as salaries and employee benefits.

At December 31, 2006, Civitas’ consolidated total assets were $898.2 million, its consolidated net loans were $607.7 million, its total deposits were $732.5 million and its total shareholders’ equity was $53.9 million.

RISK FACTORS RELATING TO THE MERGER

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including without limitation, Greene County’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and Civitas’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006, you should carefully consider the following risk factors in deciding whether to vote to approve the merger agreement and, in the case of the Greene County shareholders, the stock issuance in connection with the merger.

The Combined Company Will Incur Significant Transaction and Merger-Related Costs in Connection With the Merger

Greene County and Civitas expect to incur costs associated with combining the operations of the two companies. Greene County and Civitas have just recently begun collecting information in order to formulate detailed integration plans to deliver planned synergies. Additional unanticipated costs may be incurred in the integration of the businesses of Greene County and Civitas. Although Greene County and Civitas expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all. Greene County and Civitas currently expect the pretax costs of combining the companies to be approximately $5 million and the anticipated cost savings associated with expected synergies to be approximately $5.89 million. See “SELECTED FINANCIAL DATA — Selected Consolidated Unaudited Pro Forma Financial Data.”

Whether or not the merger is consummated, Greene County and Civitas will incur substantial expenses, such as legal, accounting, printing and financial advisory fees, in pursuing the merger. Completion of the merger is conditioned upon the receipt of all material governmental authorizations, consents, orders and approvals, including approval by federal and state banking regulators. Greene County and Civitas intend to pursue all required approvals in accordance with the merger agreement. See “THE MERGER AGREEMENT — Conditions to the Completion of the Merger” beginning on page 57 for a discussion of the conditions to the completion of the merger and “THE PROPOSED MERGER — Regulatory Approvals” beginning on page 49 for a description of the regulatory approvals necessary in connection with the merger.

Greene County May Not Be Able To Successfully Integrate Civitas or To Realize the Anticipated Benefits of the Merger

The merger involves the combination of two bank holding companies that previously have operated independently. A successful combination of the operations of the two entities will depend substantially on Greene County’s ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. Greene County may not be able to combine the operations of Civitas and Greene County without encountering difficulties, such as:

•	the loss of key employees and customers;

•	the disruption of operations and business;

•	inability to maintain and increase competitive presence;

•	deposit attrition, customer loss and revenue loss;

•	possible inconsistencies in standards, control procedures and policies;

•	unexpected problems with costs, operations, personnel, technology and credit; and/or

•	problems with the assimilation of new operations, sites or personnel, which could divert resources from regular banking operations.

Additionally, general market and economic conditions or governmental actions affecting the financial industry generally may inhibit the successful integration of Civitas and Greene County.

Further, Greene County and Civitas entered into the merger agreement with the expectation that the merger will result in various benefits including, among other things, benefits relating to enhanced revenues, a strengthened market position for the combined company, cross selling opportunities, technology, cost savings and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether Greene County integrates Civitas in an efficient and effective manner, and general competitive factors in the marketplace. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially impact Greene County’s business, financial condition and operating results. Finally, any cost savings that are realized may be offset by losses in revenues or other charges to earnings.

Civitas Shareholders Are Not Guaranteed To Receive the Mix of Consideration That They Request On Their Election Form.

Although Civitas shareholders will be able to elect to receive either cash, Greene County common stock or the combination of cash and Greene County common stock in exchange for their Civitas common stock, elections will be limited by the requirement that of the total merger consideration, 70% must be in the form of Greene County common stock and 30% must be in cash. As a result, the form and relative mix of consideration that a shareholder receives will depend in part on the elections of other Civitas shareholders. If cash elections representing more than 30% of the outstanding shares of Civitas common stock prior to the merger are made, Greene County will prorate the amount of cash that Civitas shareholders as follows:

•	first, to holders of less than 200 Civitas shares and to Civitas option holders; and

•	second, pro-rata to Civitas shareholders who elected to receive cash based upon the ratio that the number of your shares for which you elected to receive cash bears to the total number of Civitas shares as to which Civitas shareholders elected to receive cash.

See “THE MERGER AGREEMENT — Proration Procedures.”

Persons Who Receive All Cash in the Merger Will Not Participate in Future Growth.

Civitas shareholders who elect and receive all cash in the merger will not own any interest in Greene County, which will not afford them the opportunity to participate in future growth, if any, in the value of Greene County.

The Value of the Consideration Received by Civitas Shareholders in the Merger Will Change Based Upon Changes In the Prices of Greene County Stock And Changes In The Exchange Ratio That Could Be Caused By Changes That Occur After The Shareholders’ Meetings; Accordingly, Civitas Shareholders Cannot be Sure of the Value of the Merger Consideration That They Will Receive.

The value of the consideration Civitas shareholders may elect to receive in exchange for their Civitas common stock is dependent on the “exchange ratio.” The exchange ratio initially is set at 0.2674, meaning that, unless adjusted, for every share of Civitas owned by you, you would receive 0.2674 shares of Greene County common stock. Fluctuations in the trading price of Greene County common stock therefore results in the value received by Civitas shareholders changing to the extent it is paid in Greene County stock. Any price fluctuations can result from a number of factors, many of which are beyond the control of either Civitas or Greene County.

Also, approval of the merger by the shareholders of Civitas and Greene County is only one condition of several that must occur prior to the closing of the merger. As a result, a significant amount of time could pass between the time of the respective shareholder meetings and the closing of the merger. Also, not until the merger is effective will election forms be sent to Civitas shareholders. During those periods of time, the price of Greene County stock could change, which would result in changes in the value ultimately received by each Civitas shareholder.

Finally, the exchange ratio is adjusted if the “average closing price” of Greene County common stock changes by more than 10% of the change in the NASDAQ Bank Index since November 14, 2006. The

“average closing price” means the average of the daily closing sales price of Greene County common stock during the twenty (20) trading day period ending ten (10) trading days prior to the closing date of the merger. As a result, the number of Greene County shares that a Civitas shareholder may elect to receive may fluctuate depending on the average closing price of Greene County common stock. Civitas shareholders should read the section entitled “THE MERGER AGREEMENT — Merger Consideration” on page 54, which shows examples of the consideration a Civitas shareholder could receive in the merger.

The delays that could occur between the shareholders’ meeting and closing and between the closing and the time the election forms are sent and received will result in Greene County and Civitas shareholders, at the time of their respective shareholder meetings, not knowing the exact value of the Greene County common stock that will be issued in connection with the merger.

We recommend that Greene County and Civitas shareholders obtain current market quotations for Greene County and Civitas common stock, and they may obtain such quotations from a newspaper, the Internet or by calling their broker. The NASDAQ Bank Index, against which the value of Greene County shares are measured to determine whether the exchange ratio is to be adjusted, can be found at www.nasdaq.com. The price of Greene County common stock and Civitas common stock at the effective time of the merger may vary from their prices on the date of this document. The historical prices of Greene County common stock and Civitas common stock included in this document may not be indicative of their prices on the date the merger becomes effective. The future market prices of Greene County common stock and Civitas common stock cannot be guaranteed or predicted. See “COMPARATIVE MARKET PRICES” beginning at page 24.

Fluctuations in the Trading Price of Greene County Common Stock That Either Do Not Result in an Adjustment of the Exchange Ratio or That Occur After the Exchange Ratio Has Been Set Will Change the Value of the Shares of Greene County Common Stock You Receive in the Merger.

The exchange ratio, absent significant fluctuations in the price of Greene County Stock, will essentially be fixed and, as a result, the market value of Greene County common stock issued in the merger may be higher or lower than the value of such shares on earlier dates. If the price of Greene County common stock declines prior to completion of the merger, the value of the merger consideration to be received by Civitas shareholders will decrease. Once the average closing price of Greene County common stock is determined and the exchange ratio is set, the market value of the Greene County common stock that you receive in the merger will increase or decrease depending on the direction of the price movement of the Greene County common stock. Also, after the merger, the market value of Greene County common stock may decrease and be lower than the Greene County average closing price used in calculating the exchange ratio in the merger.

If Fluctuations in the Average Closing Price of Greene County Common Stock Would Otherwise Cause the Exchange Rate to Fall Outside the Agreed Upon Range, Neither Party Has a Right to Terminate the Agreement and, As a Result, the Implied Value of the Merger to Civitas Shareholders Will Either Increase or Decrease, Depending Upon the Trading Price of Greene County’s Stock.

The exchange rate is subject to a “cap” of 0.2968 (it can be no higher even if the change in the actual “average closing price” relative to the change in the NASDAQ Bank Index otherwise would result in a higher exchange ratio) and to a “floor” of 0.2380 (it can be no lower even if the change in the actual “average closing price” relative to the change in the NASDAQ Bank Index otherwise would result in a lower exchange ratio). As a result, if the price of Greene County common stock were to decline below that which would cause the exchange ratio but for the cap to exceed 0.2968, the implied offer value to Civitas shareholders will decline. Correspondingly, if the price of Greene County common stock were to increase above that which would cause the exchange ratio but for the floor to decrease below 0.2380, the implied offer value to Civitas shareholders will increase.

Civitas Shareholders Will Have Less Influence As a Shareholder of Greene County Than As a Shareholder of Civitas.

Civitas shareholders currently have the right to vote in the election of the board of directors of Civitas and on other matters affecting Civitas. Based upon the amount of cash selected to be received by Civitas shareholders in the merger, the shareholders of Civitas as a group will own approximately 23.8% of the combined organization. When the merger occurs, each Civitas shareholder that receives Greene County stock will become a shareholder of Greene County with a percentage ownership of the combined organization much smaller than such shareholder’s percentage ownership of Civitas. Because of this, Civitas shareholders will have less influence on the management and policies of Greene County than they now have on the management and policies of Civitas.

Failure To Complete the Merger Could Cause Greene County’s or Civitas’ Stock Price To Decline

If the merger is not completed for any reason, Greene County’s or Civitas’ stock price may decline because costs related to the merger, such as legal, accounting and financial advisory fees, must be paid even if the merger is not completed. In addition, if the merger is not completed, Greene County’s or Civitas’ stock price may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

Directors and Officers of Civitas Have Interests in the Merger That Differ from the Interests of Non-Directors or Non-Management Shareholders.

Some of the directors and officers of Civitas have interests in the merger that differ from, or are in addition to, their interests as shareholders of Civitas generally. These interests exist because of, among other things, employment agreements that the officers entered into with Civitas, rights that Civitas officers and directors have under Civitas’ benefit plans (including the treatment of their stock options following the merger) and rights to indemnification and directors and officers insurance following the merger. Although the members of each of Greene County’s and Civitas’ board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger, you should understand that some of the directors and officers of Civitas will receive benefits in connection with the merger that you will not receive. See “THE PROPOSED MERGER — Interests of Certain Civitas Executive Officers and Directors in the Merger” beginning on page 48.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This document including the Appendices hereto contains “forward-looking statements” about Greene County and Civitas and the combined company following the merger. “Forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are statements that represent our judgment concerning the future and are subject to risks and uncertainties that could cause our actual operating results and financial position to differ materially from the forward-looking statements. Such forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “believe,” or “continue,” or the negative thereof or other variations thereof or comparable terminology. You should note that the discussion of Greene County’s and Civitas’ reasons for the merger and the description of the opinion of Civitas’ financial advisor contain many forward-looking statements that describe beliefs, assumptions and estimates of the management of each of Civitas and Greene County and public sources as of the indicated dates and those forward-looking expectations may have changed as of the date of this joint proxy statement/prospectus. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Those statements are not guarantees and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from these forward-looking statements.

The ability of Greene County and Civitas to predict results or the actual effects of the combined company’s plans and strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited the risk factors that are described in information that is incorporated by reference into this document, those described in “RISK FACTORS RELATING TO THE MERGER” discussed above as well as the following:

•	difficulties in obtaining required shareholder and regulatory approvals for the merger and related transactions;

•	the level and timeliness of realization, if any, of expected cost savings from the merger;

•	difficulties related to the consummation of the merger and the integration of the businesses of Greene County and Civitas;

•	a materially adverse change in the financial condition of Greene County or Civitas;

•	greater than expected deposit attrition, customer loss, or revenue loss following the merger;

•	loan losses that exceed the level of allowance for loan losses of the combined company;

•	lower than expected revenue following the merger;

•	management of the combined company’s growth;

•	the risks inherent or associated with possible or completed acquisitions;

•	increases in competitive pressure in the banking industry;

•	changes in the interest rate environment that reduce margins;

•	changes in deposit flows, loan demand or real estate values;

•	changes in accounting principles, policies or guidelines;

•	legislative or regulatory changes;

•	general economic conditions, either nationally or in our markets, that are less favorable than expected resulting in, among other things, a deterioration of the quality of the combined company’s loan portfolio and the demand for its products and services;

•	dependence on key personnel;

•	changes in business conditions and inflation; and

•	changes in the securities markets.

Additional factors are discussed in the reports filed with the Securities and Exchange Commission (“SEC”) by Greene County and Civitas. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 102.

The above list is not intended to be exhaustive and there may be other factors that would preclude us from realizing the predictions made in the forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Greene County shareholders and Civitas shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to Greene County or Civitas or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Greene County and Civitas undertake no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

INFORMATION ABOUT THE COMPANIES

Greene County Bancshares, Inc.

Greene County was formed in 1985 and serves as the bank holding company for Greene County Bank (which will be changing its name to GreenBank effective April 2, 2007), which is a Tennessee-chartered commercial bank that conducts the principal business of Greene County. At December 31, 2006, and based on Federal Reserve Board data as of September 30, 2006, Greene County believes it was the third largest bank holding company headquartered in the state of Tennessee. At December 31, 2006, Greene County maintained a main office in Greeneville, Tennessee and 49 full-service bank branches (of which eleven are in leased operating premises) and nine separate locations operated by Greene County Bank’s subsidiaries.

Greene County’s assets consist primarily of its investment in Greene County Bank and liquid investments. Its primary activities are conducted through Greene County Bank, which is a chartered commercial bank established in 1890 that has its principal executive offices in Greeneville, Tennessee. The principal business of Greene County Bank consists of attracting deposits from the general public and investing those funds, together with funds generated from operations and from principal and interest payments on loans, primarily in commercial loans, commercial and residential real estate loans, and installment consumer loans. At December 31, 2006, Greene County Bank had 48 full-service banking offices located in Greene, Washington, Blount, Knox, Hamblen, McMinn, Loudon, Hawkins, Sullivan, Cocke and Monroe Counties in East Tennessee and in Sumner, Rutherford, Davidson, Lawrence, Montgomery and Williamson Counties in Middle Tennessee. Greene County Bank also operates two other full service branches — one located in nearby Madison County, North Carolina and the other in nearby Bristol, Virginia. Further, Greene County Bank operates a wealth management office in Wilson County, Tennessee, and a mortgage banking operation in Knox County, Tennessee.

Greene County Bank also offers other financial services through three wholly-owned subsidiaries. Through Superior Financial Services, Inc., Greene County Bank operates eight consumer finance company offices located in Greene, Blount, Hamblen, Washington, Sullivan, Sevier, Knox and Bradley Counties, Tennessee. Through GCB Acceptance Corporation, Greene County Bank operates a sub-prime automobile lending company with a sole office in Johnson City, Tennessee. Through Fairway Title Co., Greene County Bank operates a title company headquartered in Knox County, Tennessee.

At December 31, 2006, Greene County’s consolidated total assets were $1.77 billion, its consolidated net loans were $1.54 billion, its total deposits were $1.33 billion and its total shareholders’ equity was $184.47 million.

Civitas BankGroup, Inc.

Civitas is a Tennessee registered bank holding company headquartered in Franklin, Tennessee. Civitas serves as the bank holding company for Cumberland Bank, which provides banking and other financial services through twelve (12) branches located in five (5) markets throughout Middle Tennessee. Civitas focuses its efforts on the Nashville metropolitan market generally, with particular attention on the Williamson and Sumner County markets. As of June 30, 2006 Cumberland Bank was the fifth largest bank and largest independent bank in Williamson County.

In July of 1997, Civitas resulted from a merger of equals between the two parent holding companies of a Tennessee multi-thrift holding company with a Tennessee bank holding company, forming Cumberland Bancorp, Inc. In 2004, Cumberland Bancorp changed its name to Civitas BankGroup, Inc.

Cumberland Bank was chartered in 1976 as The Savings & Loan Association of Smith County, Tennessee. Cumberland Bank was later converted to a state commercial bank. Cumberland Bank South was founded as First Southern Savings & Loan in 1975. First Southern was acquired by First Federal in 1992. Cumberland Bank and Cumberland Bank South merged in 2004.

Civitas’ principal operations include traditional banking services incorporating commercial and residential real estate lending, commercial business lending, consumer lending, construction lending and other financial services, including depository services. Civitas serves both metropolitan and rural areas, targeting local consumers, professionals and small businesses. Net interest income, which is the principal source of earnings for Civitas, is the difference between the interest income earned on its loans, investment assets and other interest-earning assets and the interest paid on deposits and other interest-bearing liabilities. To a lesser extent, Civitas’ net income also is affected by its noninterest income derived principally from service charges and fees as well as the level of noninterest expenses such as salaries and employee benefits.

At December 31, 2006 Civitas also owned a 50% interest in Insurors Bank of Tennessee (“IBOT”), headquartered in Nashville, Tennessee. IBOT opened in November 2000 and had $83.3 million in assets at December 31, 2006. The remaining 50% interest in IBOT was owned by InsCorp, a Tennessee corporation owned predominately by Tennessee insurance agents. In February 2007, Civitas divested itself of its 50% interest in IBOT by selling it to InsCorp.

At December 31, 2006, Civitas’ consolidated total assets were $898.2 million, its consolidated net loans were $607.7 million, its total deposits were $732.5 million and its total shareholders’ equity was $53.9 million.

Additional Information about Greene County and Civitas

Information concerning:

•	directors and executive officers,

•	executive compensation,

•	principal shareholders,

•	certain relationships and related transactions, and

•	other related matters concerning Greene County and Civitas

is included or incorporated by reference in the companies’ Annual Reports on Form 10-K for the year ended December 31, 2006. Additionally, financial statements and information as well as management’s discussion and analysis of financial condition and results of operation are included in those reports. Each of Greene County’s and Civitas’ Annual Report on Form 10-K for the year ended December 31, 2006 is incorporated by reference into this document. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 102.

SELECTED FINANCIAL DATA

Greene County Bancshares, Inc. Selected Historical Financial Data

Set forth below is selected consolidated financial data for Greene County as of December 31, 2006, 2005, 2004, 2003 and 2002. Except for the data under “Selected Ratios”, the summary historical consolidated financial data as of December 31, 2006, 2005 and 2004 is derived from the audited financial statements, which were audited by Dixon Hughes PLLC, an independent registered public accounting firm. The data for December 31, 2003 and 2002 is derived from the audited financial statements, which were audited by Crowe Chizek and Company LLC, an independent registered public accounting firm. This information should be read together with Greene County’s consolidated financial statements and related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in Greene County’s Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this joint proxy statement/prospectus.

Selected Historical Condensed Financial Data of Greene County Bancshares, Inc.

	2006	2005	2004	2003	2002
	(In thousands, except ratios and share data)

Total interest income	$117,357	$87,191	$65,076	$56,737	$59,929
Total interest expense	45,400	28,405	16,058	15,914	18,680

Net interest income	71,957	58,786	49,018	40,823	41,249
Provision for loan losses	(5,507)	(6,365)	(5,836)	(5,775)	(7,065)

Net interest income after provision for loan losses	66,450	52,421	43,182	35,048	34,184
Non-interest income:
Investment securities gains	—	—	—	—	46
Other income	20,778	14,756	13,028	11,588	10,484
Noninterest expense	(52,776)	(44,340)	(36,983)	(30,618)	(29,199)

Income before income taxes	34,452	22,837	19,227	16,018	15,515
Income tax expense	(13,190)	(8,674)	(7,219)	(5,781)	(5,702)

Net income	$21,262	$14,163	$12,008	$10,237	$9,813

Per Share Data:
Net income, basic	$2.17	$1.73	$1.57	$1.48	$1.44
Net income, assuming dilution	$2.14	$1.71	$1.55	$1.47	$1.43
Dividends declared	$.64	$.62	$0.61	$.59	$.58
Book value	$18.80	$17.20	$14.22	$13.31	$10.94
Tangible book value(1)	$14.87	$13.15	$11.12	$10.57	$10.53
Financial Condition Data:
Assets	$1,772,654	$1,619,989	$1,233,403	$1,108,522	$899,396
Loans, net of unearned interest	$1,539,629	$1,378,642	$1,046,867	$952,225	$750,257
Cash and investments	$91,997	$104,872	$76,637	$80,910	$61,980
Federal funds sold	$25,983	$28,387	$39,921	$5,254	$39,493
Deposits	$1,332,505	$1,295,879	$988,022	$907,115	$719,323
FHLB advances and notes payable	$177,571	$105,146	$85,222	$63,030	$82,359
Subordinated debentures	$13,403	$13,403	$10,310	$10,310	$—
Federal funds purchased and repurchase agreements	$42,165	$17,498	$13,868	$12,896	$10,038
Shareholders’ equity	$184,471	$168,021	$108,718	$101,935	$74,595
Tangible shareholders’ equity(1)	$145,930	$128,399	$85,023	$80,965	$71,799
Selected Ratios:
Interest rate spread	4.32%	4.30%	4.53%	4.59%	4.99%
Net interest margin(2)	4.77%	4.61%	4.75%	4.83%	5.29%
Return on average assets	1.28%	1.02%	1.06%	1.12%	1.17%
Return on average equity	11.91%	11.09%	11.23%	12.59%	13.40%
Return on average tangible equity(1)	15.25%	14.04%	13.95%	13.38%	13.93%
Average equity to average assets	10.78%	9.20%	9.47%	8.87%	8.72%
Dividend payout ratio	29.49%	35.84%	38.85%	39.86%	40.28%
Ratio of nonperforming assets to total assets	0.29%	0.65%	0.69%	0.79%	1.48%
Ratio of allowance for loan losses to nonperforming loans	635.93%	293.56%	227.64%	321.57%	161.73%
Ratio of allowance for loan losses to total loans, net of unearned income	1.45%	1.43%	1.50%	1.53%	1.68%

(1)	Tangible shareholders’ equity is shareholders’ equity less goodwill and intangible assets.

(2)	Net interest margin is the net yield on interest earning assets and is the difference between the interest yield earned on interest-earning assets less the interest rate paid on interest bearing liabilities.

Civitas BankGroup, Inc. Selected Historical Financial Data

Set forth below is selected consolidated financial data for Civitas as of December 31, 2006, 2005, 2004, 2003 and 2002. Except for the data under “Selected Operating Ratios,” the summary historical consolidated financial data as of December 31, 2006, 2005, 2004, 2003 and 2002 is derived from our audited consolidated financial statements, which were audited by Crowe Chizek and Company LLC, an independent registered public accounting firm. This information should be read together with Civitas’ consolidated financial statements and related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in Civitas’ Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this joint proxy statement/prospectus.

Selected Historical Condensed Financial Data of Civitas BankGroup, Inc.

	2006	2005	2004	2003	2002
	(In thousands, except ratios and share data)

Summary of Operations
Interest income	$53,456	$40,357	$32,940	$31,622	$31,761
Interest expense	29,309	19,107	13,123	12,162	13,505
Net interest income	24,147	21,250	19,817	19,460	18,256
Provision for loan losses	2,375	993	1,446	3,083	4,663
Noninterest income	10,352	7,571	7,793	6,261	6,830
Noninterest expense	21,882	22,209	22,917	20,382	18,690
Income before income taxes	10,242	5,619	3,247	2,256	1,733
Income tax expense	3,557	1,715	941	823	596
Income from continuing operations	6,685	3,904	2,306	1,433	1,137
Basic earnings per share — continuing operations	0.42	0.24	0.13	0.09	0.08
Diluted earnings per share — continuing operations	0.42	0.24	0.13	0.09	0.08
Cash dividends per common share	0.06	0.00	0.03	0.06	0.06
Book value per common share	3.39	2.98	3.28	3.19	2.96
Selected Period-End Balances
Total assets of continuing operations	$898,166	$749,516	$703,678	$643,543	$534,183
Loans, net of unearned income	614,037	476,421	430,617	412,609	391,934
Allowance for loan losses	6,298	4,765	4,427	5,688	5,761
Total deposits	732,520	600,766	566,873	520,505	437,607
Other borrowings and subordinated debt	105,906	97,452	90,451	79,565	60,688
Shareholders’ equity	53,945	47,225	57,736	54,741	45,473
Selected Operating Ratios
Annual % change in loans	28.89%	10.64%	4.36%	5.28%	6.50%
Annual % change in assets	19.83%	6.51%	9.34%	20.47%	13.64%
Return on assets from continuing operations	0.74%	0.52%	0.33%	0.22%	0.21%
Return on equity from continuing operations	12.39%	8.27%	3.99%	2.62%	2.50%

Per share amounts are adjusted to reflect the effect of stock splits and stock dividends.

Selected Consolidated Unaudited Pro Forma Financial Data

The following unaudited pro forma condensed consolidated statement of financial condition as of December 31, 2006, and the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2006, have been prepared to reflect the proposed merger of Greene County and Civitas. The unaudited pro forma condensed consolidated statement of financial condition and the unaudited pro forma condensed consolidated statements of operations are presented as if the merger occurred on January 1, 2006. The unaudited pro forma acquisition adjustments, including those to adjust Civitas’ net assets to fair value, are preliminary and subject to change as additional analyses are performed and as additional information becomes available.

The unaudited pro forma financial data set forth below is not necessarily indicative of results that would have actually been achieved if the merger transaction had been consummated as of the date indicated, or that may be achieved in the future. This information should be read in conjunction with the historical consolidated financial statements of each of Greene County and Civitas (and the notes to them), which are incorporated by reference into this joint proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 102.

Selected Consolidated Unaudited Pro Forma Financial Data
December 31, 2006

	Greene County	Civitas		Pro Forma
	Bancshares,	Bank-Group,		Acquisition	Pro Forma
	Inc.	Inc.		Adjustments	Combined
	(In thousands except share amounts)

ASSETS
Cash and cash equivalents	$70,640	$38,608	(a)	$(50,517)	$109,679
			(c)	56,000
			(d)	(5,052)
Investment securities:
Held to maturity	2,545	110,758	(f)	(110,758)	2,545
Available for sale	37,740	99,098	(f)	110,758	246,587
			(e)	(1,009)
Loans held for sale	1,772	4,246		—	6,018
Loans, net of unearned income	1,539,629	614,037	(e)	(1,020)	2,152,646
Allowance for loan losses	(22,302)	(6,298)		—	(28,600)
Goodwill	31,327	—	(a)	114,446	145,553
			(b)	(6,512)
			(d)	5,052
			(d)	(1,920)
			(e)	3,160
Other intangibles	7,213	508	(b)	10,503	18,224
Premises and equipment, net	57,258	14,875		—	72,133
Other assets	46,832	22,334		—	69,166

Total assets	$1,772,654	$898,166		$123,131	$2,793,951

Liabilities and Shareholders’ Equity

Deposits	$1,332,505	$732,520	(e)	$2,681	$2,067,706
Federal funds purchased and repurchase agreements	42,165	58,406		—	100,571
FHLB advances and notes payable	177,571	30,500	(e)	75	208,146
Subordinated debentures	13,403	17,000	(c)	56,000	86,715
			(e)	312
Other liabilities	22,539	5,795	(b)	3,991	28,468
			(d)	(1,920)
			(e)	(1,937)

Total liabilities	1,588,183	844,221		59,202	2,491,606

Shareholders’ equity:
Common stock	19,622	7,956	(a)	(7,956)	25,772
			(a)	6,150
Additional paid-in capital	71,828	24,666	(a)	(24,666)	183,552
			(a)	111,724
Retained earnings	93,150	22,390	(a)	(22,390)	93,150
Accumulated other comprehensive loss	(129)	(1,067	)(a)	1,067	(129)

Total shareholders’ equity	184,471	53,945		63,929	302,345

Total liabilities and shareholders’ equity	$1,772,654	$898,166		$123,131	$2,793,951

Notes to Selected Consolidated Unaudited Pro Forma Financial Data:
(in thousands except share and per share amounts)

		Calculation

(a)	To reflect the impact of the issuance of Greene County common stock for outstanding Civitas common stock. Values are as of January 25, 2007, the announcement date of the acquisition
	Goodwill before Fair Value Adjustments and Deal Cost:

	Number of Civitas shares outstanding		15,911,750
	Purchase price per Civitas share		$10.25

	Deal value for Civitas shares outstanding		$163,095
	Cash paid for Civitas options:
	Number of options outstanding	1,811,235
	Dollar amount per option ($10.25 less average exercise price $7.326)	$2.924

	Total cash to be paid for options		5,296

	Aggregate acquisition cost		168,391
	Less: Civitas stockholders’ equity		(53,945)

	Goodwill before Fair Value Adjustments and Deal Cost		$114,446

	Greene County Bancshares shares to be issued:

	Number of Civitas shares outstanding	15,911,750
	(less) Shares that will be purchased with cash	(4,411,805)

	Shares exchanged for Greene County common stock	11,499,945

	Exchange ratio	0.2674

	Shares to be issued	3,075,085

	Cash paid:

	Aggregate consideration	168,391
	30% cash consideration	30.00%

	Total cash paid	$50,517
	(less) cash paid for options	(5,296)

	Cash available to purchase shares	$45,221
	Purchase price	$10.25

	Shares that can be purchased with cash	4,411,805

Entries/Account	Debit	Credit

Goodwill	114,446
Common Stock of Civitas	7,956
Additional paid-in capital Civitas	24,666
Retained earnings Civitas	22,390
Other comprehensive income		1,067
Common stock (3,075,085 @ $2 par)		6,150
Additional paid-in capital		111,724
Cash — for 30% consideration		50,517

		Entries/Account	Debit	Credit

(b)	To reflect the estimated value of	Core deposit intangible	10,503
	core deposit intangible asset associated with the core deposits	Other liabilities (deferred income taxes)		3,991
	of Civitas. For purpose of the pro	Goodwill		6,512
	forma condensed financial statements, such intangible will amortized using the straight line method over nine (9) years

(c)	Issuance of Trust Preferred	Cash	56,000
	Securities to handle the cash consideration paid to Civitas shareholders and merger related cost	Subordinated debentures		56,000

(d)	Merger related cost — 3% of total	Goodwill	5,052
	deal cost using effective tax rate of	Other liabilities (Taxes Payable)	1,920
	38%	Goodwill		1,920
		Cash		5,052

(e)	Estimated purchase accounting	Goodwill	3,160
	entries to adjust Civitas financial information to their fair value	Investment securities: available for sale — to mark to FMV reclassified HTM securities		1,009
		Loans		1,020
		Bank premises & Equipment — N/A at this time	—
		Time deposits		2,681
		FHLB Advances		75
		Subordinated Debentures		312
		Other liabilities (deferred income taxes)	1,937

(f)	Upon acquisition all investments held to maturity will be	Investment securities: Available for sale	110,758
	reclassified to available for sale	Investment securities: Held to maturity		110,758

Unaudited Pro Forma Condensed Consolidated Statement of
Operations for the Year Ended December 31, 2006

	Greene County	Civitas		Pro Forma
	Bancshares,	Bank-Group,		Acquisition	Pro Forma
	Inc.	Inc.		Adjustments	Combined
	(Dollars in thousands, except per share data)

Interest income	$117,357	$53,456	(a)	$204	$171,017
Interest expense	45,400	29,309	(a)	(1,341)	77,096
			(a)	(30)
			(a)	(78)
			(c)	3,836

Net interest income	71,957	24,147		(2,183)	93,921
Provision for loan losses	5,507	2,375		—	7,882

Net interest income after provision for loan losses	66,450	21,772		(2,183)	86,039
Noninterest income	20,778	10,352		—	31,130
Noninterest expense	51,694	21,737	(d)	(5,689)	67,742
Amortization of intangible assets	1,082	145	(b)	1,167	2,394

Income before income taxes	34,452	10,242		2,339	47,033
Income taxes	13,190	3,557	(e)	889	17,636

Net income	$21,262	$6,685		$1,450	$29,397

(a)	Amortization of fair value adjustments for the following items:

	Increase in interest income — Accretion of discount	204
	Decrease in interest expense — Amortization of deposit premium	1,341
	Decrease in interest expense — Amortization of FHLB Advance premium	30
	Decrease in interest expense — Amortization of subordinated debentures premium	78
	Increase in noninterest expense — Depreciation related to premise & equipment write-up. (N/A at this time)	—
(b)	Increase in amortization of intangible assets — Amortization of core deposit intangible over nine years using a straight-line method	1,167
(c)	Interest expense for subordinated debentures	3,836
(d)	The projected cost savings for the acquisition is 26% of total non-interest expense for Civitas	5,689
(e)	Increase in tax expense due to tax impact of above items	889

Unaudited Historical and Pro Forma Comparative Share Data

The following table shows comparative per share data about our historical and pro forma net income, cash dividends and book value. The comparative per share data below provides Greene County and Civitas shareholders with information about the value of their shares prior to the merger as opposed to the value of their shares after the merger and once the two companies are combined.

You should not rely on the pro forma information as necessarily indicative of historical results we would have experienced had we been combined or of future results we will have after the merger.

This information should be read in conjunction with the unaudited pro forma financial data (and the notes thereto) included elsewhere in this joint proxy statement/prospectus, and the historical consolidated financial statements (and the notes thereto), of Greene County and Civitas, which are incorporated by reference into this joint proxy statement/prospectus. See “— Selected Unaudited Pro Forma Financial Data” above, and “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 102.

The pro forma data in the tables assume that the merger is accounted for using the purchase method of accounting and represents a current estimate based on available information of the combined company’s results of operations. The pro forma financial adjustments record the assets and liabilities of Civitas at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed. The significant pro forma assumptions include (i) that the exchange ratio of Greene County Bancshares common stock for Civitas common stock is 0.2674 (ii) the issuance of 3,075,085 shares of Greene County Bancshares common stock valued at $38.33 per share, and (iii) a nine-year straight-line amortization relating to core deposit intangible of approximately $10.5 million to be recorded in accordance with the purchase method of accounting. Assumptions also include no amortization or impairment of the goodwill resulting from the transaction in the amount of approximately $114.2 million.

The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors, that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods. Upon completion of the merger, the operating results of Civitas will be reflected in the consolidated financial statements of Greene County on a prospective basis.

Unaudited Historical and Pro Forma Per Share Data

					Civitas
	Greene County	Civitas		Combined Pro	Equivalent
	Bancshares, Inc.	Bancorp, Inc.		Forma Per	Pro Forma Per
	Common Stock	Common Stock		Share Data	Share Data(1)

Year ended December 31, 2006
Net income, basic	$2.17	$0.42	(2)	$2.29	$0.61
Net income, diluted	2.14	0.42	(2)	2.26	0.60
Cash Dividends	0.64	0.06		0.64	0.17
Book value	18.80	3.39		23.46	6.27
Weighted average shares, basic	9,788,004	15,888,219		12,863,089
Weighted average shares, diluted	9,933,278	15,959,011		13,008,363
Actual shares outstanding	9,810,867	15,911,750		12,885,952
Shares to be issued in conjunction with the Civitas acquisition	3,075,085

(1)	Equivalent pro forma per share data represents the pro forma per share amounts attributed to one share of Civitas common stock that has been exchanged for stock consideration. Equivalent pro forma per share amounts are calculated by multiplying the pro forma combined amounts by the exchange ratio of 0.2674.

(2)	From continuing operations.

COMPARATIVE MARKET PRICES

Shares of Greene County common stock are traded on the Nasdaq Global Select Market under the symbol “GCBS.” Shares of Civitas common stock are traded on the Nasdaq Global Market under the symbol “CVBG.”

The following table shows, for the periods indicated, the reported closing sale prices per share for Civitas common stock and Greene County common stock on (i) January 25, 2007, the last trading day before the public announcement of the execution of the merger agreement, and (ii) April   , 2007, the latest practicable date prior to the date this document was printed. This table also shows “Equivalent Price Per Civitas Share”, which represents the value of the merger consideration on the date indicated based upon 70% Greene County stock and 30% cash.

We can give no assurances as to what the market price of the Greene County common stock will be when the merger is completed or anytime thereafter. Because the market value of Greene County common stock will fluctuate after the date of this document, we cannot assure you what value a share of Greene County common stock will have when received by a Civitas shareholder. Civitas shareholders should obtain current stock price quotations for Greene County and Civitas common stock. Such quotations may be obtained from a newspaper, the Internet or a broker.

	Greene County		Equivalent Price Per
	Bancshares, Inc.	Civitas BankGroup, Inc.	Civitas BankGroup,
Date	Common Stock	Common Stock	Inc. Share

January 25, 2007	$36.67	$8.00	$9.94
April , 2007	$ [33.91]	$ [9.30]	$ [9.42]

Greene County Shares

The following table shows, for the periods indicated, the high and low sales prices for Greene County common stock as reported by the Nasdaq Global Select Market, and the cash dividends declared per share of Greene County common stock.

					Cash Dividends
					Per Share
	High		Low		Declared

2005:
First Quarter		$28.50		$25.88	$0.12
Second Quarter		29.75		23.75	0.12
Third Quarter		29.50		25.09	0.12
Fourth Quarter		28.32		25.65	0.26
2006:
First Quarter		$29.93		$27.01	$0.12
Second Quarter		32.20		27.90	0.12
Third quarter		37.77		29.28	0.12
Fourth Quarter		39.73		35.06	0.28
2007:
First Quarter	$	[40.50]	$	[32.83]	$0.13
Second Quarter (through April [ ], 2007)		[ ]		[ ]	[ ]

As of March 16, 2007, Greene County had approximately 2,000 shareholders of record and approximately 2,200 beneficial owners.

Holders of Greene County common stock are entitled to receive dividends when, as and if declared by the Greene County’s board of directors out of funds legally available for dividends. Historically, Greene County has paid quarterly cash dividends on its common stock, and its board of directors presently intends to continue to pay regular quarterly cash dividends. Greene County’s ability to pay dividends to its shareholders in the future will depend on its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to its common stock, including its outstanding trust preferred securities and accompanying junior subordinated debentures, and other factors deemed relevant by its board of directors. In order to pay dividends to shareholders, Greene County must receive cash dividends from Greene County Bank. As a result, Greene County’s ability to pay future dividends will depend upon the earnings of Greene County Bank, its financial condition and its need for funds. A discussion of the restrictions on Greene County’s dividend payments is included in Greene County’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 102 of this document.

Civitas Shares

The following table shows, for the periods indicated, the high and low sales prices for Civitas common stock as reported by the Nasdaq Global Market, and the cash dividends declared per share of Civitas common stock.

					Cash Dividends
					Per Share
	High		Low		Declared

2005:
First Quarter		$8.50		$7.32	$0.00
Second Quarter		7.75		6.50	0.00
Third Quarter		8.40		7.05	0.00
Fourth Quarter		8.15		7.50	0.00
2006:
First Quarter		$7.65		$6.90	$0.00
Second Quarter		7.75		6.95	0.02
Third Quarter		8.00		7.40	0.02
Fourth Quarter		8.24		7.11	0.02
2007:
First Quarter	$	[9.95]	$	[7.40]	$ [0.02]
Second Quarter (through April [ ], 2007)		[ ]		[ ]	[ ]

As of March 16, 2007, Civitas had approximately 1,173 shareholders of record and approximately 2,015 beneficial owners. Holders of Civitas common stock are entitled to receive dividends when, as and if declared by the Civitas board of directors out of funds legally available for dividends. A discussion of the restrictions on Civitas’ dividend payments is included in Civitas’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 102 of this joint proxy statement/prospectus.

THE PROPOSED MERGER

General

Greene County’s board of directors is using this joint proxy statement/prospectus to solicit proxies from the holders of Greene County common stock for use at the Greene County annual meeting. Civitas’ board of directors is also using this document to solicit proxies from the holders of Civitas common stock for use at the Civitas special meeting. At the Greene County annual meeting, holders of Greene County common stock will be asked to vote upon, among other things, the approval of the merger agreement and the issuance of Greene County common stock in connection with the merger. At the Civitas special meeting, holders of Civitas common stock will be asked to vote upon, among other things, the approval of the merger agreement.

The merger will not be completed unless Greene County shareholders approve the merger agreement and the issuance of Greene County common stock in connection with the merger and Civitas shareholders approve the merger agreement.

This section of this joint proxy statement/prospectus describes certain aspects of the merger, including the background of the merger and the parties’ reasons for the merger.

Transaction Structure

The Greene County board of directors and the Civitas board of directors each has adopted the merger agreement, which provides for the merger of Civitas with and into Greene County and the Greene County board also has approved the issuance by Greene County of shares of Greene County common stock to Civitas shareholders in connection with the merger. Greene County will be the surviving corporation subsequent to the merger. We expect to complete the merger in the second quarter of 2007. Each share of Greene County common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of Greene County, and each share of Civitas common stock issued and outstanding at the effective time of the merger will be converted, at the election of each Civitas shareholder, into the right to receive all cash, all Greene County common stock, or a combination of cash and stock for their Civitas shares, subject to the prorationing mechanism described in this document.

Subject to the prorationing mechanism described in this document, Civitas shareholders will be able to elect, for each share of Civitas common stock you own either:

•	0.2674 (subject to adjustment as described below) shares of Greene County common stock;

•	$10.25 in cash, without interest; or

•	a combination of cash and Greene County common stock designated by you.

We refer to the 0.2674 ratio as the “exchange ratio.” For purposes of illustration only, if the merger had occurred on January 25, 2007, the last trading day prior to announcement of the proposed merger, or on April [  ], 2007, the last trading date prior to the date of this document, the exchange ratio on both dates for each Civitas share would have been 0.2674 Greene County shares having a value of $9.80 and $[9.07], respectively, as of those dates. Because Greene County stock represents 70% of the merger consideration, with the remaining 30% of the merger consideration being represented by $10.25 per share, the implied value of the overall merger consideration to Civitas shareholders on those dates, respectively, was $9.94 per share and $[9.42] per share.

Civitas shareholders will not receive any fractional shares of Greene County common stock. Instead, they will receive cash, without interest, for any fractional share of Greene County common stock they might otherwise have been entitled to receive based on fractional share interest multiplied by $10.25. Each outstanding option to purchase Civitas common stock will be converted into a cash payment equal to the number of Civitas shares subject to the option multiplied by the excess, if any, of $10.25 over the exercise price per share of the share subject to the option. See “THE MERGER AGREEMENT — Merger Consideration” on page 54.

The Greene County charter and bylaws will be the charter and bylaws of the combined company after the completion of the merger.

The merger agreement provides that the parties can amend the merger agreement, to the extent legally permissible. However, after any approval of the merger agreement by Civitas and Greene County shareholders, no amendment can alter the kind or amount of consideration to be provided to Civitas shareholders without further approval by Civitas and Greene County shareholders.

Background of the Merger

On August 11, 2006, management of Greene County presented to its board of directors for consideration and approval Greene County’s five year strategic plan. One of the key initiatives re-affirmed and identified in the strategic plan was the continued geographic expansion of the franchise within the Nashville market as well as other identified attractive markets.

From time to time, the board of directors of Civitas has considered Civitas’ strategic alternatives, including whether it was in the long term interests of shareholders, customers and the Middle Tennessee communities served by Cumberland Bank to remain an independent institution, or to sell or merge with another financial institution. On September 20, 2006, the board of directors of Civitas held a strategic planning retreat during which the board received an informational presentation from Keefe, Bruyette & Woods, Inc. (“KBW”) concerning strategic alternatives including the potential impact of such alternatives. The presentation included a summary review of possible valuations that might be received in the event of future merger or sales transactions. At the strategic planning retreat, the board decided to engage KBW to explore potential merger or sale transactions.

In October 2006, the Civitas board determined that KBW should initially contact certain bank holding companies which were identified as potential purchasers because of their size, stock liquidity and perceived interest in the Middle Tennessee area market, and if such companies were willing to sign confidentiality agreements, to provide preliminary information concerning Civitas and its operations to such potential purchasers. Greene County was one of those bank holding companies.

During October and November 2006, three bank holding companies, including Greene County, executed confidentiality agreements and were provided information concerning Civitas and its operations. On November 3, 2006, Greene County received the evaluation material, and, accordingly, upon completion of preliminary due diligence Greene County management recommended to its board of directors, at a meeting held on November 13, 2006, the approval to submit a non-binding indication of interest letter.

On November 16, 2006, the board of directors of Civitas held a special meeting during which KBW reviewed with the board the results of this process. KBW reported that a formal indication of interest had been received from Greene County and that the other two bank holding companies failed to submit an indication. One of such companies indicated to KBW that Civitas was not of a size that met their criteria. The other company indicated that while it had internal timing issues in submitting an indication by the requested date and did not believe it would be able to bid at a significant premium to Civitas’ then market price, but that it might be able to develop a proposal after further limited due diligence discussions with Civitas management. In addition, the chief executive officer advised the directors that he had received very tentative expressions of interest from another community bank holding company concerning a possible “merger of equals” transaction, but that no specific terms had been proposed. After extensive discussion of Greene County’s indication of interest, the other party’s request for further due diligence and the potential merger of equals transaction, the board of directors of Civitas authorized KBW to negotiate further with Greene County, for management to have the requested limited due diligence discussions with the other party to determine if a proposal would be forthcoming, and for the Chairman of the Executive Committee to explore the merger of equals with the party expressing that interest. Civitas’ outside counsel advised the board that because it had served as counsel to Greene County in the past, it would be unable to represent Civitas or Greene County in any transaction between the two.

Subsequently, Greene County and Civitas retained Baker, Donelson, Bearman, Caldwell & Berkowitz, PC and Miller & Martin PLLC, respectively as counsel. Based upon the results of Greene County’s due diligence, as reviewed with the board of Greene County on December 11, 2006, Greene County submitted a written proposal to acquire Civitas on December 12, 2006. Under this proposal, the merger consideration would consist of 75% stock and 25% cash, with the cash value of $10.10 per share of Civitas stock. Civitas shareholders would be able to elect to receive either all stock, all cash or a combination of both. All stock options would be cashed out.

On December 14, 2006, the Civitas board met in a special meeting to consider the Greene County proposal. At this meeting KBW presented an extensive analysis of the Greene County proposal in light of the current merger and acquisition environment in the financial services industry and recent similar transactions. Following extensive discussion, the Civitas board authorized a counteroffer to be made to Greene County. This counteroffer was communicated to Greene County through KBW.

On December 20, 2006 Greene County submitted a counter-proposal to the Civitas counter-proposal. The new Greene County offer increased the cash value from $10.10 to $10.25 per share of Civitas stock and further changed the mix of consideration from 75% Greene County stock and 25% cash to 70% Greene County stock and 30% cash. The counter proposal and resulting exchange ratio (based upon $10.25 divided by the closing price ($38.33) of Greene County stock on December 15, 2006) fell within the earnings, capital and dilution recovery parameters approved by the Greene County Board of Directors.

On December 21, 2006, the Civitas board met in a special meeting to consider Greene County’s December 20 proposal, and to follow up on strategic options. At this meeting, KBW reported that following the December 14, 2006 board meeting, Civitas’ counter-proposal had been communicated to Stan Puckett, the CEO of Greene County, and that Mr. Puckett had requested additional time for Greene County to consider the counter-proposal. At this meeting, KBW updated the Civitas board on the analysis of the financial impact on the Civitas shareholders of the most recently proposed Greene County transaction, taking into account recent industry transactions. It was also reported that a potential all-cash purchaser that had not been previously contacted by KBW had expressed interest in pursuing a possible purchase transaction. By majority vote, the Civitas board invited Mr. Puckett to make a presentation to the full board regarding Greene County, its future plans and prospects and the proposed transaction, and to allow the potential all-cash purchaser time to consider a potential transaction. Nine directors voted in favor of this course of action and two directors, including the chief executive officer, voting against it. Director William Wallace was absent.

On January 3, 2007, the Civitas board met in a special meeting to follow up on the board’s invitation to Stan Puckett, CEO of Greene County, to address the board as to his vision for the future of the Greene County. At this meeting, it was announced that the potential all-cash purchaser previously discussed with the board had decided not to pursue a transaction with Civitas and that discussions with this potential purchaser had been terminated. Following Mr. Puckett’s presentation to the board, the board of directors voted to conduct a due diligence investigation of Greene County and to allow Mr. Puckett sufficient time to satisfy himself as to the future intentions of key Civitas employees. Nine directors voted in favor of this course of action and two directors, including the chief executive officer, voting against it. Director William Wallace was absent.

From January 4, 2007 to January 25, 2007, members of Greene County’s and Civitas’ senior management, along with their financial and legal advisors, met to conduct due diligence and to discuss the compatibility of the companies’ operational systems and other potential synergies as well as to better determine which back office and support functions would be duplicative of those already in existence at Greene County and to further negotiate the terms of the definitive merger agreement.

On January 10, 2007, the Civitas board met in a special telephonic meeting during which the board was updated on the preliminary results of due diligence and the resolution of employment-related matters. Civitas Chief Executive Officer, Richard Herrington, reported that Stan Puckett, the CEO of Greene County, was expected to report back on his efforts to secure the support of certain key Civitas employees by January 12, 2007. Another special meeting of the Civitas board was called for January 15, 2007.

On January 15, 2007, a special meeting of the Civitas board was held telephonically to update the board on the status of the resolution of employment-related matters and the negotiation of a definitive agreement. It was reported that according to KBW, Stan Puckett had been unable to satisfy himself as to the commitment of certain key employees to Greene County and had requested more time in which to do so before proceeding any further with the proposed transaction. Scheduling conflicts between Mr. Puckett and certain key employees had not provided the opportunity to have face to face meetings to allow Mr. Puckett the opportunity to explain their roles in the new organization. The Civitas board requested that Director Joel Porter, Chairman of the Executive Committee of the Civitas board, contact Mr. Puckett directly and report back to the board.

On January 16, 2007, a special meeting of the Civitas board was held telephonically to update the board on the status of the resolution of employment-related matters and the negotiation of a definitive agreement. It was reported that Stan Puckett had been unable to satisfy himself as to the commitment of certain key employees to Greene County. As a result, due diligence efforts and negotiation of a definitive agreement had been suspended. The Civitas board requested that Director Joel Porter meet with Mr. Puckett and the employees in question in order to attempt to resolve the matter. These meetings were held on January 19, 2007. As a result of these meetings, 14 employees of Cumberland Bank, none of whom are either executive officers of Civitas or will be executive officers of Greene County, agreed to enter into written employment and non-compete agreements with Greene County regarding their continued employment after the merger. The agreements range in terms from six months to one year in length following completion of the merger. The aggregate of all payments associated with these agreements is approximately $1 million. Greene County at that time also began discussions with the president of Cumberland Bank who was an executive officer and, although no definitive agreement was reached, Greene County was satisfied that he intended to continue his employment after the merger. Negotiation of the definitive agreement, as originally outlined in Greene County’s proposal letter of December 20, 2006 then continued.

The Civitas board met in a special meeting on January 25, 2007 to review the results of due diligence and the terms of the proposed merger with Greene County. At this meeting, KBW presented its written opinion that the transaction was fair to the Civitas shareholders from a financial point of view. After consultation with its legal and financial advisers, a majority (nine out of twelve, with one director absent) of the Civitas board of directors determined that the merger is fair to Civitas’ shareholders and in their best interests and, accordingly, approved the merger agreement and recommended its approval to the Civitas shareholders. The two dissenting directors, which included Civitas Chief Executive Officer, indicated that they had voted against the merger because they believed that it would be more advantageous for Civitas to remain an independent public company. Director William Wallace was absent. Since the announcement of the proposed merger, Civitas’ Chief Executive Officer has informed Civitas that he intends to vote his shares in favor of the proposed merger with Greene County.

The Greene County board met at a special meeting on January 25, 2007 to review and approve the merger agreement. At this meeting, Scott & Stringfellow presented an opinion that the transaction was fair from a financial point of view to Greene County and its shareholders. After consultation with its legal and financial advisers, the board of directors of Greene County approved the merger agreement and the issuance of Greene County common stock in connection with the merger and recommended the approval of the merger agreement and the issuance of Greene County common stock in connection with the merger by Greene County shareholders.

The merger agreement between Civitas and Greene County was executed by both parties on January 25, 2007. The transaction was announced on that date by a press release jointly issued by Greene County and Civitas.

Greene County’s Reasons for the Merger; Recommendation of the Greene County Board of Directors

The Greene County board of directors has determined that the merger is advisable, fair to and in the best interests of Greene County and its shareholders. In adopting the merger agreement, the Greene County board consulted with its financial advisor with respect to the financial aspects of the merger and fairness to Greene County, from a financial point of view, of the aggregate consideration to be paid to Civitas shareholders in the merger and with its legal counsel as to its legal duties and the terms of the merger agreement. In arriving at its determination, the Greene County board of directors also considered a number of factors, including the following material factors:

•	the financial analyses presented by Scott & Stringfellow to the Greene County board of directors and the opinion delivered by Scott & Stringfellow, to the effect that, as of January 25, 2007, and based upon and subject to the assumptions made, matters considered and limitations set forth in the opinion, the merger consideration specified in the merger agreement was fair from a financial point of view to the holders of shares of Greene County common stock;

•	the two institutions have potential synergies estimated at $5.89 million before taxes — Greene County will be utilizing Civitas’ current work force and locations, in essence, to take the place of Greene County’s planned 2007 branch expansion and associated development expenses;

•	the merger enables Greene County to significantly accelerate its penetration of the targeted market, specifically Davidson and Williamson County;

•	the merger will enable Greene County to increase its size and scale;

•	the merger is anticipated to enhance the franchise value of Greene County, both in the short-run and in the long-run;

•	the merger is expected to enhance Greene County’s geographic market coverage;

•	the merger is expected to be accretive to Greene County’s earnings;

•	the merger enables Greene County to diversify its revenue mix in a meaningful way;

•	the merger brings to Greene County’s team a number of outstanding bankers;

•	the merger valuation multiples are similar to those of recent business combinations involving southeastern financial institutions, either announced or completed, during the past few years;

•	the merger will generally be a tax-free transaction for Greene County and its new shareholders to the extent such shareholders receive solely shares of Greene County common stock; and

•	the merger will result in Greene County and its bank subsidiary being well-capitalized institutions, the financial positions of which would be in excess of all applicable regulatory capital requirements.

The foregoing discussion of the information and factors considered by the Greene County board of directors is not exhaustive, but includes all material factors considered by the Greene County board of directors. In view of the wide variety of factors considered by the Greene County board of directors in connection with its evaluation of the merger and the complexity of such matters, the Greene County board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Greene County board of directors discussed the factors described above, asked questions of Greene County’s management and Greene County’s legal and financial advisors, and reached general consensus that the merger was in the best interests of Greene County and Greene County shareholders.

In considering the factors described above, individual members of the Greene County board of directors may have given different weights to different factors. It should be noted that this explanation of the Greene County board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS” above on page 13.

The Greene County board of directors determined that the merger, the merger agreement and the issuance of Greene County common stock in connection with the merger are in the best interests of Greene County and its shareholders.

For the reasons set forth above, the Greene County board of directors has adopted the merger agreement and approved the issuance of Greene County common stock in connection with the merger and believes that it is in the best interests of Greene County and its shareholders and recommends that its shareholders vote “FOR” this proposal.

Civitas’ Reasons for the Merger; Recommendation of the Civitas Board of Directors

In reaching its decision by majority vote to adopt the merger agreement and recommend the merger to its shareholders, the Civitas board of directors consulted with Civitas’ management, as well as its legal and financial advisors, and considered a number of factors, including:

•	its analysis of the business, operations, financial condition, earnings and prospects of the combined company, taking into account the results of its due diligence review;

•	the strategic nature of the business combination, the complimentary businesses of Greene County and Civitas, the potential prospects of the combined company, including anticipated savings derived from potential synergies;

•	the financial analyses presented by KBW to the Civitas board of directors and the oral opinion delivered by KBW, to the effect that, as of January 25, 2007 (which opinion was confirmed in a written opinion dated January 25, 2007), and based upon and subject to the assumptions made, matters considered and limitations set forth in the opinion, the merger consideration specified in the merger agreement was fair from a financial point of view to the holders of shares of Civitas common stock;

•	the value of the consideration to be received by Civitas shareholders in the merger, including the historical market prices and trading information for the shares of Greene County’s common stock and that the exchange ratio represents a premium of approximately 22.6% over the closing sales price for Civitas common stock on January 25, 2007, the day the Civitas board approved the merger agreement;

•	the fact that Civitas shareholders would own approximately 23.8% of the combined company;

•	its belief that a majority of Civitas’ existing employees would be offered employment with the combined company and become eligible to participate in the combined company’s equity incentive plan;

•	the expected treatment of the merger as a tax-free transaction for United States federal income tax purposes which would generally allow Civitas shareholders receiving solely Greene County common stock in the merger to avoid recognizing gain or loss upon conversion of shares of Civitas common stock into shares of Greene County common stock;

•	the risks described under the section of this joint proxy statement/prospectus above entitled “RISK FACTORS RELATING TO THE MERGER,” including the risk that the proposed transaction would not be completed;

•	the limitations imposed in the merger agreement on Civitas’ business and the selection by Civitas of alternative business combinations prior to the completion of the merger;

•	the fact that the merger agreement provides for a fixed exchange ratio and that the value of the consideration to be received in the merger by the Civitas shareholders depends on the value of the Greene County common stock at the effective time of the merger and that there can be no assurances that future results, including results expected or considered in the factors listed above would be achieved;

•	the possibility that the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on Civitas’ stock price, its operating results, particularly in light of the expenses related to the transaction, and its continued ability to attract and retain key personnel; and

•	its belief that a combination with Greene County would allow Civitas shareholders to participate in a combined company that would have better future prospects than Civitas could achieve either on a stand-alone basis or through a combination with other potential merger partners, with greater market penetration and more diversified customer bases and revenue sources.

The foregoing discussion of the factors considered by the Civitas board of directors is not intended to be exhaustive, but, rather, includes some of the material factors considered by the Civitas board of directors. In reaching its decision, by majority vote to approve the merger agreement and the other transactions contemplated by the merger agreement, the Civitas board questioned the adequacy of the consideration to be received by Civitas shareholders and was particularly concerned about the ability of Greene County to successfully integrate the two companies following completion of the merger and the effect that could have on the value of Greene County’s stock. The consideration issue was discussed at length, and a majority of the Civitas board concluded that the consideration offered by Greene County was in excess of what Civitas shareholders might expect to receive from another acquiring institution, and that the value of the combined companies would likely exceed what Civitas shareholders might expect to realize if Civitas remained independent. This conclusion was supported by the analysis provided by KBW, and the board’s assessment of Civitas’ earnings projections and strategic plan. Greene County’s ability to successfully integrate the two companies was also discussed at length, and based on the results of Civitas’ due diligence investigation, a majority of the board concluded that despite Greene County’s lack of experience in transactions of this magnitude, Greene County’s management and technological capabilities should be sufficient to successfully integrate the two companies. With respect to the other factors considered by the board, the Civitas board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Civitas board of directors considered all these factors as a whole, and overall and a majority considered them to be favorable to, and to support, its determination. In considering the factors described above, individual members of the Civitas board of directors may have given different weights to different factors. It should be noted that this explanation of the Civitas board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS” above on page 13.

The Civitas board of directors determined by majority vote that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Civitas and its shareholders. Two directors, including the Chief Executive Officer of Civitas, voted against the merger agreement. Director William Wallace was absent.

For the reasons set forth above, the Civitas board of directors has adopted the merger agreement by majority vote and a majority of the board believes that it is in the best interests of Civitas and Civitas shareholders and recommends that its shareholders vote “FOR” this proposal.

Dissenters’ and Appraisal Rights

Under Tennessee law, neither Greene County nor Civitas shareholders are entitled to dissenters’ or appraisal rights in connection with the merger.

Opinion of Greene County’s Financial Advisor

Scott & Stringfellow, Inc. (“Scott & Stringfellow”) acted as financial advisor to Greene County in connection with the merger. Greene County selected Scott & Stringfellow because Scott & Stringfellow is a recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Greene County and its business. As part of its investment banking business, Scott & Stringfellow is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

On January 25, 2007, Greene County’s board of directors held a special meeting to approve the merger agreement. At that meeting Scott & Stringfellow rendered an oral opinion, followed by a written opinion of the same date, that as of that date and based upon and subject to the factors and assumptions set forth in its fairness opinion presentation, the consideration to be paid by Greene County in the merger was fair to Greene

County from a financial point of view. That opinion was confirmed in a written opinion as of the date of this proxy statement/prospectus.

The full text of Scott & Stringfellow’s written opinion is attached as Appendix B to this document and is incorporated herein by reference. The opinion outlines matters considered and qualifications and limitations on the review undertaken by Scott & Stringfellow in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. We recommend that shareholders of Greene County read the entire opinion carefully in connection with their consideration of the proposed merger.

Scott & Stringfellow’s opinion is directed to the Greene County board and addresses only the fairness, from a financial point of view, of the merger consideration paid by Greene County. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Greene County stockholder as to how the stockholder should vote at the Greene County annual meeting on the merger agreement or any related matter.

In rendering its opinion, Scott & Stringfellow:

•	reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and annual reports on Form 10-K of Greene County for the three years ended December 31, 2005;

•	annual reports to stockholders and annual reports on Form 10-K of Civitas for the three years ended December 31, 2005;

•	recent quarterly reports on Form 10-Q of Greene County;

•	recent quarterly reports on Form 10-Q of Civitas;

•	other recent communications from Greene County and Civitas;

•	other financial information concerning the businesses and operations of Greene County and Civitas (consisting of independent stock analysts’ projections and forecasts available to the general public, aggregated over a 12 month period of time) furnished to Scott & Stringfellow by Greene County and Civitas for the purposes of Scott & Stringfellow’s analysis;

•	certain publicly available information concerning the trading of, and the trading market for, the common stock of Greene County and Civitas; and

•	certain publicly available information with respect to publicly traded companies and the nature and terms of certain other transactions that Scott & Stringfellow considered relevant to its inquiry;

•	reviewed the market prices, valuation multiples, publicly reported financial conditions and results of operations for Greene County and for Civitas and compared them with those of certain publicly traded companies that Scott & Stringfellow deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Scott & Stringfellow deemed to be relevant; and

•	performed such other analyses that it considered appropriate.

In conducting its review and arriving at its opinion, Scott & Stringfellow relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to Scott & Stringfellow or that was discussed with, or reviewed by or for Scott & Stringfellow, or that was publicly available. Scott & Stringfellow did not assume any responsibility to verify such information independently. Scott & Stringfellow assumed that the financial and operating forecasts for Greene County and Civitas provided by the management of Greene County have been reasonably prepared and reflect the best currently available estimates and judgments of senior management of Greene County as to the future financial and operating performance of Greene County and Civitas. Scott & Stringfellow assumed, without independent verification, that the aggregate allowances for loan and lease losses for Greene County and Civitas are adequate to cover those losses. Scott & Stringfellow did not make or obtain any evaluations or appraisals of any assets or liabilities of Greene County or Civitas, and Scott & Stringfellow did not examine any books and records or review individual credit files.

For purposes of rendering its opinion, Scott & Stringfellow assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements or amendments or modifications will be imposed that will have a material adverse effect on the future results of operations or financial condition of Greene County, Civitas or the combined entity, as the case may be, or the contemplated benefits of the merger.

Scott & Stringfellow further assumed that the merger will be accounted for as a “purchase” under accounting principles (“GAAP”) generally accepted in the United States. Scott & Stringfellow’s opinion is not an expression of an opinion as to the prices at which shares of Greene County common stock or Civitas common stock will trade following the announcement of the merger or the actual value of Greene County common stock when issued pursuant to the merger, or the prices at which Greene County common stock will trade following the completion of the merger.

In performing its analyses, Scott & Stringfellow made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Scott & Stringfellow, Greene County and Civitas. Any estimates contained in the analyses performed by Scott & Stringfellow are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Scott & Stringfellow opinion was among several factors taken into consideration by the Greene County board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of the Greene County board or management of Greene County with respect to the fairness of the merger consideration.

The following is a summary of the material analyses presented by Scott & Stringfellow to the Greene County board of directors on January 25, 2007, in connection with its written opinion. The summary is not a complete description of the analyses underlying the Scott & Stringfellow opinion or the presentation made by Scott & Stringfellow to the Greene County board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Scott & Stringfellow did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, Scott & Stringfellow believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone are not a complete description of the financial analyses.

Transaction Overview.  Scott & Stringfellow reviewed the financial terms of the merger agreement, including a fixed exchange ratio of 0.2674 shares of Greene County common stock for each share of Civitas common stock and a fixed cash consideration of $10.25 per Civitas share. Stockholders of Civitas will have the option to receive $10.25 per share in cash, 0.2674 shares of Greene County common stock, or a combination of cash and stock subject to an aggregate consideration mix of 70% stock and 30% cash and subject to adjustment as fully described in the merger agreement. Civitas stock option holders will receive a cash consideration amount equal to the difference of $10.25 per share less the value of their options. Based on the closing price of Greene County common stock on January 23, 2007 of $36.51, Scott & Stringfellow calculated an aggregate value (“Implied Aggregate Value”) of approximately $163 million, or $9.91 per share for Civitas common stock. Completion of the transaction is subject to Greene County and Civitas stockholder approvals, required regulatory approvals and other conditions.

Transaction Pricing Multiples.  Scott & Stringfellow calculated the following multiples:

Transaction Multiples (Civitas data as of 1/23/06)
Premium to Market Price ($7.99)	24.0%
Price/Last 12 Months’ Reported Earnings per Share ($0.40)	24.5	x
Price/FY 2007 Management’s Projected Earnings per Share ($0.44)	22.4	x
Price/Book Value per Share ($3.31)	299.2%
Price/Tangible Book Value per Share ($3.31)	299.2%
Price/Total Assets	18.2%
Price/Total Deposits	22.8%
Tangible Premium/Core Deposits	31.4%

Selected Peer Group Analysis.  Scott & Stringfellow reviewed and compared publicly available financial data, market information and trading multiples for Civitas with other selected publicly traded companies that Scott & Stringfellow deemed relevant to Civitas. The peer group selected consisted of publicly traded commercial banks headquartered in the Southeast and Mid-West with assets between $500 and $1,500 million (20 companies). The peer group excluded commercial banks identified as the target of a publicly announced merger as of January 23, 2007.

Name (Ticker)	Name (Ticker)

American National Bankshares Inc. (AMNB)	First South Bancorp, Inc. (FSBK)
Appalachian Bancshares, Inc. (APAB)	First Security Group, Inc. (FSGI)
Auburn National Bancorporation, Inc. (AUBN)	National Bankshares, Inc. (NKSH)
BNC Bancorp (BNCN)	Nexity Financial Corporation (NXTY)
Cooperative Bankshares, Inc. (COOP)	Old Point Financial Corporation (OPOF)
Crescent Financial Corporation (CRFN)	Porter Bancorp, Inc. (PBIB)
Crescent Banking Company (CSNT)	People Bancorp of North Carolina, Inc. (PEBK)
Eastern Virginia Bankshares, Inc. (EVBS)	Peoples Financial Corporation (PFBX)
First Community Corporation (FCCO)	Premier Community Bankshares, Inc. (PREM)
First Financial Service Corporation (FFKY)	Tennessee Commerce Bancorp, Inc. (TNCC)

For the selected publicly traded companies, Scott & Stringfellow analyzed, among other things, stock price as a multiple of last twelve months earnings, estimated 2006 and 2007 earnings, book value per share and tangible book value per share. All multiples were based on closing stock prices as of January 23, 2007. Projected earnings per share for the comparable companies were based on SNL Financial consensus estimates. SNL Financial is an information provider that publishes, among other things, a compilation of estimates of projected financial performance for publicly traded commercial banks produced by equity research analysts at leading investment banking firms. Estimated 2007 earnings per share for Civitas was based on data received from Greene County’s management. The following table sets forth the median multiples and market capitalization indicated by the market analysis of selected publicly traded companies compared to Civitas multiples and market capitalization based on its closing stock price on January 23, 2007 of $7.99 per share.

			Comparable
			Companies
	Civitas		Median

Price to:
Book value per share	241.4%		157.3%
Tangible book value per share	241.4%		199.6%
LTM earnings per share	19.0	x	16.2	x
2007E earnings per share	18.1	x	14.0	x
Market capitalization (January 23, 2007)	$127.0 million		$121.2 million

No company used in the analysis described above is identical to Civitas or the pro forma combined company. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading, or other values of the companies to which they are being compared. In addition, mathematical analyses, such as determining the median, are not of themselves meaningful methods of using comparable company data.

Selected Transaction Analysis.  Scott & Stringfellow reviewed and analyzed certain financial data related to fifteen completed and pending mergers and acquisitions announced between January 1, 2003 and January 23, 2007. These transactions involved Southeastern commercial bank sellers with the following characteristics (“Tennessee Region Bank Transactions”):

•	Total assets of $500 million to $1.5 billion, and

•	Prior year return on average assets greater than or equal to 0.50%.

Those transactions were as follows:

Acquiror	Acquiree

Park National Corp.	Vision Bancshares Inc.
IBERIA BANK Corp.	Pulaski Investment Corp.
Alabama National BanCorp.	PB Financial Services Corp.
Mercantile Bankshares Corp.	James Monroe Bancorp Inc.
BB&T Corp.	First Citizens Bancorp
Pinnacle Financial Partners	Cavalry Bancorp Inc.
Synovus Financial Corp.	Riverside Bancshares Inc.
FLAG Financial Corp.	First Capital Bancorp, Inc.
Mercantile Bankshares Corp.	Community Bank of N. Virginia
South Financial Group Inc.	Florida Banks Inc.
South Financial Group Inc.	CNB Florida Bancshares Inc.
Synovus Financial Corp.	Trust One Bank
Fulton Financial Corp.	Resources Bankshares Corp.
South Financial Group Inc.	MountainBank Financial Corp.
SunTrust Banks Inc.	Lighthouse Financial Services

For the purpose of this analysis, transaction multiples from the merger were derived from the $9.91 per share Implied Aggregate Value at January 23, 2007 and financial data as of September 30, 2006 for Civitas.

Scott & Stringfellow compared these results with the multiples implied by the selected transactions listed above. The results of Scott & Stringfellow’s calculations and the analysis are set forth in the following table.

			Tennessee
	Greene County/		Region Bank
	Civitas		Transactions
	Transaction		Median

Deal Price/Book Value	299.2%		330.8%
Deal Price/Tangible Book Value	299.2%		332.5%
Deal Price/Last 12 Months’ Reported EPS	24.5	x	23.0	x
Premium to Market Price	24.0%		24.2%
Deal Premium/Core Deposits	31.4%		26.4%

No company or transaction used as a comparison in the above analysis is identical to Greene County, Civitas or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Dividend Stream and Terminal Value Analysis of Civitas.  Scott & Stringfellow performed an analysis that estimated the future stream of dividend flows of Civitas through December 31, 2010 under various circumstances, assuming Civitas’ projected dividend stream and assuming that Civitas performed in accordance with the earnings projections provided by Greene County’s management. For 2007 and 2008, Scott & Stringfellow used the earnings projections provided by Greene County’s management. For periods after 2008, Scott & Stringfellow assumed an annual earnings per share growth rate of 20% while maintaining an adequate capital level to support this growth. To approximate the terminal value of Civitas common stock at December 31, 2010, Scott & Stringfellow applied a 22.0x to 25.0x price / LTM earnings multiple range. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 10.0% to 13.0%, chosen to reflect different assumptions regarding required rates of return to the holders of Civitas common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Civitas common stock of $9.23 to $11.88 when applying the price/LTM earnings multiples.

Discount Rate	22.0x	23.0x	24.0x	25.0x

10.0%	$10.53	$10.98	$11.43	$11.88
11.0%	$10.07	$10.50	$10.94	$11.37
12.0%	$9.64	$10.05	$10.46	$10.88
13.0%	$9.23	$9.62	$10.02	$10.41

Contribution analysis.  Scott & Stringfellow analyzed the relative contribution of each of Greene County and Civitas to certain pro forma balance sheet and income statement items of the combined entity. Scott & Stringfellow compared the relative contribution of market, balance sheet and income statement items with the estimated pro forma ownership percentage Civitas stockholders would represent in Greene County pro forma. The results of Scott & Stringfellow’s analysis are set forth in the following table.

	Greene
Category	County	Civitas

2005A Core Net Income	78.4%	21.6%
2006E Core Net Income	85.0%	15.0%
2007E Core Net Income	77.3%	22.7%
Total Assets	66.6%	33.4%
Gross Loans	71.4%	28.6%
Deposits	64.3%	35.7%
Shareholders’ Equity	77.5%	22.5%
Tangible Equity	73.1%	26.9%
Market Value as of 1/23/07	73.8%	26.2%
Average Contribution	73.8%	27.2%
Implied Stock Ownership (70% stock)	76.1%	23.9%
Implied Stock Ownership (100% stock)	69.7%	30.3%

Financial Impact Analysis.  Scott & Stringfellow performed pro forma merger analyses that combined projected income statement and balance sheet information. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of the pro forma company. This analysis indicated that the merger is expected to be accretive to Greene County’s estimated 2008 earnings per share and book value per share, and dilutive to 2007 estimated tangible book value per share. This analysis was based on financial projections and merger assumptions (including estimated cost savings and one-time charges) provided by Greene County’s management team. For all of the above analyses, the actual results achieved by the pro forma company following the merger will vary from the projected results, and the variations may be material.

Other Analyses.  Scott & Stringfellow compared the relative financial and market performance of Greene County to a variety of relevant industry peer groups and indices.

As part of its investment banking business, Scott & Stringfellow is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and corporate valuations. As specialists in the securities of banking companies, Scott & Stringfellow has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Scott & Stringfellow may, from time to time, purchase securities from, and sell securities to, Greene County and Civitas. As a market maker in securities, Scott & Stringfellow may from time to time have a long or short position in, and buy or sell, debt or equity securities of Greene County and Civitas for Scott & Stringfellow’s own account and for the accounts of its customers.

Greene County and Scott & Stringfellow have entered into an engagement relating to the services to be provided by Scott & Stringfellow in connection with the merger. Greene County paid to Scott & Stringfellow at the time of the delivery of the fairness opinion a cash fee equal to $150,000 less the $25,000 that had already been paid to Scott & Stringfellow in the form of a retainer. Pursuant to the Scott & Stringfellow engagement agreement, Greene County also agreed to reimburse Scott & Stringfellow for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention.

Opinion of Civitas’ Financial Advisor

Civitas engaged KBW to act as its exclusive financial advisor in connection with the merger. KBW agreed to assist Civitas in analyzing and effecting a transaction with Greene County. Civitas selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Civitas and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

On December 1, 2006, the Civitas board held a meeting to evaluate the proposed merger with Greene County. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion that, as of that date, the merger consideration in the merger was fair to the shareholders of Civitas from a financial point of view.

The full text of KBW’s written opinion is attached as Appendix C to this document and is incorporated herein by reference. Civitas’ shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW.

KBW’s opinion is directed to the Civitas board and addresses only the fairness, from a financial point of view, of the merger consideration to the Civitas shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Civitas shareholder as to how the shareholder should vote at the Civitas special meeting on the merger or any related matter.

In rendering its opinion, KBW:

•	reviewed, among other things,

•	the merger agreement,

•	Annual Reports on Form 10-K for the three years ended December 31, 2005, 2004 and 2003 of Civitas,

•	Annual Reports to Shareholders and Annual Reports on Form 10-K for the three years ended December 31, 2005, 2004 and 2003 of Greene County,

•	certain interim reports to shareholders and Quarterly Reports on Forms 10-Q of Civitas for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 and certain other communications from Civitas to its respective shareholders,

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Greene County for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 and certain other communications from Greene County to its respective shareholders, and

•	other financial information concerning the businesses and operations of Civitas and Greene County (consisting of independent stock analysts’ projections and forecasts available to the general public, aggregated over a 12 month period of time) furnished to KBW by Civitas and Greene County for purposes of KBW’s analysis;

•	held discussions with members of senior management of Civitas and Greene County regarding

•	past and current business operations,

•	regulatory relationships,

•	financial condition, and

•	future prospects of the respective companies;

•	reviewed the market prices, valuation multiples, publicly reported financial condition and results of operations for Greene County and compared them with those of certain publicly traded companies that KBW deemed to be relevant;

•	reviewed the publicly reported financial condition and results of operations for Civitas and compared them with those of certain companies that KBW deemed to be relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that KBW deemed to be relevant; and

•	performed other studies and analyses that it considered appropriate.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by or for KBW, or that was publicly available. KBW did not attempt or assume any responsibility to verify such information independently. KBW relied upon the management of Civitas as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for Greene County and Civitas are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of Greene County or Civitas, and KBW did not examine any books and records or review individual credit files.

The projections furnished to KBW and used by it in certain of its analyses were prepared by Civitas’ senior management. Civitas does not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

KBW further assumed that the merger will be accounted for as a purchase transaction under GAAP. KBW’s opinion is not an expression of an opinion as to the prices at which shares of Civitas common stock or shares of Greene County common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of KBW, Civitas and Greene County. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Civitas board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Civitas board or management of Civitas with respect to the fairness of the merger consideration.

The following is a summary of the material analyses performed by KBW in connection with its January 25, 2007 opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the Civitas board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Transaction Summary.  KBW calculated the merger consideration to be paid as a multiple of Civitas’ book value per share, tangible book value per share and latest twelve months’ earnings per share. KBW also calculated the merger consideration to be paid as a “Core Deposit Premium.” Core Deposit Premium equals the difference between the aggregate merger consideration and Civitas’ tangible equity divided by core deposits. Additionally, KBW has adjusted throughout its analyses the financial data to exclude any non-recurring income and expenses and any extraordinary items. The merger consideration was based on $10.25 in cash or a fixed exchange ratio of 0.2674 shares of Greene County for each share of Civitas, subject to 70% of the aggregate merger consideration being in Greene County common stock and the remaining 30% being in cash. These computations were based on Civitas’ stated book value per share of $3.31, tangible book value per share of $3.31 as of September 30, 2006, Civitas’ latest twelve months’ core earnings per share of $0.26 as of September 30, 2006 and core deposits of $413.5 million as of September 30, 2006. Based on those assumptions and Greene County’s closing price of $37.00 on January 24, 2007, this analysis indicated Civitas shareholders would receive stock worth $9.89 for each share of Civitas common stock held or $10.25 in cash. Assuming a 72% stock, 28% cash consideration to common shareholders, the blended deal value per share of $9.99 would represent 302% of book value per share, 302% of tangible book value per share, 38.4 times latest twelve months’ core earnings per share and a Core Deposit Premium of 27.0%.

Selected Transaction Analysis.  KBW reviewed certain financial data related to a set of comparable Southeastern bank transactions announced since December 31, 2004 with deal values between $100 million and $500 million, excluding mergers of equals and transactions where the Seller was located in Miami-Dade, Broward or Palm Beach Counties, Florida (19 transactions).

KBW compared multiples of price to various factors for the Greene County-Civitas merger to the same multiples for the comparable group’s mergers at the time those mergers were announced. The results were as follows:

Comparable Transactions:

							Greene County/
	Median		Low		High		Civitas Merger

Price/Stated Book Value	304%		167%		448%		302%
Price/Tangible Book Value	328%		167%		448%		302%
Price/Latest Twelve Months’ Earnings Per Share	23.0	x	14.3	x	38.1	x	38.4	x
Core Deposit Premium	28.3%		20.4%		39.7%		27.0%

KBW also analyzed the financial data for the period ended September 30, 2006, for Civitas and reporting periods prior to the announcement of each transaction for each target in the Selected Transactions Analysis. The results were as follows:

Comparable Targets:

	Median	Low	High	Civitas

Equity/Assets	8.23%	6.20%	17.37%	6.08%
Non-Performing Assets/Assets	0.29	0.00	0.86	0.27
Return on Average Assets (Year-to-Date Annualized)	1.18	0.78	1.57	0.56
Return on Average Equity (Year-to-Date Annualized)	13.26	5.26	21.07	9.02
Efficiency Ratio (Last Twelve Months)	57	43	66	71

No company or transaction used as a comparison in the above analysis is identical to Greene County, Civitas or the merger. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies to which they are being compared.

Discounted Cash Flow Analysis.  Using discounted dividends analysis, KBW estimated the present value of the future stream of dividends that Civitas could produce over the next five years, under various circumstances, assuming Civitas performed in accordance with Civitas’ management’s earnings forecasts for 2007 and 2008, earnings are grown 12.0% annually in 2009-2012, and Civitas maintains a dividend payout ratio of 15.0% annually in all years. KBW then estimated the terminal values for Civitas stock at the end of the period by applying multiples ranging from 14.0x to 16.0x projected earnings in year six. The terminal values were then discounted to present values using different discount rates (ranging from 13.0% to 17.0%) chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of Civitas common stock. This discounted dividend analysis indicated reference ranges of between $7.55 and $9.92 per share of Civitas common stock. These values compare to the consideration offered by Greene County to Civitas in the merger of $9.99 per share of Civitas common stock.

The following table indicates the imputed range of values per share of Civitas common stock:

		Terminal Multiple (x)
		14.0	14.5	15.0	15.5	16.0
Discount Rate (%)	13.0	$8.82	$9.09	$9.37	$9.64	$9.92
	14.0	8.47	8.74	9.00	9.27	9.53
	15.0	8.15	8.40	8.65	8.91	9.16
	16.0	7.84	8.08	8.33	8.57	8.81
	17.0	7.55	7.78	8.01	8.24	8.48

Relative Stock Price Performance.  KBW also analyzed the price performance of Greene County common stock from December 31, 2005 to January 24, 2007, and compared that performance to the performance of the Philadelphia Exchange/Keefe, Bruyette & Woods Bank Index (“Keefe Bank Index”) over the same period. The Keefe Bank Index is a market cap weighted price index composed of 24 major commercial and savings banks stocks. The Keefe Bank Index is traded on the Philadelphia Exchange under the symbol “BKX”. This analysis indicated the following cumulative changes in price over the period:

Greene County	35.2%
Keefe Bank Index	13.6

Selected Peer Group Analysis.  KBW compared the financial performance and market performance of Greene County to those of a group of comparable holding companies. The comparisons were based on:

•	various financial measures including:

•	earnings performance

•	operating efficiency

•	capital

•	asset quality

•	various measures of market performance including:

•	price to book value

•	price to earnings

•	dividend yield

To perform this analysis, KBW used the financial information as of and for the quarter ended as of the most recent quarter available per SNL Financial and market price information as of January 24, 2007. The 12 companies in the peer group included publicly traded banks in Alabama, Georgia, Mississippi and Tennessee with assets between $1.0 billion and $10.0 billion. This peer group includes Alabama National BanCorporation; Ameris Bancorp; BancTrust Financial Group, Inc.; First Security Group, Inc.; GB&T Bancshares, Inc.; Hancock Holding Company; Integrity Bancshares, Inc.; Pinnacle Financial Partners, Inc.; Renasant Corporation; Security Bank Corporation; Trustmark Corporation and United Community Banks, Inc.

KBW has adjusted throughout its analysis the financial data to exclude certain non-recurring income and expenses and any extraordinary items.

KBW’s analysis showed the following concerning Greene County’s financial performance:

Selected Peer Group:

	Median	Low	High	Greene County

Return on Average Equity (GAAP)	10.31%	7.27%	27.81%	11.16%
Return on Average Assets (GAAP)	1.09	0.68	2.38	1.20
Return on Average Tangible Equity (Cash)	18.58	9.21	32.38	14.57
Return on Average Tangible Assets (Cash)	1.20	0.68	2.43	1.27
Net Interest Margin	4.24	3.70	5.09	4.66
Efficiency Ratio	59	52	64	59
Leverage Ratio	8.71	7.33	10.63	9.56
Tangible Equity/Assets	7.13	5.72	10.19	8.42
Loans/Deposits	94	63	101	116
Non-Performing Assets/Assets	0.46	0.10	1.24	0.29
Loan Loss Reserve/Non-Performing Assets	196	71	786	432
Loan Loss Reserve/Total Loans	1.19	1.04	1.72	1.45

KBW’s analysis showed the following concerning Greene County’s market performance:

Selected Peer Group:

	Median		Low		High		Greene County

Price/Stated Book Value Per Share	181%		128%		300%		197%
Price/Tangible Book Value Per Share	277		196		367		249
Price/2006 GAAP Estimated Earnings Per Share	17.3	x	14.2	x	26.3	x	17.3	x
Price/2006 Cash Estimated Earnings Per Share	17.0		13.9		24.5		16.7
Price/2007 GAAP Estimated Earnings Per Share	15.7		14.1		20.3		15.4
Price/2007 Cash Estimated Earnings Per Share	15.2		13.8		19.2		14.9
Dividend Yield	1.8%		0.0%		3.0%		1.7%

KBW also compared the financial performance of Civitas to those of a group of comparable banks. The comparisons were based on various financial measures including:

•	earnings performance

•	operating efficiency

•	capital

•	asset quality

To perform this analysis, KBW used the financial information as of and for the quarter ended most recent quarter available per SNL Financial. The 10 companies in the peer group included publicly traded banks in Alabama, Georgia, North Carolina, South Carolina and Tennessee with assets between $1.0 billion and $1.5 billion. This peer group includes BancTrust Financial Group, Inc.; Bank of Granite Corporation; Capital Bank Corporation; Colony Bankcorp, Inc.; First Security Group, Inc.; FNB Financial Services Corporation; Integrity Bancshares, Inc.; PAB Bankshares, Inc.; Southern Community Financial Corporation and Yadkin Valley Financial Corporation. KBW has adjusted throughout its analysis the financial data to exclude certain non-recurring income and expenses and any extraordinary items.

KBW’s analysis showed the following concerning Civitas’ financial performance:

Selected Peer Group:

	Median	Low	High	Civitas

Return on Average Equity (GAAP)	11.07%	6.20%	15.39%	9.24%
Return on Average Assets (GAAP)	1.00	0.61	1.53	0.55
Return on Average Tangible Equity (Cash)	13.88	9.21	18.37	9.24
Return on Average Tangible Assets (Cash)	1.10	0.65	1.55	0.55
Net Interest Margin	4.31	3.32	5.09	3.10
Efficiency Ratio	60	47	69	65
Leverage Ratio	9.38	8.18	12.08	8.97
Tangible Equity/Assets	7.26	6.09	11.56	6.08
Loans/Deposits	94	87	101	87
Non-Performing Assets/Assets	0.53	0.25	1.64	0.27
Loan Loss Reserve/Total Loans	1.31	1.04	2.17	1.00

Contribution Analysis.  KBW analyzed the relative contribution of each of Civitas and Greene County to the pro forma balance sheet and income statement items of the combined entity, including assets, gross loans, deposits, equity, tangible equity and latest twelve months’ earnings. This analysis excluded any purchase accounting adjustments. The pro forma ownership analysis assumed the aggregate deal value was in the form of 70% Greene County stock and 30% cash and was based on a fixed exchange ratio of 0.2674 Greene County shares for each share of Civitas electing stock consideration. The results of KBW’s analysis are set forth in the following table:

Category	Greene County	Civitas

Assets	67.2%	32.8%
Gross Loans	72.0	28.0
Deposits	65.8	34.2
Equity	77.8	22.2
Tangible Equity	73.5	26.5
Latest Twelve Months’ Earnings (GAAP)	83.0	17.0
Latest Twelve Months’ Earnings (Cash)	83.4	16.6
Estimated Pro Forma Ownership	76.2	23.8

Financial Impact Analysis.  KBW performed pro forma merger analyses that combined projected income statement and balance sheet information. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of the pro forma company. This analysis indicated that the merger is expected to be dilutive to Greene County’s estimated 2007 GAAP and cash earnings per share and accretive to Greene County’s estimated 2008 GAAP and cash earnings per share. This analysis was based on First Call’s 2007 and 2008 published earnings estimate for Greene County and Civitas’ 2007 and 2008 earnings projections of $7.1 million and $8.3 million, (respectively) as provided by Greene County’s management. “First Call” is a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors. KBW estimated cost savings equal to 25.0% of Civitas’ projected non-interest expenses. For all of the above analyses, the actual results achieved by pro forma company following the merger will vary from the projected results and the variations may be material.

Other Analyses.  KBW reviewed the relative financial and market performance of Greene County and Civitas to a variety of relevant industry peer groups and indices. KBW also reviewed earnings estimates, historical stock performance, stock liquidity and research coverage for Greene County.

The Civitas board has retained KBW as an independent contractor to act as financial adviser to Civitas regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to Greene County. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Greene County for KBW’s own account and for the accounts of its customers.

Civitas and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. Civitas has agreed to pay KBW at the time of closing a cash fee equal to 0.90% of the market value of the aggregate consideration offered in exchange for the outstanding shares of common stock of Civitas in the transaction. Pursuant to the KBW engagement agreement, Civitas also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

Accounting Treatment

The merger will be accounted for as a “purchase,” as that term is used under GAAP for accounting and financial reporting purposes. Civitas will be treated as the acquired corporation for accounting and financial reporting purposes. Civitas’ assets and liabilities will be adjusted to their estimated fair value on the closing date of the merger and combined with the historical book values of the assets and liabilities of Greene County. Applicable income tax effects of these adjustments will be included as a component of the combined company’s deferred tax assets or liabilities. The difference between the estimated fair value of the assets (including separately identifiable intangible assets, such as core deposit intangibles) and liabilities and the purchase price will be recorded as goodwill.

Material United States Federal Income Tax Consequences of the Merger

General.  The following discussion sets forth the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Civitas common stock. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion is based upon the Internal Revenue Code, the regulations of the United States Department of the Treasury and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “U.S. holder” means:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

This discussion assumes that you hold your shares of Civitas common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a Civitas shareholder whose shares are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code or who may otherwise be subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	a Civitas shareholder who received Civitas common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	a person who has a functional currency other than the U.S. dollar; or

•	a Civitas shareholder who holds Civitas common stock as part of a hedge, straddle or a constructive sale or conversion transaction.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds Civitas common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

Recognition of Gain or Loss.  Based on representations contained in letters provided by Greene County and Civitas and on certain customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, it is the opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, counsel to Greene County, and Miller & Martin, PLLC, counsel to Civitas, that the material United States federal income tax consequences of the merger are as follows:

•	the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	no gain or loss will be recognized by Greene County or Civitas by reason of the merger;

•	you will not recognize gain or loss if you exchange your Civitas common stock solely for Greene County common stock, except to the extent of any cash received in lieu of a fractional share of Greene County common stock.

You should note the following in connection with the proposed merger:

•	you will recognize gain or loss if you exchange your Civitas common stock solely for cash in the merger (or receive cash in lieu of fractional shares) in an amount equal to the difference between the amount of cash you receive and your tax basis in your shares of Civitas common stock;

•	subject to the following, if you exchange your Civitas common stock for a combination of Greene County common stock and cash you will recognize gain (but not loss) in an amount equal to the lesser of: (i) the excess, if any, of: (a) the sum of the cash (excluding any cash received in lieu of a fractional share of Greene County common stock) and the fair market value of the Greene County common stock you receive (including any fractional share of Greene County common stock you are deemed to receive and exchange for cash) (b) over your tax basis in the Civitas common stock surrendered in the merger or (ii) the cash that you receive in the merger (other than cash received in lieu of fractional shares). In certain circumstances, the exchange of your Civitas common stock for a combination of Greene County common stock and cash may not be treated as a sale of a portion of your Civitas common stock and may be treated as a dividend of the cash instead. See below under “— Additional Considerations — Recharacterization of Gain as a Dividend.”

•	your tax basis in the Greene County common stock that you receive in the merger (including any fractional share interest you are deemed to receive and exchange for cash), will equal your tax basis in the Civitas common stock you surrendered, increased by the amount of taxable gain, if any, you recognize on the exchange and decreased by the amount of any cash received by you in the merger; and

•	your holding period for the Greene County common stock that you receive in the merger will include your holding period for the shares of Civitas common stock that you exchange in the merger.

If you acquired different blocks of Civitas common stock at different times and at different prices, any gain or loss you recognize will be determined separately with respect to each block of Civitas common stock, and the cash and Greene County common stock you receive will be allocated pro rata to each such block of common stock. In addition, your basis and holding period in your Greene County common stock may be determined with reference to each block of Civitas common stock exchanged.

Taxation of Capital Gain.  Any gain or loss that you recognize in connection with the merger will generally constitute capital gain or loss and will constitute long-term capital gain or loss if your holding period in your Civitas common stock is greater than one year as of the date of the merger. For the rate of tax on capital gains, see below under “ — Tax Rate.” The deductibility of capital losses is subject to limitations.

Additional Considerations — Re-characterization of Gain as a Dividend.  All or part of the gain you recognize could be treated as ordinary dividend income rather than capital gain if (i) you are a significant shareholder of Greene County or (ii) if taking into account constructive ownership rules, your percentage ownership in Greene County after the merger is not less than 80% of what your percentage ownership would have been if you had received Greene County common stock rather than cash in the merger. This could happen, for example, because of your purchase of additional Greene County common stock, a purchase of Greene County common stock by a person related to you or a share repurchase by Greene County from other Greene County shareholders. The test for dividend treatment is made as though you received solely Greene County common stock in the exchange, and subsequently had a portion of such stock redeemed for cash. If this redemption (i) does not result in a “meaningful reduction” in your interest in the company (which should not be the case as long as you are a minority shareholder, taking into account the attribution rules under Section 318 of the Internal Revenue Code) or (ii) decreases your stock ownership in Greene County by 20% or less, dividend treatment could apply. Because the possibility of dividend treatment depends upon your particular circumstances, including the application of certain constructive ownership rules, you should consult your own tax advisor regarding the potential tax consequences of the merger to you.

Cash in Lieu of Fractional Shares.  You will generally recognize capital gain or loss on any cash received in lieu of a fractional share of Greene County common stock equal to the difference between the amount of cash received and the basis allocated to such fractional share.

Holding Greene County Common Stock.  The following discussion describes the U.S. federal income tax consequences to a holder of Greene County common stock after the merger. Any cash distribution paid by Greene County out of earnings and profits, as determined under U.S. federal income tax law, will be subject to tax as ordinary dividend income and will be includible in your gross income in accordance with your method of accounting. See below under “ — Tax Rate” for information regarding the rate of tax on dividends. Cash distributions paid by Greene County in excess of its earnings and profits will be treated as (i) a tax-free return of capital to the extent of your adjusted basis in your Greene County common stock (reducing such adjusted basis, but not below zero), and (ii) thereafter as gain from the sale or exchange of a capital asset.

Upon the sale, exchange or other disposition of Greene County common stock, you will generally recognize gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis in the shares of Greene County common stock surrendered. Any such gain or loss generally will be long-term capital gain or loss if your holding period with respect to the Greene County common stock surrendered is more than one year at the time of the disposition. For the rate of tax on capital gains, see below under “— Tax Rate.”

Tax Rate.  The top individual rate for long-term capital gains from sales or exchanges through December 31, 2010 is 15%. The top individual rate for “qualified dividend income” received through December 31, 2010 is also 15%. To be considered “qualified dividend income” to a particular holder, the holder must have held the common stock for more than 60 days during the 121 day period beginning 60 days before the ex-dividend period as measured under section 246(c) of the Internal Revenue Code. Dividend income that is not qualified dividend income will be taxed at ordinary income rates. You are urged to consult your tax advisor to determine whether a dividend, if any, would be treated as qualified dividend income.

Information Reporting and Backup Withholding.  Unless an exemption applies, the exchange agent will be required to withhold, and will withhold, 28% of any cash payments to which a holder of Civitas common stock or other payee is entitled pursuant to the merger, unless the shareholder or other payee provides his or her tax identification number (social security number or employer identification number) and certifies that the number is correct. Each Civitas shareholder and, if applicable, each other payee, is required to complete and sign the Form W-9 that will be included as part of the election form transmittal letter to avoid being subject to backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Greene County and the exchange agent.

Limitations on Tax Opinion and Discussion.  As noted earlier, the tax opinion is subject to certain assumptions, relating to, among other things, the truth and accuracy of certain representations made by Greene County and Civitas, and the consummation of the merger in accordance with the terms of the merger agreement and applicable state law. Furthermore, the tax opinion will not bind the Internal Revenue Service and, therefore, the Internal Revenue Service is not precluded from asserting a contrary position. The tax opinion and this discussion are based on currently existing provisions of the Internal Revenue Code, existing and proposed Treasury regulations, and current administrative rulings and court decisions. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the tax opinion or of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, we encourage you to consult your own tax advisors as to the specific tax consequences to you resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

Interests of Certain Civitas Executive Officers and Directors in the Merger

Some of the members of Civitas’ management and the Civitas board of directors have financial and other interests in the merger that are in addition to, or different from, their interests as Civitas shareholders generally. Civitas’ board of directors was aware of these interests and considered them, among other matters, in approving and adopting the merger agreement.

Agreements with Respect to Continued Employment.  Greene County has entered into written employment and non-compete agreements with 14 employees of Cumberland Bank, none of whom are either executive officers of Civitas or will be executive officers of Greene County, regarding their continued employment with Cumberland Bank after the merger. The employment agreements range in term from 6 months to one year following completion of the merger and the non-compete range in length from one to three years after a voluntary termination of employment. The non-competes will not apply if the employee is involuntarily terminated by Greene County. The aggregate of all payments associated with these agreements is approximately $1 million. In addition, Greene County has had discussion with Danny Herron, President of Cumberland Bank, and an executive officer of Civitas about a potential agreement whereby he would continue in the employment of Cumberland Bank after the merger. Although Greene County expects to ultimately enter into an agreement with Mr. Herron, there is no definitive agreement as to terms at this time.

Security Ownership of Civitas Directors and Executive Officers.  As of March 16, 2007, the record date for determining those Civitas shareholders entitled to vote their shares at the special meeting, there were

15,932,173 shares of Civitas common stock outstanding and entitled to vote, approximately 24.8% of which were owned and entitled to be voted by Civitas directors and executive officers and their affiliates.

Indemnification; Directors’ and Officers’ Insurance.  Greene County has agreed that it will maintain a policy of directors’ and officers’ liability insurance coverage for the benefit of Civitas’ directors and officers serving at the effective time of the merger for three years following completion of the merger.

Regulatory Approvals

Greene County is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and supervised and regulated by the FRB. Civitas is a bank holding company, also registered under the Bank Holding Company Act, and supervised and regulated by the FRB. Both Greene County’s and Civitas’ banking subsidiaries are supervised and regulated by various federal and state banking authorities, including the Federal Deposit Insurance Corporation (“FDIC”). Set forth below is a brief summary of certain regulatory issues. Additional information relating to the supervision and regulation of Greene County is included in Greene County’s Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this joint proxy statement/prospectus. Additional information relating to the supervision and regulation of Civitas is included in Civitas’ Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this joint proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 102.

Federal Reserve and FDIC Regulatory Approval.  The merger is subject to prior approval by the FRB pursuant to Section 3 of the Bank Holding Company Act. Greene County and Civitas have filed the required applications and notification with the FRB for approval of the merger. Since the subsidiary banks of each holding company are intended to be merged simultaneously with the holding company merger, the FRB may grant an exemption from the holding company merger approval, but only on the assumption that the FDIC also will be approving the bank-to-bank merger to become effective simultaneously. Assuming FRB and FDIC approval of either or both mergers, the parties may not consummate the merger until after the termination of a waiting period. The waiting period starts the day the FRB and/or FDIC approve the merger and notify the United States Department of Justice and ends 30 days later, except the waiting period may be reduced to 15 days upon consent of the United States Attorney General. During that time, the United States Department of Justice may challenge the merger on antitrust grounds. The FRB and FDIC are prohibited from approving any transaction under the applicable statutes that:

•	would result in a monopoly;

•	would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•	may have the effect in any part of the United States of substantially lessening competition, tending to create a monopoly or otherwise resulting in a restraint of trade, unless the FRB finds that the public interest created by the probable effect of the transaction in meeting the convenience and needs of the communities to be served clearly outweighs the anticompetitive effects of the proposed merger.

In addition, the FRB and FDIC will consider the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the communities to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below, and consideration of managerial resources includes consideration of the competence, experience and integrity of the officers, directors and principal shareholders of the companies and their subsidiary banks.

The analysis of convenience and needs issues includes the parties’ performance under the Community Reinvestment Act of 1977, as amended. Under the Community Reinvestment Act, the FRB and FDIC must take into account the record of performance of each of Greene County and Civitas and their respective subsidiaries in meeting the credit needs of the entire community, including the low- and moderate-income neighborhoods in which they operate. Furthermore, applicable federal law provides for the publication of notice and public comment on applications filed with the FRB and FDIC. The FRB and FDIC frequently receive comments and protests from community groups and others and may, in their discretion, choose to hold public hearings on the application. Such comments and hearings could delay the regulatory approvals required for consummation of the merger. Greene County’s subsidiary bank has a “satisfactory” rating under the Community Reinvestment Act. Civitas’ subsidiary bank also has a “satisfactory” rating under the Community Reinvestment Act.

State Regulatory Approval.  The Tennessee Banking Act requires submission of an application to and approval from the Tennessee Department of Financial Institutions (“TDFI”) for certain acquisitions of state banks by Tennessee bank holding companies. The TDFI also must take into consideration the financial and managerial resources and future prospects of the company or companies and the banks concerned. Because the subsidiaries of both holding companies will be merged simultaneously with the merger of Civitas into Greene County, approval of the bank merger by the TDFI also will be required. The TDFI will apply similar standards to its review of the bank merger as are applied by the FRB and TDFI to the merger of the holding companies. Obtaining this approval is a condition to the closing of the merger of Greene County and Civitas.

Additional Federal and State Regulatory Considerations.  Greene County and Civitas and their banking subsidiaries are subject to other federal and state laws and regulations relating to the following areas as summarized below:

•	Restrictions on the Payment of Dividends: Greene County and Civitas are legal entities separate and distinct from their banking and other subsidiaries, but depend principally on dividends from their subsidiary depository institutions for cash flow to pay any dividends to their respective shareholders. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to Greene County and Civitas, as the case may be, as well as by Greene County and Civitas to their respective shareholders. The subsidiary banks of Greene County and Civitas are subject to dividend restrictions imposed by the applicable state and federal regulators. The payment of dividends by Greene County and Civitas also may be affected or limited by other factors, such as the requirement to maintain adequate capital above state or federal regulatory guidelines.

•	Capital Adequacy: Greene County and Civitas and their banking subsidiaries are required by state and federal regulators to comply with certain capital adequacy standards related to risk exposure and the leverage position of financial institutions. Any bank or savings institution that fails to meet its capital guidelines may be subject to a variety of enforcement remedies and certain other restrictions on its business. As of January 25, 2007, Greene County, Civitas and their banking subsidiaries were in compliance with all such capital adequacy standards.

•	Support of Subsidiary Institutions: Under FRB policy, Greene County and Civitas are expected to act as sources of financial strength for, and commit their resources to support, Greene County Bank and Cumberland Bank, respectively, and any other banking subsidiaries, even in times when Greene County or Civitas might not be inclined to provide such support.

•	Prompt Corrective Action: Federal banking regulators are required to audit Greene County, Civitas, Greene County Bank and Cumberland Bank to determine whether they are adequately capitalized. If a banking institution is deemed by regulators to be insufficiently capitalized, the regulators are required to take certain actions designed to improve the capitalization of the financial institution.

•	Non-Banking Activities: The Bank Holding Company Act also prohibits, subject to certain exceptions, a bank holding company from engaging in or acquiring direct or indirect control of more than 5% of the voting stock of any company engaged in non-banking activities. An exception to this prohibition is for activities expressly found by the FRB to be so closely related to banking or managing or controlling banks as to be a proper incident thereto or financial in nature.

•	Out-of-State Acquisitions: A bank holding company and its subsidiaries also are prohibited from acquiring any voting shares of, or interest in, any banks located outside of the state in which the operations of the bank holding company’s subsidiaries are located, unless the acquisition is specifically authorized by the statutes of the state in which the target is located.

•	Anti-Tying: A bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit or provision of any property or service. Thus, an affiliate of a bank holding company may not extend credit, lease, sell property, or furnish any services or fix or vary the consideration for these on the condition that (i) the customer must obtain or provide some additional credit, property or services from or to its bank holding company or subsidiaries thereof or (ii) the customer may not obtain some other credit, property, or services from a competitor, except to the extent reasonable conditions are imposed to assure the soundness of the credit extended.

•	Other Requirements: Banks also are required to file annual reports and such additional information as the banking regulations require. Banks are subject to certain restrictions on loan amounts, interest rates, “insider” loans to officers, directors and principal shareholders, transactions with affiliates and many other matters. Strict compliance at all times with state and federal banking laws will be required.

Future Regulatory Considerations.  In 1999, the Gramm-Leach-Bliley Act was enacted. This statute contains several provisions that may affect how Greene County and Civitas do business and the nature of the competition that they face. The act permits banks, insurance companies and securities firms to affiliate within a single corporate structure, now known as a financial holding company. Using the financial holding company structure, insurance companies and securities firms may acquire other financial holding companies and bank holding companies, such as Greene County and Civitas, and bank holding companies may acquire insurance companies and securities firms. A bank holding company that wishes to become a financial holding company must satisfy a number of conditions, including that all of the insured depository institution subsidiaries of the bank holding company have at least a “satisfactory” Community Reinvestment Act rating. In addition, a financial holding company may not commence a new financial activity or acquire control of a company engaged in such activities without satisfying this Community Reinvestment Act requirement. As a result of this new act, Greene County and Civitas may face increased competition from more and larger financial institutions. Neither Greene County nor Civitas have elected to become a financial holding company, so they remain under essentially the same regulatory framework as they did before the enactment of the act. The financial holding company structure created by the act allows insurance companies or securities firms operating under the financial holding company structure to acquire Greene County or Civitas. The act also includes requirements regarding the privacy and protection of customer information held by financial institutions, as well as many other providers of financial services.

Federal legislation, including proposals to revise the bank regulatory system and to limit or expand the investments that a depository institution may make with insured funds, is from time to time introduced in Congress. The bank examiners will examine banks periodically for compliance with various regulatory requirements. Such examinations, however, are for the protection of the federal deposit insurance funds and for depositors and generally not for the protection of investors and shareholders.

As of the date of this document, we have received the approval of the Federal Reserve Board, but have not yet received the other required approvals. Although we know of no reason why we should not obtain these approvals, we cannot guarantee you that the regulatory approvals described above will be given without undue delay or the imposition by a regulatory authority of a condition that would materially and adversely impact the financial or economic benefits of the merger on Greene County, Civitas or any of their banking or nonbanking subsidiaries.

Election Procedures; Surrender and Exchange of Stock Certificates

Election Procedures.  Greene County has appointed Illinois Stock Transfer Company as its exchange agent in connection with the merger. Greene County will deposit with the exchange agent, for the benefit of Civitas shareholders, certificates representing shares of Greene County common stock and cash to be issued or paid as consideration in the merger, subject to the allocation and proration procedures described below “THE MERGER AGREEMENT — Proration Procedures” on page 56. In accordance with the allocation and proration procedures, Civitas shareholders as of the date of the completion of the merger will be entitled to elect to receive cash, stock or a combination of cash and stock in exchange for their shares of Civitas common stock.

Holders of shares of Civitas common stock may indicate a preference to receive the mixed consideration, the all stock consideration, or the all cash consideration in the merger by completing the election form sent to them upon completion of the merger. The election form will provide that a Civitas shareholder will receive the mixed consideration of stock and cash unless the shareholder elects to receive all stock or all cash. If a shareholder does not make an election within a time period specified on the election form (which will not in any event be less than twenty (20) business days after the form is mailed to Civitas shareholders), Greene County will allocate such shareholder the mixed consideration of stock and cash.

All shareholder elections must be made on the election form that will be provided to the holders of Civitas common stock after the effective time of the merger. To be effective, an election form must be received, properly completed and accompanied by the stock certificate(s) in respect of which the election is being made, by the exchange agent no later than the election deadline specified in the election form (which will not in any event be less than twenty (20) business days after the form is mailed to Civitas shareholders). A record holder that fails to submit an effective election form prior to the election deadline will be deemed to have elected to receive the mixed consideration of stock and cash.

In the event any Civitas common stock certificate has been lost, stolen, destroyed or is otherwise missing, the person claiming the missing certificate must give the exchange agent an affidavit attesting to the missing nature of the certificate. Also, the person claiming the missing certificate may have to comply with additional conditions, imposed by the exchange agent or Greene County pursuant to the provisions of applicable Tennessee law, including a requirement that the shareholder provide a lost instrument indemnity or surety bond in form, substance and amount satisfactory to the exchange agent and Greene County. Once the person claiming the missing certificate has satisfied the conditions, and the allocation of cash and stock has been completed, the exchange agent will issue in exchange for such missing certificate the cash and/or stock to which he or she is entitled.

Elections may be revoked or changed upon written notice to the exchange agent prior to the election deadline. If a shareholder revokes the election form and does not properly make a new election by the election deadline, the shareholder will be deemed to have elected to receive the mixed consideration of stock and cash. The exchange agent may use reasonable discretion to determine whether any election, revocation or change has been properly or timely made, and any good faith determination of the exchange agent shall be binding and conclusive. Neither Greene County nor the exchange agent is under any obligation to notify any person of any defect in an election form.

Neither Civitas nor Greene County (or their respective boards of directors) nor Civitas’ financial advisor makes any recommendation as to whether any Civitas shareholder should choose the mixed consideration, the all stock consideration or the all cash consideration for their shares of Civitas common stock. Civitas shareholders should consult with their own financial advisors about this decision.

Surrender and Exchange of Stock Certificates.  Promptly after the merger is completed, Civitas shareholders will receive transmittal materials from Greene County’s exchange agent with instructions on how to surrender their Civitas stock certificates.

Civitas shareholders should carefully review and complete such materials and return them as instructed, together with their stock certificates for Civitas common stock. CIVITAS SHAREHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES TO CIVITAS, GREENE COUNTY OR GREENE COUNTY’S EXCHANGE AGENT UNTIL THEY RECEIVE THE TRANSMITTAL MATERIALS WITH INSTRUCTIONS FROM THE EXCHANGE AGENT.

Shares of Civitas common stock held in book-entry form or in a brokerage account will be exchanged without the submission of any Civitas stock certificate.

Civitas shareholders who surrender their stock certificates and properly complete transmittal and election forms prior to the election deadline date, or any extension of such time period, will automatically receive the merger consideration allocated to them as the result of the merger promptly following completion of the allocation procedures and after the closing of the merger. Other shareholders will receive the merger consideration allocated to them as soon as practicable after their stock certificates have been surrendered with appropriate documentation to the exchange agent or other steps have been taken to surrender the evidence of their stock interest in Civitas in accordance with the instructions accompanying the letter of transmittal.

Greene County is not obligated to deliver the stock certificates or other consideration to any former Civitas shareholder until such shareholder has properly surrendered his or her Civitas stock certificates (unless such certificates are held in book-entry form or “street name,” in which case they automatically will be exchanged without being surrendered). Whenever a dividend or other distribution with a record date after the date on which the merger is completed is declared by Greene County on its common stock, the declaration will include dividends or other distributions on all shares of Greene County common stock that may be issued in connection with the merger. Greene County, however, will not pay any dividend or other distribution that is payable to any former Civitas shareholder who has not properly surrendered his or her Civitas stock certificates.

If certificates representing shares of Civitas common stock are presented for transfer after the merger becomes effective, they will be cancelled and exchanged, as applicable, for shares of Greene County common stock and a check for any undelivered dividends or distributions on the Greene County common stock after the merger. At the time the merger becomes effective, the stock transfer books of Civitas will be closed, and no transfer of shares of Civitas common stock by any shareholder will be made or recognized.

Restrictions on Resales of Greene County Stock by Affiliates

Shares of Greene County common stock to be issued to Civitas shareholders in the merger have been registered under the Securities Act and may be traded freely and without restriction by those shareholders not deemed to be affiliates (as that term is defined under the Securities Act) of Civitas. Any subsequent transfer of shares, however, by any person who is an affiliate of Civitas at the time the merger is submitted for a vote of the Civitas shareholders will, under existing law, require either:

•	the further registration under the Securities Act of the Greene County common stock to be transferred;

•	compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances; or

•	the availability of another exemption from registration.

An “affiliate” of Civitas is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Civitas. These restrictions are expected to apply to the directors and executive officers of Civitas and the holders of 10% or more of the outstanding Civitas common stock. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. Greene County will give stop transfer instructions to the transfer agent with respect to the shares of Greene County common stock to be received by persons subject to these restrictions, and the certificates for their shares will be appropriately legended.

Each person who is an affiliate of Civitas for purposes of Rule 145 under the Securities Act has delivered to Greene County a written agreement intended to ensure compliance with the Securities Act. The agreement also contains a restriction limiting sales of Civitas common stock only to transfers with affiliates or gifts without consideration.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement which is attached as Appendix A to this joint proxy statement/prospectus and incorporated herein by reference. All shareholders of Greene County and Civitas are urged to read the merger agreement carefully and in its entirety.

General

Under the merger agreement, Civitas will merge with and into Greene County with Greene County continuing as the surviving company.

Merger Consideration

The merger agreement provides that, at the effective time of the merger, each share of Civitas common stock issued and outstanding immediately prior to the effective time of the merger, but excluding shares of Civitas common stock owned by Greene County or Civitas (other than those shares held in a fiduciary or representative capacity), will be converted, at each Civitas shareholder’s election, subject to the prorationing mechanism described in this document, into either:

•	0.2674 (subject to adjustment as described below) shares of Greene County common stock;

•	$10.25 in cash, without interest; or

•	a combination of cash and Greene County common stock designated by you.

We refer to the 0.2674 ratio as the “exchange ratio.” For purposes of illustration only, if the merger had occurred on January 25, 2007, the last trading day prior to announcement of the proposed merger, or on April [  ], 2007, the last trading date prior to the date of this document, the exchange ratio on both dates for each Civitas share would have been 0.2674 Greene County shares having a value of $9.80 and $[9.07], respectively, as of those dates. Because Greene County stock represents 70% of the merger consideration, with the remaining 30% of the merger consideration being represented by $10.25 per share, the implied value of the overall merger consideration to Civitas shareholders on those dates, respectively, was $9.94 per share and $[9.42] per share. The exchange ratio is subject to adjustment if the market price of the Greene County common stock changes by more than 10% of the change in the NASDAQ Bank Index, but is capped at 0.2968 and has a floor of 0.2380.

The merger agreement requires that the aggregate merger consideration consist of 70% in the form of Greene County common stock and the remaining 30% of cash. All shareholders of Civitas common stock who own 200 or less shares only will be paid $10.25 per share in cash.

Civitas shareholders will not receive any fractional shares of Greene County common stock. Instead, they will receive cash, without interest, for any fractional share of Greene County common stock they might otherwise have been entitled to receive based on fractional share interest multiplied by $10.25. Each outstanding option to purchase Civitas common stock will be converted into a cash payment equal to the number of Civitas shares subject to the option multiplied by the excess, if any, of $10.25 over the exercise price per share of the share subject to the option.

Based upon the 15,911,750 shares of Civitas common stock outstanding as of December 31, 2006, before taking into account possible adjustments described further below, Greene County, assuming that 70% of the merger consideration consists of Greene County shares and 30% consists of cash, would issue approximately 3,075,085 shares of Greene County common stock and pay approximately $50,517,447 in cash for the outstanding shares of Civitas common stock and options to purchase shares of Civitas common stock. This would include an estimated payment of $5,296,000 to retire options to purchase 1,811,235 shares of Civitas common stock outstanding as of January 25, 2007, which have an average exercise price of $7.326 per option.

As a result of the above, the aggregate consideration is expected to be in the form of 3,075,085 shares of Greene County common stock and $50,517,447 in cash. Based on the closing price of Greene County common stock on April [  ], 2007, the total transaction is valued at approximately $ million or $      per diluted share of Civitas common stock.

Adjustment to Conversion Ratio for Changes in Greene County Stock Price

The exchange ratio of 0.2674 which is being used to convert shares of Civitas common stock into shares of Greene County common stock (see “— Merger Consideration” above) may be adjusted if the market price of the shares of Greene County common stock increases or decreases by more than 10% of the change in the NASDAQ Bank Index. This may result in the shareholders of Civitas who receive shares of Greene County to receive more shares or fewer shares if these circumstances exist.

More specifically, if the average closing price (the “average closing price”) of the Greene County common stock as reported on the Nasdaq Global Select Market for the 20 business days immediately preceding, and inclusive of, the date that is ten trading days prior to the closing of the merger (the “measurement date”) is more than $41.778 and the “relative change percentage” (defined as the “Greene County price change percentage” (defined as the percentage change between $38.33 (the “starting price”) and the average closing price) less the “index change percentage” (defined as percentage change in the NASDAQ Bank Index from November 14, 2006, to the measurement date)) is greater than +10%, then the exchange ratio will be recalculated as follows:

$10.25/($38.33 times (1 plus (relative change percentage minus/plus 10%)))

Example: Assume Greene County average closing price is $45.42 (this is an 18.5% price increase from the starting price of $38.33)

Assume an index change percentage of +3%

Subtract 3% from 18.5% (result is 15.5%) (relative change percentage)

Subtract 10% from 15.5% and add that to 1.0 (result is 1.055)

Multiply $38.33 times 1.055 to arrive at denominator (result = $40.43815)

New exchange ratio = $10.25/$40.43815 = 0.2535

Example: Assume Greene County average closing price is $30.28 (this is a 21% price decrease from the starting price of $38.33)

Assume an index change percentage of −5%

Subtract −5% from −21% (result is −16%) (relative change percentage)

Add 10% to −16% and add that to 1.0 (result is 0.94)

Multiply $38.33 times 0.94 to arrive at denominator (result = $36.0302)

New exchange ratio = $10.25/$36.0302 = 0.2845

Notwithstanding any fluctuations in the price of Greene County common stock, in no event shall the exchange ratio be greater than 0.2968 nor less than 0.2380.

The exchange ratio also may be subject to appropriate adjustments in the event that, subsequent to the date of the merger agreement but prior to the closing of the merger, the outstanding shares of Greene County common stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in Greene County’s capitalization.

We cannot assure you that the current fair market value of Greene County or Civitas common stock will be equivalent to the fair market value of Greene County or Civitas common stock on the effective date of the merger.

Proration Procedures

Oversubscription of the Cash Consideration.  If the total amount of cash that would be payable to Civitas shareholders who make all cash elections or combination cash elections would be greater than the maximum amount of cash to be paid by Greene County pursuant to the merger agreement, the total cash consideration will be allocated as follows:

•	first, to holders of less than 200 Civitas shares and to Civitas option holders; and

•	second, pro-rata to Civitas shareholders who elected to receive cash based upon the ratio that the number of your shares for which you elected to receive cash bears to the total number of Civitas shares as to which Civitas shareholders elected to receive cash.

If you elected to receive stock, part stock, made no election or, because of the proration procedure described above, you did not receive cash in the amount that you requested, each of your Civitas shares (or remaining Civitas shares in the event you were subject to cash proration) will be converted to 0.2674 (subject to adjustment as described above) shares of Greene County stock.

Oversubscription of the Stock Consideration.  If the total shares of Greene County common stock that would be issued to Civitas shareholders who make all stock elections and combination stock elections would be greater than the maximum amount of stock to be issued by Greene County pursuant to the merger agreement, the total stock consideration will be allocated pro-rata to Civitas shareholders who elected to receive stock or part stock based upon the ratio that the number of your shares for which you elected to receive stock or part stock bears to the total number of Civitas shares as to which Civitas shareholders elected to receive stock or part stock.

If you owned fewer than 200 Civitas shares, held options to purchase Civitas shares, elected to receive cash, made no election or, because of the proration procedure described above, you did not receive Greene County stock in the amount that you requested, each of your Civitas shares (or remaining Civitas shares in the event you were subject to cash proration) will be converted to $10.25 (or $10.25 less any exercise price in the case of options).

Because the federal income tax consequences of receiving cash, Greene County common stock, or both cash and Greene County common stock will differ, Civitas shareholders are urged to read carefully the information set forth under the caption “THE PROPOSED MERGER AGREEMENT — Material United States Federal Income Tax Consequences of the Merger” at page 45 and to consult their own tax advisors for a full understanding of the merger’s tax consequences to them. In addition, because the stock consideration can fluctuate in value, the economic value per share received by Civitas shareholders who receive the stock consideration may, as of the date of receipt by them, be more or less than the amount of cash consideration per share received by Civitas shareholders who receive cash consideration.

If a certificate for Civitas common stock or option to purchase Civitas common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

Greene County shareholders do not need to exchange their stock certificates.

Dividends and Distributions

Until Civitas common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to Greene County common stock into which shares of Civitas common stock may have been converted will accrue but will not be paid. Greene County will pay to former Civitas shareholders any unpaid dividends or other distributions without interest only after they have duly surrendered their Civitas stock certificates. After the effective time of the merger, there will be no transfers on the stock transfer books of Civitas of any shares of Civitas common stock. Civitas stock at that time will cease to be listed or traded on the Nasdaq Global Select Market and will be deregistered under the Exchange Act. If certificates representing shares of Civitas common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of Civitas common stock represented by that certificate have been converted.

Withholding

The exchange agent will be entitled to deduct and withhold from the merger consideration payable to any Civitas shareholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

Effective Time

The merger will be completed when we file articles of merger with the Secretary of State of the State of Tennessee. However, we may agree to a later time for completion of the merger and specify that time in the articles of merger. While we anticipate that the merger will be completed during the second quarter of 2007, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, Greene County and Civitas will obtain the required approvals or complete the merger. If the merger is not completed on or before June 30, 2007, either Greene County or Civitas may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform its covenants and agreements in the merger agreement or is due to a regulatory or court delay outside the control of the parties. See “ — Conditions to the Completion of the Merger” immediately below.

Conditions to the Completion of the Merger

Completion of the merger is subject to various conditions. While it is anticipated that all of these conditions will be satisfied, there can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

The respective obligations of Greene County and Civitas to complete the merger are subject to the following conditions:

•	approval of the merger agreement by both the Civitas shareholders and Greene County shareholders;

•	approval by the Nasdaq Global Select Market of listing of the shares of Greene County common stock to be issued in the merger, subject to official notice of issuance;

•	receipt of all required regulatory approvals and expiration of all related statutory waiting periods;

•	effectiveness of the registration statement, of which this joint proxy statement/prospectus constitutes a part, for the Greene County shares to be issued in the merger;

•	absence of any order, injunction or decree of a court or agency of competent jurisdiction which prohibits completion of the merger;

•	absence of any statute, rule, regulation, order, injunction or decree which prohibits or makes illegal completion of the merger;

•	the receipt by each party of an opinion of counsel, dated the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization under Section 368(a) of the Code and that no tax gain or loss will be recognized by Greene County, Civitas or Civitas shareholders who exchange their Civitas common stock solely for Greene County common stock;

•	accuracy of the other party’s representations and warranties contained in the merger agreement, except, in the case of most of such representations and warranties, where the failure to be accurate would not be reasonably likely to have a material adverse effect on the party making the representations and warranties (see “— Representations and Warranties” immediately below), and the performance by the other party of its obligations contained in the merger agreement in all material respects;

•	Greene County Bank and Cumberland Bank shall have received all required regulatory approvals and shareholder and other approvals necessary to be merged;

•	there are no Civitas regulatory agreements in effect that would have a material adverse effect on Greene County after the merger; and

•	Civitas will have given to GCBS access to their premises and books and records during normal business hours for any reasonable purpose related to the merger.

Representations and Warranties

Each of Civitas and Greene County has made representations and warranties to the other in the merger agreement as to:

•	corporate existence, good standing and qualification to conduct business;

•	capital structure;

•	due authorization, execution, delivery and enforceability of the merger agreement;

•	absence of any violation of agreements or law or regulation as a result of the merger;

•	governmental and third party consents necessary to complete the merger;

•	SEC, banking and other regulatory filings;

•	financial statements;

•	fees payable to financial advisors in connection with the merger;

•	absence of material adverse changes;

•	legal proceedings and regulatory actions;

•	tax matters;

•	employee matters;

•	compliance with laws;

•	contracts;

•	agreements with regulatory agencies;

•	interest rate risk management instruments;

•	undisclosed liabilities;

•	insurance coverage;

•	environmental matters;

•	state takeover laws;

•	tax treatment as a reorganization;

•	accuracy of information to be included in SEC filings and proxy statements;

•	disclosure of internal controls and procedures; and

•	receipt of fairness opinions.

Most of the representations and warranties of the parties will be deemed to be true and correct unless the totality of facts, circumstances or events inconsistent with the representations or warranties has had or is reasonably likely to have a material adverse effect on (i) the business, results of operations or financial condition of the party making the representations and warranties taken as a whole, or (ii) on the ability of the party to timely complete the transactions contemplated by the merger agreement. In determining whether a material adverse effect has occurred or is reasonably likely, the parties will disregard any effects resulting from (1) events, conditions or trends in economic, business or financial conditions affecting banks or their holding companies generally (including variations in interest rates); (2) changes in generally accepted accounting principles, regulatory accounting principles or interpretations of those principles, in each case which affects banks or their holding companies generally; (3) changes in banking or similar laws, rules or regulations of general applicability or their interpretations by courts or governmental authorities; (4) changes that arise out of the merger agreement (including the announcement of the merger) or in compliance with the terms and conditions of the merger agreement; (5) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located; (6) the termination of employment of key employees of Civitas or failure of key employees of Civitas to execute employment agreements with Greene County to become effective after the merger; or (7) change in the stock price or trading volume of the party.

Conduct of Business Pending the Merger

Each of Greene County and Civitas has agreed, during the period from the date of the merger agreement to the completion of the merger, to use its reasonable best efforts to:

•	conduct its business in the ordinary course;

•	preserve its business organization, employees, and business relationships;

•	retain the services of its key officers and key employees; and

•	take no action to adversely affect or delay obtaining regulatory approval of the merger, performing the covenants under the merger agreement, or consummating the merger.

In addition, Civitas has agreed that it will not, and will not permit any of its subsidiaries to, without the prior written consent of Greene County,

•	other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

•	(i) adjust, split, combine or reclassify any shares of Civitas capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of Civitas capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, except (1) for regular quarterly cash dividends declared and payable in 2007 at a rate not in excess of $0.02 per share, (2) dividends paid by or to any of the subsidiaries of Civitas, (3) the acceptance of shares of Civitas common stock as payment of the exercise price of stock options, and (4) the acceptance of shares of Civitas common stock upon forfeiture of any restricted shares pursuant to an award of restricted shares under any stock option plan; (iii) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of Civitas capital stock; or (iv) issue any additional shares of capital stock except pursuant to the exercise of stock options outstanding as of the date of the merger agreement or issued thereafter if permitted and the ESPP;

•	except for normal increases made in the ordinary course of business consistent with past practice, or as required by applicable law or an existing agreement, increase the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee, or director of Civitas;

•	pay any pension or retirement allowance not required by any existing plan or agreement or by applicable law;

•	pay any bonus approved as exception;

•	become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than as required by applicable law or an existing agreement;

•	sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets that are material to Civitas and its subsidiaries, taken as a whole, to any individual, corporation or other entity other than a subsidiary or cancel, release or assign any indebtedness that is material to Civitas and its subsidiaries, taken as a whole, to any such person or any claims held by any such person that are material to Civitas and its subsidiaries, taken as a whole, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of the merger agreement;

•	enter into any material new line of business or make any material change in its lending, investment, underwriting, risk and asset liability management or other banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental entity;

•	make capital expenditures other than in the ordinary course of business consistent with past practice, which individually exceed $10,000 or in the aggregate $50,000, except for certain approved expenses for two new branch facilities;

•	knowingly take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	amend its charter or bylaws, or otherwise take any action to exempt any person or entity (other than Greene County) or any action taken by any such person or entity from any takeover statute or similarly restrictive provisions of its organizational documents, or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

•	restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	settle any material claim, action or proceeding, except in the ordinary course of business consistent with past practice;

•	take any action or fail to take any action that is intended or may reasonably be expected to result in any of the Civitas’ representations and warranties being or becoming untrue in any material respect, or in any conditions to the merger not being satisfied;

•	change its methods of tax and financial accounting, subject to limited exceptions;

•	take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any regulatory agency or governmental entity required for the transactions contemplated by the merger agreement; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by the preceding bullet points.

Reasonable Best Effort to Obtain Required Shareholder Vote

Each of Civitas and Greene County will take all steps necessary to duly call, give notice of, convene and hold a meeting of its respective shareholders to be held as soon as is reasonably practicable after the date on which the registration statement of which this joint proxy statement/prospectus is part becomes effective for the purpose of voting upon, in the case of Civitas shareholders, the approval of the merger agreement and, in the case of Greene County shareholders, the approval of the merger agreement and the issuance of Greene County common stock in connection with the merger. Each of Civitas and Greene County will, through its respective board of directors, use its reasonable best efforts to obtain the approval of its respective shareholders in respect of the foregoing. Nothing in the merger agreement is intended to relieve the parties of their respective obligations to hold a meeting of their shareholders to obtain the approval required to complete the merger.

No Solicitation of Alternative Transactions

The merger agreement provides, subject to limited exceptions described below, that Civitas and its subsidiaries will not authorize its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to (1) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any acquisition proposal, (2) participate in any discussions or negotiations regarding any acquisition proposal or (3) make or authorize any statement, recommendation or solicitation in support of any acquisition proposal.

For purposes of the merger agreement, the term “acquisition proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice or disclosure of an intention to do any of the foregoing from any person relating to any (1) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of Civitas or any of its significant subsidiaries, (2) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of Civitas or any of its significant subsidiaries, (3) tender offer or exchange offer that if completed would result in any person beneficially owning 10% or more of the voting power of Civitas, or (4) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Civitas or any of its subsidiaries, other than transactions contemplated by the merger agreement.

The merger agreement permits Civitas to comply with Rule 14d-9 and Rule 14e-2 under the Exchange Act with regard to an acquisition proposal that Civitas may receive. In addition, if Civitas receives an unsolicited bona fide written acquisition proposal, Civitas may engage in discussions and negotiations with or provide nonpublic information to the person making that acquisition proposal only if:

•	the board of directors of Civitas receives the acquisition proposal prior to Civitas’ shareholders meeting;

•	the board of directors of Civitas, after consultation with outside legal counsel, reasonably determines in good faith that the failure to engage in those discussions or provide information would cause it to violate its fiduciary duties under applicable law;

•	the board of directors of Civitas concludes in good faith that the acquisition proposal constitutes or is reasonably likely to result in a superior proposal (as described below); and

•	Civitas notifies Greene County promptly, and in any event within 24 hours of Civitas’ receipt of any acquisition proposal or any request for nonpublic information relating to Civitas by any third party considering making, or that has made, an acquisition proposal, of the identity of the third party, the material terms and conditions of any inquiries, proposals or offers, and updates on the status of the terms of any proposals, offers, discussions or negotiations on a current basis.

For purposes of the merger agreement, the term “superior proposal” refers to a bona fide written acquisition proposal which the board of directors of Civitas concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (1) is more favorable to the shareholders of Civitas from a financial point of view, than the transactions contemplated by the merger agreement with Greene County and (2) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed. For purposes of the definition of “superior proposal,” all reference to “10% or more” in the definition of “acquisition proposal” will be deemed to be a reference to “a majority” and “acquisition proposal” will only be deemed to refer to a transaction involving Civitas.

Termination of the Merger Agreement

General.  The merger agreement may be terminated at any time prior to completion of the merger, whether before or after the approval of the merger agreement by Civitas shareholders and approval of the merger agreement and the issuance of Greene County common stock in connection with the merger by Greene County shareholders, in any of the following ways:

•	by mutual consent of Greene County and Civitas;

•	by either Greene County or Civitas, if any request or application for a required regulatory approval is denied by the governmental entity which must grant such approval and such denial has become final and non-appealable, or a governmental entity has issued an order decree, or ruling to permanently prohibit the merger and such prohibition has become final and non-appealable, except that no party may so terminate the merger agreement if the denial is a result of the failure of such party to the merger agreement;

•	by either Greene County or Civitas, if the merger is not completed on or before June 30, 2007, subject to extension for regulatory or court delay, unless the failure of the closing to occur by this date is due to the failure of the party seeking to terminate the merger agreement to comply with the merger agreement;

•	by either Greene County or Civitas, if any approval of the shareholders of Greene County or Civitas required for completion of the merger has not been obtained upon a vote taken at a duly held meeting of shareholders or at any adjournment or postponement thereof provided the party seeking to terminate the merger agreement has complied with the requirements in the merger agreement to call a meeting of shareholders and recommend approval of the merger agreement;

•	by either Greene County or Civitas, if (1) the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement and (2) there has been a breach of any of the covenants, agreements, representations or warranties of the other party in the merger agreement, which breach is not cured within 10 days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured prior to the closing date of the merger, and which breach, individually or together with all other breaches, would, if occurring or continuing on the closing date, result in the failure of the condition relating to the performance of obligations or breaches of representations or warranties described under “ — Conditions to the Completion of the Merger” above;

•	by either Greene County or Civitas, if (1) the board of directors of the other does not publicly recommend that its shareholders either approve the merger agreement, (2) after recommending that such shareholders approve the merger agreement, such board of directors has withdrawn, modified or amended such recommendation in any manner adverse to the other party, or (3) the other party materially breaches its obligations under the merger by reason of a failure to call a meeting of its shareholders or a failure to prepare and mail to its shareholders this document; or

•	by Greene County, if the board of directors of Civitas authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose an acquisition proposal with any person other than Greene County.

Effect of Termination.  If the merger agreement is terminated, it will become void and there will be no liability on the part of Greene County or Civitas or their respective officers or directors, except that:

•	either party may seek all legal and equitable remedies to which such party may be entitled, including specific performance of the provisions of the merger agreement in the event of a termination resulting from a breach of a representation, warranty, covenant, or agreement, the failure to recommend, call, or support the shareholders’ vote at a shareholders’ meeting, or the pursuit by Civitas of another acquisition proposal; and

•	designated provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information. Publicity concerning the merger, and, if applicable, the termination fee described below, will survive the termination.

Termination Fees.  The merger agreement provides that Civitas may be required to pay a termination fee to Greene County of $5.0 million in the following circumstances:

•	If Greene County terminates the merger agreement because Civitas authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose an Acquisition Transaction (as defined below) with any person other than Greene County;

•	If (1) the merger agreement is terminated by either party because the required shareholder vote of Civitas was not obtained at Civitas’ shareholders meeting and (2) a bona fide acquisition transaction with respect to Civitas was publicly announced or otherwise communicated to the board of directors of Civitas before its shareholders meeting that has not been withdrawn; or

•	If (1) the merger agreement is terminated by either party because the merger has not been completed by June 30, 2007, or by Greene County because of a material breach by Civitas that causes a condition to the merger to not be satisfied, (2) a public proposal with respect to an acquisition transaction involving Civitas was made and not withdrawn before the merger agreement was terminated and (3) after the announcement of the public proposal, Civitas intentionally breached any of its representations, warranties, covenants or agreements and the breach materially contributed to the failure of the merger to become effective.

“Acquisition Transaction” means:

•	the direct or indirect acquisition, purchase or assumption of all or a substantial portion of the assets or deposits of Civitas;

•	the acquisition by any person of direct or indirect beneficial ownership of 10% or more of the outstanding shares of voting stock of Civitas; or

•	a merger, consolidation, business combination, liquidation, dissolution or similar transaction involving Civitas, other than a merger, business combination or similar transaction of Civitas if (1) the shareholders of Civitas immediately before the transaction own at least 90% of the voting stock of the entity surviving the transaction (or the parent of the surviving entity) immediately following the transaction and (2) as a result of the transaction no person or group owns or controls 10% or more of the voting stock of the surviving entity (or parent of the surviving entity) immediately following the transaction.

The purpose of the termination fee is to encourage the commitment of Civitas to the merger, and to compensate Greene County if Civitas engages in certain conduct which would make the merger less likely to occur.

The effect of the termination fee could be to discourage other companies from seeking to acquire or merge with Civitas prior to completion of the merger, and could cause Civitas to reject any acquisition proposal from a third party which does not take into account the termination fee.

Extension, Waiver and Amendment of the Merger Agreement

Extension and Waiver.  At any time prior to the completion of the merger, each of Greene County and Civitas may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other party under the merger agreement;

•	waive any inaccuracies in the other party’s representations and warranties contained in the merger agreement; and

•	waive the other party’s compliance with any of its agreements contained in the merger agreement, or waive compliance with any conditions to its obligations to complete the merger.

Amendment.  Subject to compliance with applicable law, Greene County and Civitas may amend the merger agreement at any time before or after approval of the merger agreement by Civitas and Greene County shareholders. However, after any approval of the merger agreement by Civitas and Greene County shareholders, there may not be, without their further approval, any amendment of the merger agreement that reduces the amount or changes the form of the consideration to be delivered to the Civitas shareholders.

Employee Benefit Plans and Existing Agreements

Employee Benefit Plans.  The merger agreement provides that following the effective time of the merger, to the extent permissible under the terms of the Greene County employee benefit plans, the employees of Civitas and its subsidiaries generally shall be eligible to participate in Greene County’s employee benefit plans in which similarly situated employees of Greene County or its subsidiaries participate, to the same extent as similarly situated employees of Greene County or its subsidiaries. For purposes of determining an employee’s eligibility to participate in certain plans and entitlement to benefits thereunder, Greene County will give full credit for the service a continuing employee had with Civitas prior to the merger, except that such service shall not be recognized to the extent that such recognition would result in a duplication or increase of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each Greene County employee benefit plan shall waive pre-existing condition limitations to the same extent waived under the applicable Civitas employee benefit plan. Civitas employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Greene County employee benefit plans.

Greene County is obligated under the merger agreement to honor all Civitas employee benefit plans, employment, severance, change of control and other compensation agreements and arrangements between Civitas and its employees, and all accrued and vested benefit obligations existing prior to the execution of the merger agreement which are between Civitas or any of its subsidiaries and any current or former director, officer, employee or consultant of Civitas. In addition, any employee of Civitas or its subsidiaries whose position is eliminated as a direct result of the merger shall be eligible to receive the standard severance package of Civitas, rather than any standard severance package of Greene County, unless specifically negotiated between the employee and Greene County or Civitas.

From and after the effective date of the merger, Greene County will, and will cause any applicable subsidiary thereof or employee benefit plan, to provide or pay when due to Civitas’ employees as of the effective date of the merger all benefits and compensation pursuant to Civitas’ employee benefit plans, programs and arrangements in effect on the date of the merger agreement earned or accrued through, and to which such individuals are entitled as of the effective date of the merger (or such later time as such employee benefit plans as in effect at the effective date of the merger are terminated or canceled by Greene County) subject to compliance with the terms of the merger agreement.

Stock Exchange Listing; Delisting of Civitas Common Stock

Greene County common stock is quoted on the Nasdaq Global Select Market. Greene County has agreed to use its reasonable best efforts to cause the shares of Greene County common stock to be issued in the merger to be quoted on the Nasdaq Global Select Market. If the merger is completed, Civitas common stock will cease to be quoted on the Nasdaq Global Market and its shares will be deregistered under the Exchange Act.

Expenses

The merger agreement provides that each of Greene County and Civitas will pay its own expenses in connection with the transactions contemplated by the merger agreement, except that Greene County and Civitas will share equally the costs and expenses of printing and mailing this joint proxy statement/prospectus to the shareholders of Civitas and Greene County, and all filing and other fees paid to the SEC in connection with the merger and the other transactions contemplated by the merger agreement.

THE GREENE COUNTY ANNUAL MEETING

General

This document is being furnished to Greene County shareholders in connection with the solicitation of proxies by the Greene County board of directors to be used at the annual meeting of Greene County shareholders to be held on April 25, 2007, at 11:00 a.m., local time, at General Morgan Inn, 111 North Main Street, Greeneville, Tennessee 37743, and at any adjournment or postponement of that meeting.

The Greene County board of directors has fixed the close of business on March 16, 2007 as the record date for determining the holders of shares of Greene County common stock entitled to receive notice of and to vote at the annual meeting. Only holders of record of shares of Greene County common stock at the close of business on that date will be entitled to vote at the annual meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were 9,818,312 shares of Greene County common stock outstanding, held by approximately 2,000 holders of record. Each Greene County shareholder will be entitled to one vote for each share held of record upon each matter properly submitted at the annual meeting and at any adjournment or postponement of that meeting.

Matters to be Considered

At this annual meeting, holders of Greene County common stock will be asked to:

•	consider and vote upon a proposal to approve the merger agreement between Greene County and Civitas, a copy of which is attached as Appendix A to this document, pursuant to which Civitas will merge with Greene County, and to approve the issuance of Greene County common stock in connection with the merger;

•	elect five persons to serve as directors of Greene County, each for a three-year term, those persons to serve until the end of their respective terms and until their respective successors are elected and qualified;

•	consider and vote upon a proposal to ratify the appointment of Dixon Hughes PLLC as Greene County’s independent registered public accounting firm for 2007;

•	consider and vote upon a proposal to amend the Greene County Amended and Restated Charter to increase the number of authorized shares from 15 million to 20 million shares of common stock;

•	consider and vote upon a proposal to amend the Greene County Amended and Restated Charter to change the corporate name of Greene County to Green Bankshares, Inc.;

•	consider and vote upon a proposal to approve the adjournment of the annual meeting, including, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the annual meeting for any of the foregoing proposals; and

•	transact any other business that may properly come before the Greene County annual meeting or any adjournment or postponement thereof.

Proxies

Each copy of this document mailed to Greene County shareholders is accompanied by a form of proxy with instructions for voting by mail, by telephone or through the Internet. If voting by mail, you should complete and return the proxy card accompanying this document to ensure that your vote is counted at the Greene County annual meeting, or at any adjournment or postponement of the Greene County annual meeting, regardless of whether you plan to attend the Greene County annual meeting. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting by telephone or through the Internet are set forth in the enclosed proxy card instructions.

The presence of a shareholder at the annual meeting will not automatically revoke that shareholder’s proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by:

•	submitting a written revocation prior to the meeting to Phil M. Bachman, Corporate Secretary, Greene County Bancshares, Inc., 100 North Main Street, Greeneville, Tennessee 37743-4992;

•	submitting another proxy by mail that is dated later than the original proxy; or

•	attending the annual meeting and voting in person.

If your shares are held by a broker or bank, you must follow the instructions on the form you receive from your broker or bank with respect to changing or revoking your proxy.

The shares represented by any proxy card that is properly executed and received by Greene County in time to be voted at the annual meeting will be voted in accordance with the instructions that are marked on the proxy card. If you execute your proxy but do not provide Greene County with any instructions, your shares will be voted “FOR” the approval of the merger agreement and the issuance of Greene County common stock in connection with the merger and “FOR” all other matters described in the notice of the annual meeting, including the proposal to adjourn the annual meeting, including, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement.

If shares are held in “street name” by a broker or bank and the shareholder does not provide the broker or bank with instructions on how to vote the shares, the broker or bank will not be permitted to vote the shares, which will have the same effect as a vote against approval of the merger agreement.

Vote Required

In order to have a lawful meeting, a quorum of shareholders must be present at the annual meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Greene County will constitute a quorum at the meeting. A shareholder will be deemed to be present if the shareholder either attends the meeting or submits a properly executed proxy card that is received at or prior to the meeting (and not revoked). Under the law of Tennessee, Greene County’s state of incorporation, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, but are not counted as votes cast at the meeting. Broker non-votes occur when brokers who hold their customers’ shares in street name submit proxies for such shares on some matters, but not others. Generally, this would occur when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters, which typically include the election of directors, but not on non-routine matters such as approval of a merger agreement.

Approval of the merger agreement between Greene County and Civitas and the related issuance of common stock by Greene County requires the affirmative vote of the holders of a majority of the outstanding shares of Greene County common stock entitled to vote on such proposal at a meeting at which a quorum is present. The required vote of Greene County shareholders on the merger agreement and issuance of Greene County common stock in connection with the merger is based upon the number of outstanding shares of Greene County common stock, and not the number of shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the annual meeting or the abstention from voting by Greene County shareholders will have the same effect as an “AGAINST” vote with respect to this matter.

If a quorum exists, approval of each of the remaining proposals (including the proposal to adjourn the meeting if necessary to solicit additional proxies) requires that the number of votes cast, in person or by proxy, at the Greene County annual meeting in favor of the proposal exceed the number of votes cast, in person or by proxy, against the proposal. If a quorum does not exist, adjournment of the annual meeting requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting. Abstentions and broker non-votes are not counted as votes cast and thus have no impact on the proposals other than approval of the merger agreement because the vote required to approve any of the other proposals is not based upon Greene County’s outstanding shares, but only on those shares present and voting.

As of the record date, Greene County directors, executive officers and their affiliates owned and were entitled to vote approximately 1,137,695 shares of Greene County common stock, representing approximately 12% of the outstanding shares of Greene County common stock.

We currently expect that Greene County’s directors and executive officers will vote their shares “FOR” approval of the merger agreement and the issuance of Greene County common stock in connection with the merger, and “FOR” each of the remaining proposals although none of them has entered into any agreement obligating them to do so.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers and employees of Greene County may solicit proxies for the annual meeting from Greene County shareholders personally or by telephone and other electronic means without additional remuneration for soliciting such proxies. We also will provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in taking such actions.

The merger agreement provides that each of Greene County and Civitas will pay its own expenses in connection with the transactions contemplated by the merger agreement, except that Greene County and Civitas will share equally the costs and expenses of printing and mailing this document to the shareholders of Civitas and Greene County, and all filing and other fees paid to the SEC and other regulatory authorities in connection with the merger and the other transactions contemplated by the merger agreement.

Dissenters’ and Appraisal Rights

Greene County shareholders will not have dissenters’ and appraisal rights in connection with any matters being submitted for their consideration at the Greene County annual meeting, including the merger agreement and the issuance of Greene County common stock in connection with the merger.

Adjournment

In the event that there are insufficient votes, in person or proxy, to (i) constitute a quorum, or (ii) approve the merger agreement and the issuance of Greene County common stock in connection with the merger at the time of the Greene County annual meeting, the merger could not be approved unless the meeting was adjourned to a later date or dates in order to permit Greene County to solicit additional proxies. In order to allow proxies that have been received by Greene County at the time of the annual meeting to be voted for an adjournment, if necessary, Greene County has submitted the question of adjournment to its shareholders as a separate matter for their consideration. If a quorum does not exist, adjournment of the annual meeting requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting. If a quorum exists, but there are not enough affirmative votes to approve the merger agreement and the issuance of Greene County common stock in connection with the merger, the annual meeting may be adjourned if the votes cast, in person or by proxy, at the Greene County annual meeting favoring the proposal to adjourn exceed the votes cast, in person or by proxy, opposing the proposal to adjourn.

Recommendations by Greene County’s Board of Directors

The Greene County board of directors has unanimously approved the merger agreement and the transactions it contemplates. The Greene County board of directors has determined that the merger agreement and the transactions it contemplates are advisable and in the best interests of Greene County and its shareholders and unanimously recommends that the Greene County shareholders vote “FOR” the proposal to approve the merger of Greene County and Civitas and the related issuance of shares of Greene County common stock in the merger and “FOR” each of the other proposals. See “THE PROPOSED MERGER — Greene County’s Reasons for the Merger; Recommendation of the Greene County Board of Directors” on page 29 for a more detailed discussion of the Greene County board of directors’ recommendation of the merger.

THE CIVITAS SPECIAL MEETING

General

This document is being furnished to Civitas shareholders in connection with the solicitation of proxies by the Civitas board of directors to be used at the special meeting of Civitas shareholders to be held Embassy Suites Hotel located at 820 Crescent Centre Drive, Franklin, Tennessee 37067, at 3:00 p.m. local time on April 26, 2007, and at any adjournment or postponement of that meeting.

The Civitas board of directors has fixed the close of business on March 16, 2007 as the record date for determining the holders of shares of Civitas common stock entitled to receive notice of and to vote at the special meeting. Only holders of record of shares of Civitas common stock at the close of business on that date will be entitled to vote at the special meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were 15,932,173 shares of Civitas common stock outstanding, held by approximately 2,000 holders of record. Each Civitas shareholder will be entitled to one vote for each share held of record upon each matter properly submitted at the special meeting and at any adjournment or postponement of that meeting.

Matters to be Considered

At this special meeting, holders of Civitas common stock will be asked to:

•	consider and vote upon a proposal to approve the merger agreement between Greene County and Civitas, a copy of which is attached as Appendix A to this document, pursuant to which Civitas will merge with Greene County;

•	consider and vote upon a proposal to approve the adjournment of the special meeting, including, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting for any of the foregoing proposals; and

•	transact any other business that may properly come before the Civitas special meeting or any adjournment or postponement thereof.

Proxies

Each copy of this document mailed to Civitas shareholders is accompanied by a form of proxy with instructions for voting by mail, by telephone or through the Internet. If voting by mail, you should complete and return the proxy card accompanying this document to ensure that your vote is counted at the Civitas special meeting, or at any adjournment or postponement of the Civitas special meeting, regardless of whether you plan to attend the Civitas special meeting. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting by telephone or through the Internet are set forth in the enclosed proxy card instructions.

The presence of a shareholder at the special meeting will not automatically revoke that shareholder’s proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by:

•	submitting a written revocation prior to the meeting to Danny Herron, Corporate Secretary, Civitas BankGroup, Inc., 810 Crescent Centre Drive, Suite 230, Franklin, Tennessee 37067;

•	submitting another proxy by mail that is dated later than the original proxy; or

•	attending the special meeting and voting in person.

If your shares are held by a broker or bank, you must follow the instructions on the form you receive from your broker or bank with respect to changing or revoking your proxy.

The share represented by any proxy card that is properly executed and received by Civitas in time to be voted at the special meeting will be voted in accordance with the instructions that are marked on the proxy card. If you execute your proxy but do not provide Civitas with any instructions, your shares will be voted

‘‘FOR” the approval of the merger agreement and “FOR” the proposal to adjourn the special meeting, including, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement.

If shares are held in “street name” by a broker or bank and the shareholder does not provide the broker or bank with instructions on how to vote the shares, the broker or bank will not be permitted to vote the shares, which will have the same effect as a vote against approval of the merger agreement.

Participants in Civitas’ ESPP

Anyone who holds Civitas shares through the ESPP will receive a proxy card to vote those shares.

Election Form; Letter of Transmittal

A form for making an election will be sent to you separately after the effective time of the merger. For your election to be effective, your properly completed election form, along with your Civitas stock certificates or an appropriate guarantee of delivery, must be sent to and received by the exchange agent no later than the election deadline specified in the election form (which will not in any event be less than twenty (20) business days after the form is mailed to Civitas shareholders). Do not send your stock certificates to Civitas, Greene County or Greene County’s exchange agent until you receive the transmittal materials with instructions from the exchange agent. If you do not make a timely election you will be deemed to have elected to receive the mixed consideration of cash and stock. All elections must be made on the election form furnished to you or on a facsimile of the election form. See “THE PROPOSED MERGER — Election Procedures; Surrender and Exchange of Stock Certificates” beginning on page 51 for the procedure to be followed to make a cash election.

Vote Required

In order to have a lawful meeting, a quorum of shareholders must be present at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Civitas will constitute a quorum at the meeting. A shareholder will be deemed to be present if the shareholder either attends the meeting or submits a properly executed proxy card that is received at or prior to the meeting (and not revoked). Under the law of Tennessee, Civitas’ state of incorporation, abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, but are not counted as votes cast at the meeting. Broker non-votes occur when brokers who hold their customers’ shares in street name submit proxies for such shares on some matters, but not others. Generally, this would occur when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters, which typically include the election of directors, but not on non-routine matters such as approval of a merger agreement.

Approval of the merger agreement between Greene County and Civitas requires the affirmative vote of the holders of a majority of the outstanding shares of Civitas common stock entitled to vote on such proposal at a meeting at which a quorum is present. The required vote of Civitas shareholders on the merger agreement is based upon the number of outstanding shares of Civitas common stock, and not the number of shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the special meeting or the abstention from voting by Civitas shareholders will have the same effect as an “AGAINST” vote with respect to this matter.

If a quorum exists, approval of the remaining proposal to adjourn the meeting requires that the number of votes cast, in person or by proxy, at the Civitas special meeting in favor of the proposal exceed the number of votes cast, in person or by proxy, against the proposal. If a quorum does not exist, adjournment of the special meeting requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting. Abstentions and broker non-votes are not counted as votes cast and thus have no impact on the proposals other than approval of the merger agreement because the vote required to approve the adjournment proposal is not based upon Civitas’ outstanding shares, but only on those shares present and voting.

As of the record date, Civitas directors, executive officers and their affiliates owned and were entitled to vote approximately 3,945,684 shares of Civitas common stock, representing approximately 24.8% of the outstanding shares of Civitas common stock.

We currently expect that, with on exception, all Civitas directors and executive officers will vote their shares “FOR” approval of the merger agreement and “FOR” the adjournment proposal although none of them has entered into any agreement obligating them to do so.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers and employees of Civitas may solicit proxies for the special meeting from Civitas shareholders personally or by telephone and other electronic means without additional remuneration for soliciting such proxies. Civitas also will provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in taking such actions.

The merger agreement provides that each of Greene County and Civitas will pay its own expenses in connection with the transactions contemplated by the merger agreement, except that Greene County and Civitas will share equally the costs and expenses of printing and mailing this document to the shareholders of Civitas and Greene County, and all filing and other fees paid to the SEC and other regulatory authorities in connection with the merger and the other transactions contemplated by the merger agreement.

Dissenters’ and Appraisal Rights

Civitas shareholders will not have dissenters’ and appraisal rights in connection with any matters being submitted for their consideration at the Civitas special meeting, including the merger agreement and the issuance of Greene County common stock in connection with the merger.

Adjournment

In the event that there are insufficient votes, in person or proxy, to (i) constitute a quorum, or (ii) approve the merger agreement at the time of the Civitas special meeting, the merger could not be approved unless the meeting was adjourned to a later date or dates in order to permit Civitas to solicit additional proxies. In order to allow proxies that have been received by Civitas at the time of the special meeting to be voted for an adjournment, if necessary, Civitas has submitted the question of adjournment to its shareholders as a separate matter for their consideration. If a quorum does not exist, adjournment of the special meeting requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting. If a quorum exists, but there are not enough affirmative votes to approve the merger agreement, the special meeting may be adjourned if the votes cast, in person or by proxy, at the Civitas special meeting favoring the proposal to adjourn exceed the votes cast, in person or by proxy, opposing the proposal to adjourn.

Recommendation by Civitas Board of Directors

As previously indicated, a majority (nine out of twelve, with one director absent) of the Civitas board of directors determined that the merger is fair to Civitas shareholders and in their best interests and, accordingly, approved the merger agreement and recommended its approval to the Civitas shareholders.. The two dissenting directors, which included the Civitas Chief Executive Officer, indicated that they had voted against the merger because they believed that it would be more advantageous for Civitas to remain an independent public company. Director William Wallace was absent. Following the announcement of the proposed merger, Civitas’ Chief Executive Officer has informed Civitas that he intends to vote his shares in favor of the proposed merger with Greene County. Therefore, although not unanimous, the required majority of the Civitas board of directors recommends that you vote “FOR” each proposal, including the proposal to merge with Greene County. See “THE PROPOSED MERGER — Civitas’ Reasons for the Merger; Recommendation of the Civitas Board of Directors” on page 31 for a more detailed discussion of the Civitas board of directors’ recommendation of the merger.

DESCRIPTION OF GREENE COUNTY CAPITAL STOCK

General

The authorized capital stock of Greene County consists of 15 million shares of common stock, par value $2.00 per share and 130 shares of Organizational Stock, par value $10.00 per share. As of the record date, 9,818,312 shares of Greene County common stock were outstanding and no shares of Organizational Stock were outstanding. As of the date hereof, 3,075,085 shares of Greene County common stock were reserved for issuance to Civitas shareholders in accordance with the merger agreement and 471,659 shares of Greene County common stock were reserved for issuance upon the exercise of outstanding stock options under various employee stock option plans.

The following summary of the terms of the capital stock of Greene County is not intended to be complete and is subject in all respects to the applicable provisions of the Tennessee Business Corporation Act, or TBCA, and is qualified by reference to the charter and bylaws of Greene County. To obtain copies of these documents, see “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 102.

Common Stock

The outstanding shares of Greene County common stock are fully paid and nonassessable. Holders of Greene County common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of Greene County common stock do not have pre-emptive rights and are not entitled to cumulative voting rights with respect to the election of directors. The Greene County common stock is neither redeemable nor convertible into other securities.

Subject to the preferences applicable to any shares of Greene County preferred stock outstanding at the time, holders of Greene County common stock are entitled to dividends when and as declared by the Greene County board of directors from legally available funds and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.

Preferred Stock

No shares of preferred stock are authorized or outstanding.

Anti-Takeover Provisions

Greene County’s charter and bylaws provide that the Greene County board of directors is to be divided into three classes as nearly equal in number as possible. Directors are elected by classes to three-year terms, so that approximately one-third of the directors of Greene County are elected at each annual meeting of the shareholders. In addition, Greene County’s bylaws provide that the power to fill vacancies is vested in the Greene County board of directors unless such director is removed by the vote of the shareholders. The overall effect of these provisions may be to prevent a person or entity from seeking to acquire control of Greene County through an increase in the number of directors on the Greene County board of directors and the election of designated nominees to fill newly created vacancies.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

Both Greene County and Civitas are incorporated under the laws of the State of Tennessee. The holders of shares of Civitas common stock whose rights as shareholders are currently governed by Tennessee law, the charter of Civitas and the bylaws of Civitas, will, upon the exchange of their shares of Civitas common stock for shares of Greene County common stock at the effective time pursuant to the merger, become holders of Greene County common stock and their rights as such will be governed by Tennessee law, the Greene County charter and the Greene County bylaws. The material differences between the rights of holders of shares of Civitas common stock and Greene County common stock, which result from differences in their governing corporate documents, are summarized below.

The following summary is not intended to be complete and is qualified in its entirety by reference to the TBCA, the Greene County charter, the Greene County bylaws, the Civitas charter and the Civitas bylaws, as appropriate. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. Copies of the Greene County charter, the Greene County bylaws, the Civitas charter and the Civitas bylaws are available upon request. To obtain copies of these documents, see “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 102.

Summary of Material Differences Between the
Rights of Greene County Shareholders and the Rights of Civitas Shareholders

	Greene County Shareholder Rights	Civitas Shareholder Rights

Description of Common Stock:	Greene County is authorized to issue 15,000,000 shares of common stock, par value $2.00 per share, and 130 shares of Organizational Stock, par value $10.00 per share.	Civitas is authorized to issue 40,000,000 shares of common stock, with $0.50 par value.
Description of Preferred Stock:	No shares of preferred stock are authorized or outstanding.	No shares of preferred stock are authorized or outstanding.
Special Meeting of Shareholders:	Under the TBCA, the board of directors, any person authorized by the charter or bylaws, or (unless the charter provides otherwise) the holders of at least ten percent (10%) of the votes entitled to be cast may call a special meeting of shareholders.	Under the TBCA, the board of directors, any person authorized by the charter or bylaws, or (unless the charter provides otherwise) the holders of at least ten percent (10%) of the votes entitled to be cast may call a special meeting of shareholders.
Greene County’s bylaws provide that only the board of directors or a committee duly authorized by the board may call a special meeting of the shareholders. Written notice must be delivered not less than ten (10) days nor more than two (2) months before the meeting.
Civitas bylaws also provide that the President, Secretary or any officer instructed by the board to call the meeting may do so.

Written notice must state the purpose of the meeting and be delivered not less than ten (10) days nor more than sixty (60) days before the meeting.

Shareholder Rights Plan:	Greene County does not have a shareholder rights plan as a part of its charter, bylaws, or by separate agreement.	Same as Greene County.
Control Share Acquisitions:	The Tennessee Control Share Acquisition Act generally provides that, except as stated below, “control shares” will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth or more, or a majority of all voting power (to the extent such acquired shares cause such person to exceed one-fifth or one-third of all voting power) in the election of Greene County’s directors. However, voting rights will be restored to control shares by resolution approved by the affirmative vote of the holders of a majority of Greene County’s voting stock, other than shares held by the owner of the control shares. If voting	The Tennessee Control Share Acquisition Act generally provides that, except as stated below, “control shares” will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth or more, or a majority of all voting power (to the extent such acquired shares cause such person to exceed one-fifth or one-third of all voting power) in the election of Civitas’ directors. However, voting rights will be restored to control shares by resolution approved by the affirmative vote of the holders of a majority of Civitas’ voting stock, other than shares held by the owner of the control shares. If voting rights are granted to control

	Greene County Shareholder Rights	Civitas Shareholder Rights

	rights are granted to control shares which give the holder a majority of all voting power in the election of Greene County’s directors, then Greene County’s other shareholders may require Greene County to redeem their shares at fair value.	shares which give the holder a majority of all voting power in the election of Civitas’ directors, then Civitas’ other shareholders may require Civitas to redeem their shares at fair value.
	The Tennessee Control Share Acquisition Act is applicable to Greene County because the Greene County charter contains a specific provision “opting in” to the Control Share Acquisition Act.	The Tennessee Control Share Acquisition Act does not apply to Civitas because the Civitas charter does not contain a specific provision “opting in” to the Control Share Acquisition Act.
Investor Protection Act:	The Tennessee Investor Protection Act (“TIPA”) provides that unless a Tennessee corporation’s board of directors has recommended a takeover offer to shareholders, no offeror beneficially owning five percent (5%) or more of any class of equity securities of the offeree company, any of which was purchased within the preceding year, may make a takeover offer for any class of equity security of the offeree company if after completion the offeror would be a beneficial owner of more than ten percent (10%) of any class of outstanding equity securities of the company unless the offeror, before making such purchase: (i) makes a public announcement of his or her intention with respect to changing or influencing the management or control of the offeree company; (ii) makes a full, fair and effective disclosure of such intention to the person from whom he or she intends to acquire such securities; and (iii) files with the Tennessee Commissioner of Commerce and Insurance (the “Commissioner”) and the offeree company a statement signifying such intentions and containing such additional information as may be prescribed by the Commissioner.	Same as Greene County.
The offeror must provide that any equity securities of an offeree company deposited or tendered pursuant to a takeover offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective following filing with the Commissioner and the offeree company and public announcement of the terms or after sixty (60) days from the date the offer has become effective. If the takeover offer is for less than all the outstanding equity securities of any class, such an offer must also provide for

	Greene County Shareholder Rights	Civitas Shareholder Rights

acceptance of securities pro rata if the number of securities tendered is greater than the number the offeror has offered to accept and pay for. If such an offeror varies the terms of the takeover offer before its expiration date by increasing the consideration offered to offerees, the offeror must pay the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer.
The TIPA does not apply to Greene County, as it does not apply to bank holding companies subject to regulation by a federal agency and does not apply to any offer involving a vote by holders of equity securities of the offeree company.
Business Combinations Involving Interested Shareholders:	The Tennessee Business Combination Act generally prohibits a “business combination” by Greene County or a subsidiary with an “interested shareholder” within five (5) years after the shareholder becomes an interested shareholder. Greene County or a subsidiary can, however, enter into a business combination within that period if, before the interested shareholder became such, Greene County’s board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five (5) year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds (2/3) of the other shareholders.	Civitas is also subject to the Tennessee Business Combination Act, but its charter and bylaws do not contain any specific provisions dealing with these transactions.
For purposes of the Tennessee Business Combination Act, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns ten percent 10% or more of the voting power of any outstanding class or series of Greene County stock.
Greene County’s charter has several provisions involving these transactions. The transaction must either be approved by a majority of the “disinterested

	Greene County Shareholder Rights	Civitas Shareholder Rights

directors” as defined in the charter or it must meet several qualifications including (i) a fair price as determined by various metrics, (ii) the form of consideration must be cash or whatever other consideration the Interested Shareholder receives, (iii) there may not be a failure to pay dividends to preferred members nor may there a reduction in the periodic rate of dividends to common stock holders, (iv) there may not be any loans to the Interested Shareholder, and (v) there can be no material change in the business of the company.
Greenmail Act:	The Tennessee Greenmail Act applies to a Tennessee corporation that has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act. Under the Tennessee Greenmail Act, Greene County may not purchase any of its shares at a price above the market value of such shares from any person who holds more than three percent (3%) of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by Greene County or Greene County makes an offer, of at least equal value per share, to all shareholders of such class.	Same as Greene County.
Election and Size of Board of Directors:	The election of board members will generally take place at the annual meeting.	The election of board members will generally take place at the annual meeting.
The board of directors must not consist of less than three (3) nor more than fifteen (15) members, unless all of the company’s common stock is owned by less than 3 holders of record, then there may be less than three (3) members. The number of directors may be fixed or changed from time to time, by the affirmative vote of two-thirds (2/3) of the issued and outstanding shares of the corporation entitled to vote in an election of directors, or by the affirmative vote of two-thirds (2/3) of all directors then in office.
The board of directors must consist of no fewer than three (3) or more that seventeen (17) members. The number of directors may by changed by amendment of the bylaws or by the directors or the shareholders, but in no case will a change in this number shorten the term of any director.
Each director elected at an annual meeting or in the interim will serve until the next successive annual meeting or until his successor had been appointed.

The board of directors is divided into three (3) classes, Class I, Class II and Class III, which are nearly equal in number as possible. Each Class of

	Greene County Shareholder Rights	Civitas Shareholder Rights

director serves a three (3) year term. No person over the age of seventy (70) is eligible for election.
Presently, Greene County’s board of directors consists of 14 members. After the merger, Greene County’s board of directors will have fourteen (14) members.
Vacancies on the Board of Directors:	The TBCA provides that vacancies on the board of directors may be filled by the shareholders or directors, unless the charter provides otherwise.	The TBCA provides that vacancies on the board of directors may be filled by the shareholders or directors, unless the charter provides otherwise.
	Greene County’s bylaws provide that directors shall fill all vacancies unless the vacancy was caused by removal by the shareholders in which case the vacancy must be filled by the shareholders.	Civitas’ bylaws provide that any director vacancy may be filled by an affirmative vote of the remaining directors even if a quorum does not exist.
Removal of Directors:	The TBCA provides that shareholders may remove directors with or without cause unless the charter provides that directors may be removed only for cause. However, if a director is elected by a particular voting group, that director may only be removed by the requisite vote of that voting group.	The TBCA provides that shareholders may remove directors with or without cause unless the charter provides that directors may be removed only for cause. However, if a director is elected by a particular voting group, that director may only be removed by the requisite vote of that voting group.
	Greene County’s bylaws provide that a director may be removed with or without cause by a majority of the shares entitled to vote or with cause by a majority of the directors.	At a meeting of the shareholders called expressly for the purpose of director removal, one or all of the directors may be removed with or without cause.
Indemnification:	The Greene County charter provides that Greene County shall have the power to indemnify any director or officer of the corporation to the fullest extent permitted by the TBCA. Greene County may also indemnify and advance expenses to any employee or agent of Greene County who is not a director or officer to the same extent as a director or officer, if the board of directors determines that to do so is in the best interests of Greene County.	The Civitas charter provide that Civitas shall have the power to indemnify any director, officer, employee or agent of Civitas or any other person who is serving in a similar capacity in another corporate entity at the request of Civitas, to the fullest extent permitted by the TBCA. This indemnification shall continue to any person who has ceased to serve Civitas in any of the above fashions.
Personal Liability of Directors:	Greene County’s charter provides that, to the fullest extent permitted by the TBCA, a director of Greene County shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.	Same as Greene County.
The TBCA provides that a corporation may not indemnify a director for liability 1) for any breach of the director’s duty of loyalty to the corporation or its shareholders; 2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of

	Greene County Shareholder Rights	Civitas Shareholder Rights

law; or 3) under Sec. 48-18-304 of the TBCA (with respect to the unlawful payment of dividends), as the same exists or hereafter may be amended.
Dissenters’ Rights:	The TBCA provides that a shareholder of a corporation is generally entitled to receive payment of the fair value of his or her stock if the shareholder dissents from transactions including a proposed merger, share exchange or a sale of substantially all of the assets of the corporation. However, dissenters’ rights generally are not available to holders of shares, such as shares of Greene County common stock, that are registered on a national securities exchange or quoted on a national market security system.	Same as Greene County.
Votes on Extraordinary Corporate Transactions:	Under the TBCA, a sale or other disposition of all or substantially all of the corporation’s assets, a merger of the corporation with and into another corporation, or a share exchange involving one or more classes or series of the corporation’s shares or a dissolution of the corporation must be approved by the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of the holders of a majority of all shares of stock entitled to vote thereon.	Under the TBCA, a sale or other disposition of all or substantially all of the corporation’s assets, a merger of the corporation with and into another corporation, or a share exchange involving one or more classes or series of the corporation’s shares or a dissolution of the corporation must be approved by the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of the holders of a majority of all shares of stock entitled to vote thereon.
	Neither Greene County’s charter nor bylaws have any provisions dealing with extraordinary corporate transactions.	Neither Civitas’ charter nor bylaws have any provisions dealing with extraordinary corporate transactions.
Consideration of Other Constituencies:	The TBCA provides that no corporation (nor its officers or directors) registered or traded on a national securities exchange or registered with the SEC shall be held liable for either having failed to approve the acquisition of shares by an interested shareholder on or before such interested shareholder’s share acquisition date, or for opposing any proposed merger, exchange, tender offer or significant disposition of the assets of the corporation or any of its subsidiaries because of a good faith belief that such merger, exchange, tender offer or significant disposition of assets would adversely affect the corporation’s employees, customers, suppliers, the communities in which such corporation or its subsidiaries operate or are located or any other relevant factor if such factors are permitted to be considered by the board of directors under the charter	Same as Greene County.

	Greene County Shareholder Rights	Civitas Shareholder Rights

for such corporation in connection with a merger, exchange, tender offer or significant disposition of assets.
Greene County’s charter does not contain an “opt- out” provision, and therefore, the Tennessee Business Combination Act will apply.
Amendment of Charter:	The TBCA provides that certain relatively technical amendments to a corporation’s charter may be adopted by the directors without shareholder action. Generally, the TBCA provides that a corporation’s charter may be amended by a majority of votes entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the amendment to the shareholders. Greene County’s charter provides that any amendment or repeal of any part of Section 9 of the charter discussing transactions with Interested Shareholders shall require an affirmative vote of eighty percent (80%) of all voting stock voting as a class.
The TBCA provides that certain relatively technical amendments to a corporation’s charter may be adopted by the directors without shareholder action. Generally, the TBCA provides that a corporation’s charter may be amended by a majority of votes entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the amendment to the shareholders.
The Civitas charter does not have any provisions dealing with amendments thereto.

Amendment of Bylaws:	Under the TBCA, shareholder action is generally not necessary to amend the bylaws, unless the charter provides otherwise or the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw. The shareholders may amend or repeal Greene County’s bylaws even though the bylaws may also be amended or repealed by its board of directors.	Under the TBCA, shareholder action is generally not necessary to amend the bylaws, unless the charter provides otherwise or the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw. The shareholders may amend or repeal Civitas’ bylaws even though the bylaws may also be amended or repealed by its board of directors.
	Greene County’s bylaws may be altered or amended, and new bylaws may be adopted by the shareholders at any annual or special meeting of the shareholders by a majority of the stock represented at that meeting or by the board of directors at any regular or special meeting of the board of directors by a majority of the board present. However, any amendment changing the number of directors requires an affirmative vote of a majority of all the directors currently serving.	The board of directors and the shareholders may adopt, alter, amend or repeal any bylaw. Shareholders may stipulate that any bylaw adopted by them may not be altered, amended or repealed by the board.

OTHER MATTERS TO BE CONSIDERED AT GREENE COUNTY’S ANNUAL MEETING

Election of Directors

Greene County’s board of directors is currently composed of 14 members, all of whom are listed in the table below. Greene County’s Amended and Restated Charter requires that directors be divided into three classes, as nearly equal in number as possible, and that the members of each class serve for a term of three years and until their successors are elected and qualified, with one-third of the directors elected each year. Greene County’s nominating committee has nominated for election as directors Phil M. Bachman, Robert K. Leonard, Terry Leonard, Ronald E. Mayberry and Kenneth R. Vaught, each of who are currently members of the board of directors, to serve for a term of three years and until his respective successor is elected and qualified. Under Tennessee law, directors are elected by a plurality of the votes cast at an election. Each of Messrs. Bachman, Robert Leonard, Terry Leonard, Mayberry and Vaught has consented to serve as a director if elected.

It is intended that the persons named in the proxies solicited by the board of directors will vote for the election of each of the nominees. If any nominee is unable to serve or for good cause will not serve, the shares represented by all properly executed proxies which have not been revoked will be voted for the election of a substitute nominee as the board of directors may recommend. In the alternative, the board of directors may, in its discretion, reduce its size to eliminate the vacancy. At this time, the board of directors knows of no reason why any nominee might be unable or unwilling to serve.

Greene County’s board of directors has determined that each of the following directors is an “independent director” within the meaning of Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. (the “NASD”):

Martha M. Bachman;
Phil M. Bachman;
Charles S. Brooks;
Bruce Campbell;
W.T. Daniels;
Robin Haynes;
Jerald K. Jaynes;
Robert K. Leonard;
Terry Leonard;
John Tolsma; and
Charles H. Whitfield, Jr.

Greene County’s board of directors has established procedures for its shareholders to communicate with members of the board of directors. Shareholders can communicate with any of Greene County’s directors, including the chairperson of any of the committees of the board of directors, by writing to a director c/o Greene County Bancshares, Inc., 100 North Main Street, P.O. Box 1120, Greeneville, Tennessee 37744.

Greene County encourages the members of its board of directors to its annual meeting of shareholders. All of Greene County’s directors attended the 2006 Greene County annual meeting of shareholders.

The board of directors recommends a vote “FOR” election as directors of all the nominees listed below.

The following table sets forth certain information with respect to each of Greene County’s current directors whose term of office as a director will or, assuming re-election, is expected to continue after the annual meeting. Each of Greene County’s directors also currently serves as a director of Greene County Bank (“the Bank”), Greene County’s wholly owned subsidiary. There are no arrangements or understandings between Greene County and any director pursuant to which such person has been selected as a director or nominee for director of Greene County, and no director or nominee is related to any other director, nominee or executive officer by blood, marriage or adoption other than Ms. Bachman, who is Phil Bachman’s wife, and Mr. Robert Leonard, who is Terry Leonard’s son.

			Current
		Director	Term
Name	Age	Since (a)	Expires	Previous Five-Years Business Experience

BOARD NOMINEES FOR TERM TO EXPIRE IN 2010
Phil M. Bachman	69	1968	2007	President, Bachman-Bernard Motors (automobile dealership), Secretary of Greene County and the Bank
Robert K. Leonard	39	2005	2007	President, LMR Plastics (manufacturing)
Terry Leonard	69	1975	2007	Chairman/Owner, Leonard & Associates (manufacturing)
Ronald E. Mayberry	53	2003	2007	Regional President, Sumner, Rutherford and Lawrence Counties; previously, President and CEO of Independent Bankshares, Inc. headquartered in Gallatin, Tennessee, which was acquired by Greene County in November 2003
Kenneth R. Vaught	42	2002	2007	President and Chief Operating Officer of Greene County and the Bank; previously, Senior Vice-President and Regional Executive for the Bank’s Blount and Knox County, Tennessee offices.

DIRECTORS CONTINUING IN OFFICE
Martha M. Bachman	52	2005	2009	Co-Owner, Lancaster’s Jewelers, Inc. (retail)
Charles S. Brooks	69	1990	2009	Chairman of the Board, McInturff, Milligan & Brooks (insurance agency)
W.T. Daniels	62	1987	2009	Property management
Robin Haynes	45	2004	2009	Comptroller & Corporate Secretary, Delmar Haynes Pontiac GMC (automobile dealership)
Charles H. Whitfield, Jr.	48	2000	2009	President and Chief Executive Officer, Laughlin Memorial Hospital (hospital management)
Bruce Campbell	55	2000	2008	Director, President and Chief
Jerald K. Jaynes	69	1992	2008	Executive Officer, Forward Air Corporation, from October, 2003 to date; previously, Director, President and Chief Operating Officer, Forward Air Corporation (transportation) Retired; former President & CEO, Unaka Co., Inc. (manufacturing)
R. Stan Puckett	51	1989	2008	Chairman of the Board and Chief Executive Officer of Greene County and the Bank
John Tolsma	33	2004	2008	Chief Executive Officer, Knowledge Launch (educational multimedia)

(a)	Indicates year that director first served as a director of either Greene County or the Bank.

Corporate Governance

Meetings and Committees of the Board of Directors

Greene County conducts its business through meetings of the board of directors, which met 18 times during 2006. Directors of Greene County also are directors of the Bank. Each member of the board of directors of Greene County and of the Bank attended at least 75% or more of the aggregate of (a) the total number of meetings of the boards of directors and (b) the total number of meetings held by all committees on which they served, with the exception of Mr. Campbell, who attended 50% of the aggregate of such meetings.

The Nominating Committee of Greene County, consisting of Messrs. Terry Leonard, Bachman and Campbell, with Mr. Leonard serving as Chairman, is responsible selecting nominees for election as directors. Nominations may also be made by shareholders, provided such nominations are made in writing and submitted to the Secretary or the President of Greene County in accordance with Greene County’s Amended and Restated Charter as described below. The Nominating Committee has a written charter which sets out the duties and responsibilities of the committee, a copy of which is available on the “Investor Relations” section of Greene County’s website at www.mybankconnection.com. Each of the directors who serve on the Nominating Committee is “independent” as that term is defined under Rule 4200(a)(15) of the listing standards of the NASD. During 2006, the Nominating Committee did not meet.

Under the terms of Greene County’s Amended and Restated Charter, shareholders of record of Greene County both at the time of giving of notice and at the time of the annual meeting, may nominate persons for election to Greene County’s board of directors. For such nominations to be properly brought before an annual meeting, the shareholder must have given timely notice thereof in writing to the secretary of Greene County. To be timely, a shareholder’s notice shall be delivered to the secretary at Greene County’s principal executive office no less than 40 days nor more than 60 days prior to the scheduled date of such meeting; except that if notice of public disclosure of the meeting is given fewer than 50 days prior to the meeting, such shareholder’s notice must be delivered to the secretary of Greene County not later than the close of business on the 10th day following the day such notice was first mailed to Greene County shareholders. In addition, each notice submitted by a Greene County shareholder shall set forth as to such nominee all information relating to that person that is required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A of the Exchange Act, including that nominee’s written consent to be named in the proxy statement as a nominee and to serving as a director if elected. Also, the shareholder giving such notice and the beneficial owner, if any, on whose behalf the nomination is submitted, shall include the name and address of such shareholder as they appear on Greene County’s books and of such beneficial owner, and the number of shares of each class of Greene County’s stock which are owned beneficially and of record by such shareholder and such beneficial owner.

In the event that the number of directors to be elected to the board of directors at an annual meeting is increased and there is no public announcement by Greene County naming all of the nominees for director or specifying the size of the increased board of directors at least 70 days prior to the first anniversary of the prior year’s annual meeting, a shareholder’s notice required by Greene County’s Amended and Restated Charter shall also be considered timely with respect to nominees for any such new positions, if it shall be delivered to the Secretary of Greene County at Greene County’s principal executive offices not later than the close of business on the 10th day following the day on which public announcement of such increase is first made by Greene County.

Greene County’s Nominating Committee is responsible for (i) annually reviewing with the board of directors the appropriate skills and characteristics required of members of the board of directors, which, at a minimum, include professional integrity, sound judgment, and sufficient time to devote to board activities; (ii) annually reviewing and determining any specific qualities or skills that one or more directors must possess; (iii) identifying individuals qualified to become directors consistent with the criteria approved by the board of directors; (iv) evaluating and considering director candidates proposed by management, any director or any shareholder; and (v) recommending for selection by the board of directors director nominees for the next annual meeting of shareholders. The board of directors will then review and approve director nominees for the annual meeting of shareholders.

Each potential director nominee is evaluated on the same basis regardless of whether he or she is recommended by management, by a director or by a shareholder. The board of directors has not adopted a policy with respect to minimum qualifications for directors. Rather, the Nominating Committee annually reviews and determines the specific qualifications and skills that one or more directors must possess. Each of the nominees for director to be elected at the Annual Meeting was nominated and recommended by the Nominating Committee and approved by the board of directors.

Greene County has not received director nominee recommendations from any shareholders for the terms commencing in 2007 and expiring in 2010. The board of directors will consider nominees recommended by shareholders, provided that such recommendations comply with the notice, timing and other requirements provided for in Greene County’s Amended and Restated Charter.

The Audit Committee of the Bank also serves as the audit committee for Greene County and is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee of the Bank consists of Messrs. Jaynes, Robert Leonard, Terry Leonard, Tolsma and Whitfield, Jr. Each of the directors who serve on the Audit Committee is “independent” of Greene County, as the term “independent” is defined under Rule 4200(a)(15) of the listing standards of the NASD and the standards promulgated under the Sarbanes-Oxley Act of 2002. During 2006, Mr. Jaynes served as the Chairman of the Audit Committee and Greene County’s board of directors has determined that he qualifies as an “audit committee financial expert” as such term is defined by the SEC’s rules and regulations, and is “independent”, as defined by the NASD’s listing standards and the SEC’s rules and regulations. Effective January 1, 2007 Mr. Robert Leonard became the Chairman of the Audit Committee. Greene County’s board of directors has determined that Mr. Leonard qualifies as an “audit committee financial expert” as such term is defined by the SEC’s rules and regulations, and is “independent”, as defined by the NASD’s listing standards and the SEC’s rules and regulations. This committee meets at least quarterly to (1) monitor the accounting and financial reporting practices of Greene County, and (2) determine whether Greene County has adequate administrative, operating and internal accounting control over financial reporting. This committee met four times during 2006 in its capacity as the Audit Committee for Greene County. A copy of the Audit Committee Report is set forth below. The Audit Committee has a written charter which sets out the duties and responsibilities of the Audit Committee, a copy of which is available on the “Investor Relations” section of Greene County’s website at www.mybankconnection.com.

The Bank’s Compensation Committee also serves as the compensation committee for Greene County. The Compensation Committee consists of Phil Bachman, Martha Bachman, Terry Leonard, W.T. Daniels, Charles Brooks, Bruce Campbell and John Tolsma, with Mr. Terry Leonard serving as Chairman. Each member of the Compensation Committee is “independent” within the meaning of the NASD’s listing standards. The Compensation Committee meets periodically to evaluate the compensation and fringe benefits of the directors, officers and employees of the Bank and Greene County and recommend compensation changes to the respective boards of directors. The Compensation Committee met three times during 2006. The Compensation Committee has a written charter which sets out the duties and responsibilities of the Compensation Committee, a copy of which is available on the “Investor Relations” section of Greene County’s website at www.mybankconnection.com.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2006 consisted of Messrs. Terry Leonard, Bachman, Brooks, Daniels, Campbell, Tolsma and Ms. Bachman.

Except for Mr. Bachman, who serves as the Secretary of Greene County and the Bank, for which he receives no compensation, no member of the Compensation Committee of the board of directors of Greene County was either (i) an officer or employee of Greene County or any of its subsidiaries during the fiscal year ended December 31, 2006, (ii) a former officer of Greene County or any of its subsidiaries, or (iii) an insider (i.e., director, officer, director or officer nominee, greater than 5% shareholder, or immediate family member of the foregoing) of Greene County or any of its subsidiaries that engaged, or is currently engaging, in transactions with Greene County or any subsidiary of Greene County that must be disclosed in this proxy statement under the rules and regulations of the SEC.

Except as set forth above, there are no relationships among Greene County’s executive officers, members of its Compensation Committee or entities whose executives serve on the board of directors or the Compensation Committee that require disclosure under applicable SEC rules or regulations.

Certain Transactions

Greene County and its subsidiaries have had, and expect to have in the future, transactions in the ordinary course of business with directors and executive officers and members of their immediate families, as well as with principal shareholders. All loans and deposits included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, in the case of loans, as those prevailing for comparable transactions with non-affiliated persons. It is the belief of management that such loans neither involved more than the normal risk of collectability nor presented other unfavorable features.

Greene County offers insurance products (accident and health, term life, and credit life) to its loan customers through Mountain Life Insurance Company, a subsidiary of Mountain Services Corporation, of which Mr. Bachman has a 12.46% ownership interest and also sits on the board of directors. During 2006, Greene County forwarded $307,441 in premiums to Mountain Life Insurance Company. These premiums are net of Greene County’s customary rebate incurred in the normal course of business. Management believes these insurance products offered to its customers are competitive with similar products offered by other insurance companies.

Review, Approval or Ratification of Transactions with Related Persons

Greene County has followed the practice of having the full board of directors or a committee of disinterested directors review and approve transactions in which a director has a material interest. Greene County has adopted a written Related Party Transactions Review and Approval Policy, which is administered by the board of directors. The Policy covers “related party transactions”, including any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, either currently proposed or since the beginning of the last fiscal year in which Greene County was or is to be a participant, involves an amount exceeding $120,000 and in which a director, nominee for director, executive officer or immediate family member of such person has or will have a direct or indirect material interest. The board of directors determines whether or not “related party transactions” are fair and reasonable to Greene County. The board of directors also determines whether any “related party transaction” in which a director has an interest impairs the director’s independence. Approved “related party transactions” are subject to on-going review by Greene County’s management on at least an annual basis. Loans to directors and executive officers and their related interests made and approved pursuant to the terms of Federal Reserve Board Regulation O are deemed approved under this policy. Any such loans that become subject to specific disclosure in Greene County’s annual proxy statement will be reviewed by the Audit Committee at that time.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Greene County’s officers and directors, and persons who own more than 10% of a registered class of Greene County’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-10% shareholders are required to furnish Greene County with copies of all such reports. Based solely on its review of copies of such reports received by it, or written representations from certain reporting persons that no annual report of change in beneficial ownership is required, Greene County believes that, during and with respect to the year ended December 31, 2006 all such filing requirements were timely satisfied.

Audit Committee Report

The following Audit Committee Report shall not be deemed filed or incorporated by reference into any other document, including Greene County’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Greene County specifically incorporates this Report into any such filing by reference.

The board of directors of Greene County has appointed an Audit Committee, consisting of five independent directors, which assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Greene County.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from Greene County’s independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and Greene County that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and those independent standards promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002, and has discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence and satisfied itself as to the independent registered public accounting firm’s independence. The Audit Committee also discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of Greene County’s internal control over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all matters required by generally accepted auditing standards, including those matters described in Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees, and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed and discussed the audited financial statements of Greene County as of and for the fiscal year ended December 31, 2006, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of Greene County’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America. The Audit Committee held four meetings during 2006.

Based on the above-mentioned review and discussions with management and the registered public accounting firm, the Audit Committee recommended to the board of directors that Greene County’s audited financial statements be included in Greene County’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Jerald K. Jaynes, Chairman — 2006
Robert K. Leonard, Chairman — 2007
Terry Leonard
Charles H. Whitfield, Jr.
John Tolsma

Code of Conduct

Greene County maintains a code of conduct that is applicable to all of Greene County’s directors and employees, including its principal executive officer and its senior financial officers. This code, which requires continued observance of high ethical standards such as honesty, integrity and compliance with law in the conduct of Greene County’s business, is available for public access under the “Investor Relations” section of Greene County’s website at www.mybankconnection.com. Greene County intends to make any legally required disclosure of any amendments to, or waivers from, the code of conduct with respect to its directors and executive officers in accordance with the rules and regulations of the SEC and the NASD. If such disclosure is made on Greene County’s website, it will be located on the “Investor Relations” section of the website at www.mybankconnection.com.

Compensation Committee Report

The following Compensation Committee Report shall not be deemed filed or incorporated by reference into any other document, including Greene County’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Greene County specifically incorporates this Report into any such filing by reference.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in Greene County’s Proxy Statement for its 2007 Annual Meeting of Shareholders.

Submitted by the Compensation Committee of Greene County’s board of directors

Terry Leonard, Chairman
Martha Bachman
Philip M. Bachman, Jr.
Charles Brooks
Bruce Campbell
W.T. Daniels
John Tolsma

Compensation Discussion and Analysis

Introduction

The Compensation Committee of the board, which also serves as the Compensation Committee of the bank, is comprised of seven members of the board of directors and is responsible for developing and making recommendations to the full board of directors concerning compensation paid to the Chief Executive Officer and the President and Chief Operating Officer. Additionally, after considering the recommendations of the Chief Executive Officer, the Compensation Committee will recommend to the full board of directors compensation for other “named executive officers”. The Compensation Committee is further responsible for administering all aspects of the Company’s executive compensation program.

The Compensation Committee utilizes the services of Clark Consulting in the development and design of the overall executive compensation program. Each member of the Compensation Committee is independent within the meaning of NASD’s listing standard and is appointed annually. Members of the Compensation Committee include Terry Leonard (Chairman), Martha Bachman, Philip Bachman, Jr., Charles Brooks, Bruce Campbell, W.T. Daniels and John Tolsma. The Compensation Committee meets periodically to evaluate the compensation and fringe benefits of the directors, officers and employees of the Bank and the Company and recommend compensation changes to the respective boards of directors. The Compensation Committee met three times during 2006. The Compensation Committee has a written charter which sets out the duties and responsibilities of the Compensation Committee, a copy of which is available on the “Investor Relations” section of the Company’s website at www.mybankconnection.com.

The Compensation Committee independently determines the compensation mix and total compensation level of the Chief Executive Officer and the President and Chief Operating Officer of Greene County based upon input received from Clark Consulting. The Chief Executive Officer and the President and Chief Operating Officer provide recommendations to the Compensation Committee for the mix and total compensation level of each of the named executive officers reporting to them. The Compensation Committee, with the assistance of its compensation consultant and based upon data from the peer group (discussed below), independently reviews these recommendations and either approves or modifies them.

Executive Compensation Philosophy

Greene County seeks to provide an executive compensation package that is driven by overall financial performance, increase in shareholder value, success of the business unit directly impacted by the executive’s performance and the performance of the individual executive. Executive compensation is intended to be set at levels that the Compensation Committee, based upon information provided by the consultant, believes is consistent with a peer group of banks independently selected by the consultant and approved by the Compensation Committee. The peer group of banks consists of 24 publicly traded financial institutions of comparable asset size and performance characteristics located primarily in the Southeast. Management is not involved in this selection process.

Objectives of Executive Compensation

The objectives of Greene County’s executive compensation program are to attract and retain quality executive leadership and to enhance the individual executive’s performance. This is accomplished through the alignment of incentives with each business unit most directly impacted by the executive’s leadership and performance with the key objectives to increase shareholder value and improve overall performance.

The compensation committee bases its executive compensation program on the same objectives that guide Greene County in establishing all of its compensation programs. Compensation is based upon the level of job responsibility, individual performance and company performance. As employees progress to higher levels of responsibility in the organization, an increasing proportion of their pay should be linked to company performance and shareholder returns, because they are more able to affect company results. Additionally, compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled workforce Greene County must remain competitive with the pay of other employers who compete with us for talent. Compensation programs must deliver top-tier compensation given top-tier individual and company performance. Where individual performance falls short of expectations and/or company performance lags the industry, the programs should deliver lower-tier compensation. In addition, the objectives of pay for performance and retention must be balanced. Even in periods of temporary downturns in company performance, the programs should continue to ensure that successful, high-achieving employees will remain motivated and committed to Greene County.

The committee strives to meet these objectives while maintaining market competitive pay levels and ensuring that we make efficient use of shares and have predictable expense recognition.

Competitive Positioning

In conjunction with the outside consultant, a customized peer group of Banks was developed in order to benchmark both director and the top two executive officer compensation packages. The peer group was based upon a number of factors including company focus, growth and earnings, asset size and outside investment analyst reviews. A proxy analysis was performed comparing directors’ and the top two executive officers’ overall compensation to the peer group. Based upon the review of market data by the consultants, Greene County set annual incentive and equity award levels for the Chief Executive Officer and the President and Chief Operating Officer which would ensure market competitive pay at the 50th percentile when performance goals are met and at the 75th percentile when performance goals are exceeded. Additionally the Compensation Committee established benchmarks associated with the Bank maintaining a top rating from its primary Bank Regulator.

More specifically, Greene County attempts to position the compensation of its senior executives as follows:

•	Base salaries for executives generally are targeted between the market 40th and 50th percentile.

•	The annual incentive plan will provide cash compensation at the market 50th percentile when target goals are achieved and between the 60th and 75th percentile, if annual goals are exceeded. No bonuses will be paid if annual performance goals are not met.

•	Performance-based long term incentives will provide equity compensation at the market 50th percentile when target goals are met, with the potential for awards between the 60th and 75th percentile when long term goals are exceeded. No equity awards will be made if long term performance goals are not met. Vesting periods of five years have been selected based upon the preponderance of proxy data reviewed for the peer group companies.

Base salaries for other named executive officers are determined initially by evaluating the responsibilities of the positions held, and by reference to the competitive marketplace for talent, including a comparison of base salaries for comparable positions at comparable companies within the financial services industry. Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of Greene County and the performance of the other named executive officers.

Composition of Total Compensation

Greene County provides a competitive mix of pay elements that align executive incentives with shareholder value. The executive compensation includes both short and long term compensation, with an emphasis on long-term compensation that is tied to corporate and stock price performance. We choose to use stock options (awarded as described in “Competitive Positioning” above) in the long-term component of total compensation for named executive officers as it makes stock price appreciation fundamental in realizing a compensation benefit. Incentive performance measures promote shareholder return and earnings growth, and the plan design assures clear linkages between performance measures, participant’s ability to influence such measures and award levels. By emphasizing longer performance measurement periods by using long-term incentives, we align our executive’s interests with our shareholders and create a strong retention tool.

Base salaries are designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibility. Base salaries are provided to ensure a basic level of compensation and necessary to recruit and retain executives. An important aspect of base salaries is the committee’s ability to use annual base salary adjustments to reflect an individual’s performance or change in responsibilities. The Committee places a greater emphasis targeting the total amount of direct compensation to peer practices and emphasizes a mix of compensation weighted towards variable compensation for the Chief Executive Officer and the President and Chief Operating Officer. At lower executive levels, base salaries represent a larger proportion of total compensation but at the other named executive levels are progressively replaced with larger variable compensation opportunities.

Annual bonus incentives are used as a short-term incentive to drive achievement of annual performance goals including the support of strategic business objectives, financial goals, specific performance goals and to encourage team work.

The benefits component of total compensation includes Greene County’s 401(k) Plan and a non-qualified deferred compensation plan. Under the terms of the qualified 401(k) Plan, all employees may defer between 1% and 20% of their eligible pay up to the maximum contribution permitted by law. Each year the board of directors, at its discretion, will also determine an amount expressed as a percentage of eligible pay that Greene County will match. For the calendar year 2006, the board approved a matching contribution of 5% of eligible pay for all eligible employees.

Greene County has entered into Change in Control Agreements and Employment Agreements with both the Chief Executive Officer and the President and Chief Operating Officer. The agreements were initially for a three year period with an automatic renewal unless either party notifies the other of a termination at least 90 days prior to the end of the then current term. Both agreements have been automatically renewed.

Additionally, Greene County has entered into Change in Control Agreements with selected members of senior management, including each of the named executive officers. The Change in Control agreements were entered into as a function of the consolidation occurring in the financial services industry and to not have our executives distracted by a rumored, or actual, change in control. If a change in control were to occur, we want our executives to be focused on the business and the interests of the shareholders. We believe that it is important that our executives react neutrally to a potential change in control and not be influenced by personal financial concerns. Our change in control agreements are consistent with market practices and assist us in retaining our executive talent. The level of benefits have been set at either 1.99 times or 3 times the participating executive’s base amount within the meaning of Section 280G of the Tax Code, payable in a lump sum. This structure is common and deemed necessary to remain competitive with the banking industry as a whole and, more specifically, with our peer group.

Both the Chief Executive Officer and the President and Chief Operating Officer have entered into Non-compete Agreements with Greene County. In consideration for entering into these agreements, Greene County has provided certain deferred compensation benefits which have been funded by individual insurance policies. The benefits payable to both individuals range from 7 to 10 years based upon certain events occurring such as age, retirement, disability or death. If either of these individuals are terminated for cause, then Greene County will be released from its obligation.

Tax Considerations

It has been the Committee’s intent that all incentive payments be deductible unless maintaining such deductibility would undermine our ability to meet our primary compensation objectives or is otherwise not in our best interest.

Sections 280G and 4999.  We provide our named executive officers with change in control agreements. Certain of these agreements provide for tax protection in the form of a gross-up payment to reimburse the executive for any excise tax under Internal Revenue Code Section 4999 as well as any additional income and employment taxes resulting from such reimbursement. Code Section 4999 imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment” and Code Section 280G disallows the tax deduction to the payor of any amount of excess parachute payment that is contingent upon a change in control. A payment as a result of a change in control must exceed 3 times the executive’s base amount in order to be considered an excess parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive’s base amount. The intent of the tax gross-up is to provide a benefit without tax penalty to certain executives who are displaced in the event of a change in control. We believe that the provision of tax protection for certain of our executive officers is consistent with market practice, is a valuable executive talent retention provision, and is consistent with the objectives of our overall executive compensation program.

Section 409A.  Amounts that are deferred or which become vested under our nonqualified deferred compensation programs after December 31, 2004 are subject to Internal Revenue Code Section 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts, and the ability to change the form and timing of payments initially established. Section 409A imposes sanctions for failure to comply, including accelerated income inclusion, a 20% penalty and an interest penalty. We currently operate our plans in good faith compliance with Section 409A as permitted by the proposed regulations issued by the Internal Revenue Service. When final 409A regulations are issued, we will amend our plans as necessary to fully comply with Code Section 409A requirements.

Summary

In summary, we believe the mix of salary, potentially significant variable cash incentives for both short-term and long-term performance, and the potential for equity ownership in Greene County motivates our management team to produce strong results for shareholders. We further believe that this program strikes an appropriate balance in operating our business and appropriate employee rewards based on shareholder value creation.

Compensation of Executive Officers and Directors

SUMMARY COMPENSATION TABLE

							Change in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)	(1)($)	(2)($)	(3)($)	(4)($)	($)

R. Stan Puckett,	2006	$265,000	—	—	—	$184,000	$7,589	$127,451	$584,040
Chairman of the Board and Chief Executive Officer of Greene County and the Bank (“CEO”)
Kenneth R. Vaught,	2006	$225,000	—	—	$27,333	$155,000	$1,537	$94,174	$503,044
Director, President and Chief Operating Officer of Greene County and the Bank (“COO”)
James E. Adams,	2006	$175,000	—	—	—	$80,000	—	$11,809	$266,809
Senior Vice President, Chief Financial Office and Assistant Secretary of Greene County and the Bank (“CFO”)
Steve L. Droke,	2006	$155,000	—	—	$11,556	$52,000	—	$16,651	$235,207
Senior Vice President and Chief Credit Officer of the Bank (CCO”)
William C. Adams, Jr.,	2006	$146,000	—	—	$9,921	$40,500	—	$11,459	$207,880
Senior Vice President and Chief Information Officer of the Bank (“CIO”)

(1)	The amounts in column captioned “Option Awards” reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant to Greene County’s equity incentive plans and thus may include amounts from awards granted in and prior to 2006. For a description of the assumptions used by Greene County in valuing these awards please see “Note 12 — Stock Options” to Greene County’s consolidated financial statements included in Greene County’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission on February 28, 2007.

(2)	Payment for 2006 performance paid in January and February 2007.

(3)	The amount in the column captioned “Change in Pension Value and Nonqualified Deferred Compensation Earnings” is the deemed above-market interest earned on deferred compensation (8.93% — 6.02% = 2.91%) based upon 120% of the Long Term Annual Applicable Federal Rate (“AFR”) published by the Internal Revenue Service in May 2006. Greene County’s interest rate for 2006 was 8.93%, please see “Note 8 — Benefit Plans” to Greene County’s consolidated financial statements included in Greene County’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission on February 28, 2007.

(4)	The amounts shown as “All Other Compensation” include the following:

					Health and Life
	Directors Fees	Non-Compete	Company 401(k)	Company Car	Insurance Paid by	Country Club
Name	Paid and Earned	Agreement	Contribution	Allowance	Greene County	Dues

R. Stan Puckett — CEO	$19,600	$83,397	$13,200	—	$2,925	$8,329
Kenneth R. Vaught — COO	$19,600	58,463	$13,200	—	—	$2,911
James E. Adams — CFO	—	—	—	$9,000	—	$2,809
Steve L. Droke — CCO	—	—	$9,170	—	$4,672	$2,809
William C. Adams — CIO	—	—	$8,650	—	—	$2,809

GRANTS OF PLAN-BASED AWARDS

The following table summarizes certain information regarding grants of plan based awards to the named executive officers during fiscal year 2006. No stock appreciation rights (“SARs”) have been granted by Greene County.

									All Other
								All Other	Option Awards:
		Estimated Future Payouts			Estimated Future Payouts			Stock Awards:	Number of		Grant Date
		Under Non-Equity			Under Equity			Number of	Securities	Exercise or	Fair Value of
		Incentive Plan Awards			Incentive Plan Awards			Shares of	Underlying	Base Price of	Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Options(1)	Option Awards	Option Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

R. Stan Puckett — CEO	2/21/06	—	—	—	—	—	—	—	9,000	$28.90	$81,100
Kenneth R. Vaught — COO	2/21/06	—	—	—	—	—	—	—	10,000	$28.90	$89,000
James E. Adams — CFO	2/21/06	—	—	—	—	—	—	—	3,000	$28.90	$26,700
Steve L. Droke — CCO	2/21/06	—	—	—	—	—	—	—	3,302	$28.90	$29,388
William C. Adams — CIO	2/21/06	—	—	—	—	—	—	—	3,139	$28.90	$27,937

(1)	Reflects options awarded to the named executive officer. The term of the options provide for vesting in five equal annual installments commencing one year from the grant date. The options have a life of ten years from the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2006:

	Option Awards					Stock Awards
								Equity
								Incentive
			Equity					Plan	Equity
			Incentive					Awards:	Incentive
			Plan					Number of	Plan Awards:
	Number		Awards:				Market	Unearned	Market or
	of	Number of	Number of			Number of	Value of	Shares,	Payout Value of
	Securities	Securities	Securities			Shares or	Shares or	Units or	Unearned
	Underlying	Underlying	Underlying			Units of	Units of	Other	Shares, Units or
	Unexercised	Unexercised	Unexercised			Stock That	Stock That	Rights That	Other Rights
	Options	Options	Unearned	Option Exercise	Option	Have Not	Have Not	Have Not	That Have Not
	Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	(#)	(#)(1)	(#)	($)	Date(2)	(#)	($)	(#)	($)

R. Stan Puckett — CEO	9,000	—	—	$11.10	12/31/07	—	—	—	—
	9,000	—	—	$12.24	12/31/08	—	—	—	—
	9,000	—	—	$13.41	12/31/09	—	—	—	—
	9,000	—	—	$13.86	12/31/10	—	—	—	—
	9,000	—	—	$15.09	12/31/11	—	—	—	—
	9,000	—	—	$16.41	01/13/13	—	—	—	—
	9,000	—	—	$19.97	01/09/14	—	—	—	—
	9,000	—	—	$26.89	01/25/15	—	—	—	—
	—	9,000	—	$28.90	02/21/16	—	—	—	—
Kenneth R. Vaught — COO	670	—	—	$23.00	12/31/08	—	—	—	—
	1,455	—	—	$30.00	12/31/09	—	—	—	—
	1,455	—	—	$32.00	12/31/10	—	—	—	—
	1,531	—	—	$16.00	12/31/11	—	—	—	—
	4,000	6,000	—	$23.99	02/17/14	—	—	—	—
	2,000	8,000	—	$26.89	01/25/15	—	—	—	—
	—	10,000	—	$28.90	02/21/16	—	—	—	—
James E. Adams — CFO	—	3,000	—	$28.90	2/21/16	—	—	—	—
Steve L. Droke — CCO	2,500	—	—	$20.00	12/31/07	—	—	—	—
	2,785	—	—	$23.00	12/31/08	—	—	—	—
	2,800	—	—	$30.00	12/31/09	—	—	—	—
	2,800	—	—	$32.00	12/31/10	—	—	—	—
	590	—	—	$16.00	12/31/11	—	—	—	—
	—	1,179	—	$19.00	01/10/13	—	—	—	—
	1,179	1,768	—	$23.21	01/09/14	—	—	—	—
	552	2,208	—	$26.89	01/25/15	—	—	—	—
	—	3,302	—	$28.90	02/21/16	—	—	—	—
William C. Adams — CIO	1,860	—	—	$20.00	12/31/07	—	—	—	—
	2,285	—	—	$23.00	12/31/08	—	—	—	—
	2,450	—	—	$30.00	12/31/09	—	—	—	—
	2,450	—	—	$32.00	12/31/10	—	—	—	—
	2,579	—	—	$16.00	12/31/11	—	—	—	—
	1,547	1,032	—	$19.00	01/10/13	—	—	—	—
	1,032	1,547	—	$23.21	01/09/14	—	—	—	—
	453	1,812	—	$26.89	01/25/15	—	—	—	—
	—	3,139	—	$28.90	02/21/16	—	—	—	—

(1)	Options become exercisable in five equal annual installments beginning on the first anniversary date of grant.

(2)	The expiration date of each option occurs ten years after the date of grant for each option.

OPTIONS EXERCISED AND STOCK VESTED TABLE

The following table sets forth certain information with respect to options exercised by the named executive officers in fiscal 2006:

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)

R. Stan Puckett — CEO	9,000	$199,458	—	—
Steve L. Droke — CCO	4,125	$56,571	—	—

(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.

PENSION BENEFITS

We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our executives are eligible to participate in our 401(k) contributory defined contribution plan.

NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth certain information with respect to deferrals made by Greene County named executive officers pursuant to Greene County’s nonqualified deferred compensation plan, the earnings thereon and the aggregate balance at December 31, 2006:

	Executive	Registrant		Aggregate	Aggregate Balance
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	at Last
	Last FY(1)	Last FY (1)	in Last FY (1)	Distributions	FYE
Name	($)	($)	($)	($)	($)

R. Stan Puckett — CEO Deferred Compensation	$13,800	$—	$23,286	$—	$331,436
Non-Compete Agreement	—	71,100	12,297	—	234,817
Kenneth R. Vaught — COO Deferred Compensation	14,800	—	4,715	—	84,118
Non-Compete Agreement	—	53,184	5,279	—	113,256
James E. Adams — CFO	—	—	—	—	—
Steve L. Droke — CCO	—	—	—	—	—
William C. Adams — CIO	—	—	—	—	—

(1)	All amounts reported in the columns titled “Executive Contributions in Last FY, Registrants Contributions in Last FY and Aggregate Earnings in Last FY” are also reported as compensation to such named executive officer in the Summary Compensation Table on page 89.

During 2006, the Bank maintained a deferred compensation plan (the “Original Plan”) pursuant to which the Chief Executive Officer and the President and Chief Operating Officer could elect to defer receipt of a portion of their salaries by entering into deferred salary agreements with the Bank. In addition to the salary deferral, the agreements also provided for payment of benefits under certain events of disability, early retirement, termination of employment or death. The Bank is the beneficiary of life insurance acquired with respect to officers participating in the Original Plan. During 2006, Greene County began using a formula which provides an annual earnings crediting rate based upon 75% of Greene County’s return on average stockholders’ equity on balances in the plan, until the officer is separated from service, and, thereafter at an earnings crediting rate of 56.25% of Greene County’s return on average stockholders’ equity for the year ending.

Both the Chief Executive Officer and the President and Chief Operating Officer have entered into Noncompete Agreements with Greene County. In consideration for entering into these agreements, Greene County has provided certain deferred compensation benefits which have been funded by individual insurance policies. The benefits payable to both individuals range from 7 to 10 years based upon certain events occurring such as age, retirement, disability or death. If either of these individuals is terminated for cause, Greene County will be released from its obligation.

DIRECTOR COMPENSATION TABLE

The table below summarizes the compensation paid by Greene County to directors for the fiscal year ended December 31, 2006:

					Change in
					Pension Value
					and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in		Option	Incentive Plan	Compensation	All Other
	Cash	Stock Awards	Awards	Compensation	Earnings	Compensation		Total
Name	($)	($)	($)	($)	($)	($)		($)

Martha M. Bachman	$23,800	$—	$—	$—	$258	—		$28,558
Phil M. Bachman	39,550	—	—	—	62,250	—		101,800
Charles S. Brooks	30,100	—	—	—	7,869	—		37,969
Bruce Campbell	18,400	—	—	—	—	—		18,400
W.T. Daniels	36,100	—	—	—	15,667	—		51,767
Robin Haynes	23,800	—	—	—	—	—		23,800
Jerald K. Jaynes	30,400	—	—	—	20,953	—		51,353
Robert K. Leonard	25,900	—	—	—	—	—		25,900
Terry Leonard	25,450	—	—	—	23,442	—		48,892
Ronald E. Mayberry	19,600	—	—	—	1,626	$182,492	(a)	203,718
John Tolsma	26,950	—	—	—	1,923	—		28,873
Charles H. Whitfield, Jr.	27,900	—	—	—	4,523	—		32,423

(a)	Includes his salary of $172,000 and his 2006 bonus of $10,492, which was paid in February 2007.

Directors of Greene County meet as a board on a monthly basis, or more often as needed, to address matters relating to the operation and direction of the Company. Greene County does not compensate members of its board of directors for any meetings of the board, except for certain special meetings held on dates other than a regularly scheduled meeting of the Bank’s board of directors. During 2006, the Board of Directors of Greene County met 18 times, of which six of the meetings were special meetings as to which the directors were each paid $600 for their attendance by the Bank.

Directors of Greene County are also directors of the Bank. The Bank compensates members of its board of directors for all regular and special meetings. Directors of the Bank received $600 for each regular monthly and specially-called board meeting attended in 2006, plus payment of such fee for up to two absences during a year. The Bank’s board of directors met 17 times in 2006. Each Bank director also received an annual retainer fee of $10,000, paid in equal quarterly amounts. Members of the Executive Committee of the Bank’s board of directors also received $450 for each twice-monthly meeting of the Executive Committee attended, and Messrs. Bachman and Daniels, the two permanent members of the Committee, received an annual retainer of $1,500. During 2006, members of the Bank’s Audit Committee received $450 per each quarterly meeting and specially called meetings, as well as an annual retainer fee of $1,500 paid in equal quarterly amounts. In addition, the Chairman of the Audit Committee received an annual retainer of $3,000. Compensation for all other committee meetings was $300 per meeting during 2006.

During 2006, pursuant to the Original Plan, all directors could elect to defer receipt of a portion of their fees by entering into deferred fee agreements with the Bank. In addition to the fee deferral, the agreements also provided for payment of benefits under certain events of disability, early retirement, termination of employment or death. The Bank is the beneficiary of life insurance acquired with respect to directors participating in the Original Plan. During 2006, Greene County began using a formula which provides an annual earnings crediting rate based upon 75% of Greene County’s return on average stockholders’ equity on balances in the plan, until the Director is separated from service, and, thereafter at an earnings crediting rate of 56.25% of Greene County’s return on average stockholders’ equity for the year ending.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table describes the potential payments and benefits under Greene County’s compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment as of December 31, 2006.

Acceleration
of Equity
		Continuation	Awards
	Cash	of Medical	(Intrinsic		Total
	Severance	and Welfare	Value at	Non-Compete	Termination
Name	Payment	Benefits	12/31/06)	Agreement	Benefits

R. Stan Puckett — CEO
• Voluntary termination	$—	$—	$—	$—	$—
• Involuntary termination	—	—	—	—	—
• Involuntary or good reason termination after change in control (CIC)	556,400	12,654	97,470	361,592	1,028,116
Kenneth R. Vaught — COO
• Voluntary termination	—	—	—	—	—
• Involuntary termination	368,900	—	—	—	368,900
• Involuntary or good reason termination after change in control (CIC)	1,140,000	12,654	305,460	283,090	1,741,204
James E. Adams — CFO
• Voluntary termination	—	—	—	—	—
• Involuntary termination	—	—	—	—	—
• Involuntary or good reason termination after change in control (CIC)	348,250	12,654	32,490	—	393,394
Steve L. Droke — CCO
• Voluntary termination	—	—	—	—	—
• Involuntary termination	—	—	—	—	—
• Involuntary or good reason termination after change in control (CIC)	318,700	9,828	117,759	—	446,287
William C. Adams — CIO
• Voluntary termination	—	—	—	—	—
• Involuntary termination	—	—	—	—	—
• Involuntary or good reason termination after change in control (CIC)	289,600	12,654	104,211	—	406,465

Only Mr. Vaught has an agreement as to benefits upon a termination of employment. If he is terminated without “cause” (generally defined as gross negligence, a felony conviction, fraud or a willful violation of law), he receives 12 months pay plus a payment equal to the average of his annual incentive over the prior two years. Additionally, Greene County has adopted a Change in Control protection plan that covers selected members of senior management, including each of the named executive officers. In the event of an involuntary termination of employment other than for cause or a resignation by the executive for “good reason” (generally defined as a reduction in duties or responsibilities, reduction in pay or relocation outside 50 miles from the executive’s current location) following a change in control, the executive would receive 1.99 (or in the case of Mr. Vaught, three) times the executive’s “base amount” within the meaning of Section 280G of the Internal Revenue Code, payable in a lump sum.

Ownership of Voting Stock

Security Ownership of Certain Beneficial Owners and Management

Persons and groups beneficially owning more than 5% of Greene County’s common stock are required under federal securities laws to file certain reports with the SEC detailing their ownership. The following table sets forth the amount and percentage of the common stock beneficially owned by any person or group of persons known to Greene County to be a beneficial owner of more than 5% of the common stock as of the record date.

	Amount and		Percent of
	Nature of		Common
Name and Address of	Beneficial		Stock
Beneficial Owner	Ownership(a)		Outstanding

Phil M. Bachman Martha Bachman 100 N. Main Street P.O. Box 1120 Greeneville, Tennessee 37743	879,155	(b)	8.99%
Columbia Wanger Asset Management, L.P. 227 West Monroe Street Suite 3000 Chicago, IL 60606	538,300	(c)	5.49%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	513,325	(d)	5.23%

(a)	For purposes of this table, an individual or entity is considered to “beneficially own” any share of common stock which he, she or it directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (1) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (2) investment power, which includes the power to dispose, or to direct the disposition of, such security. In addition, an individual or entity is deemed to be the beneficial owner of any share of common stock of which he, she or it has the right to acquire voting or investment power within 60 days of the record date.

(b)	Phil Bachman and Martha Bachman are husband and wife. Includes 196,195 shares of common stock held directly or indirectly by Martha Bachman as to which Phil Bachman disclaims beneficial ownership, 664,960 shares owned by Phil Bachman individually and 18,000 shares owned by Mr. and Mrs. Bachman jointly.

(c)	Based solely on information contained in a Schedule 13G filed by Columbia Wanger Asset Management, L.P. with the Securities and Exchange Commission on January 12, 2007.

(d)	Based solely on information contained in a Schedule 13G filed by Wellington Management Company, LLP with the Securities and Exchange Commission on February 14, 2007.

The following table sets forth, as of the Record Date, certain information known to Greene County as to common stock beneficially owned by each director and named executive officer of Greene County and by all directors and executive officers of Greene County as a group. The address for each of our directors and executive officers listed below is c/o Greene County Bancshares, Inc., 100 North Main Street, P.O. Box 1120, Greeneville, Tennessee 37744.

	Amount and
	Nature of		Percent of
	Beneficial		Common
	Ownership		Stock
Name, Position and Address	(a)(b)		Outstanding

R. Stan Puckett, Chairman of the Board and Chief Executive Officer	139,802	(c)	1.43%
Phil M. Bachman, Secretary and Director	879,155	(d)	8.96%
Martha Bachman, Director	879,155	(d)	8.96%
Charles S. Brooks, Director	476		*
Bruce Campbell, Director	5,127		*
W.T. Daniels, Director	8,500		*
Robin Haynes, Director	10,360		*
Jerald K. Jaynes, Director	15,000		*
Bobby Leonard, Director	8,664		*
Terry Leonard, Director	46,330		*
John Tolsma, Director	750		*
Charles H. Whitfield, Jr., Director	6,281		*
Ronald E. Mayberry, Director, Regional President, Sumner and Lawrence Counties	76,798		*
Kenneth R. Vaught, Director, President and Chief Operating Officer	22,111		*
Bill Adams, Senior Vice President and Chief Information Officer	30,358		*
Steve L. Droke, Senior Vice President and Chief Credit Officer	26,096		*
James E. Adams, Senior Vice President, Chief Financial Officer and Assistant Secretary	2,050		*
All directors and executive officers as a group (17) persons)	1,277,858		13.03%

*	Less than 1% of the outstanding common stock.

(a)	For the definition of “beneficial ownership,” see Note (a) to the preceding table.

(b)	Includes, as indicated below, shares owned directly by directors and executive officers of Greene County as well as shares held by their spouses and children, trusts of which certain directors are trustees and corporations in which certain directors own a controlling interest. Also includes, as indicated below, shares of common stock subject to outstanding options which are exercisable within 60 days of the Record Date as follows: Mr. Mayberry (15,987), Mr. Vaught (17,111), Mr. Bill Adams (16,768), Mr. Droke (15,597), Mr. James Adams (600), all directors and officers as a group (139,863).

(c)	Includes options to acquire 63,000 shares of common stock currently exercisable by Mr. Puckett at an exercise price equal to 150% of the book value of the common stock at the date of grant (a weighted average price of approximately $14.58 per share) and 10,800 shares of common stock currently exercisable by Mr. Puckett at an exercise price equal to the fair market value at the date of grant (a weighted average price of approximately $27.23 per share).

(d)	Phil Bachman and Martha Bachman are husband and wife. Includes 196,195 shares of common stock held directly or indirectly by Martha Bachman as to which Phil Bachman disclaims beneficial ownership, 664,960 shares owned by Phil Bachman individually and 18,000 shares owned by Mr. and Mrs. Bachman jointly.

Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm

The Audit Committee of Greene County’s board of directors has appointed Dixon Hughes PLLC (“Dixon Hughes”) as Greene County’s independent auditors for 2007, subject to ratification by a majority of the shares represented at the annual meeting. The decision of the Audit Committee was based on a review of the qualifications, independence, past performance and quality controls of the auditor. The decision took into account the proposed audit scope, staffing and approach, including coordination of the external auditor’s efforts with Greene County’s outsourced internal audit function, as well as audit fees for the coming year. Dixon Hughes is considered to be well qualified.

In view of the difficulty and expense involved in changing auditors on short notice, should the shareholders not ratify the selection of Dixon Hughes, it is contemplated that the appointment of Dixon Hughes for the fiscal year ending December 31, 2007 will be permitted to stand unless the board of directors finds compelling reasons for making a change. Disapproval by the shareholders will be considered a recommendation that the board select other auditors for the following year. In order for the proposal to ratify the appointment of Dixon Hughes as Greene County’s independent registered public accounting firm, the number of shares voted in favor of the proposal must exceed the number of shares voted against the proposal.

Representatives of Dixon Hughes are expected to be present at the annual meeting and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.

During the years ended December 31, 2006 and December 31, 2005, Greene County incurred (including these billed or expected to be billed) the following principal independent auditor fees from Dixon Hughes:

	2006	2005

Audit Fees(a):	$238,120	$311,380
Audit-Related Fees(b):	37,300	39,000
Tax Fees(c)	21,465	10,500
All Other Fees(d):	—	—

(a)	Includes fees related to the annual independent audit of Greene County’s consolidated financial statements and reviews of Greene County’s annual report on Form 10-K, review of Greene County’s interim financial statements, issuance of consents, Federal Deposit Insurance Corporation Improvement Act (“FDICIA”) attest services, Sarbanes-Oxley Section 404 attest services, review of registration statements and quarterly reports on Form 10-Q, report on management’s assertion regarding internal control over financial reporting, services provided in connection with Greene County’s filing of a Registration Statement on Form S-3 and services rendered in connection with Greene County’s common stock offering in 2005.

(b)	Fees incurred were for (a) general accounting matters and related consultations, (b) certain procedures related to Greene County’s collateral position for its borrowings from the Federal Home Loan Bank of Cincinnati, and (c) an employee benefit plan audit. The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of Dixon Hughes.

(c)	Fees incurred were for income tax return preparation and compliance services. The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of Dixon Hughes.

(d)	There were no additional fees billed to Greene County by Dixon Hughes for 2006 and 2005.

The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided by Greene County’s independent auditor. The policy requires that all services provided by the independent auditor, including audit services and permitted audit-related and non-audit services, be pre-approved by the Audit Committee. The Audit Committee approved all audit and non-audit services provided by Greene County’s independent auditor during 2006.

THE GREENE COUNTY BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED APPOINTMENT OF DIXON HUGHES AS GREENE COUNTY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, HAS UNANIMOUSLY APPROVED ADOPTION OF THIS PROPOSAL AND UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

Executive Officers of Greene County

The following sets forth information regarding the executive officers of the Company.

Name	Age	Title

R. Stan Puckett	51	Chairman of the Board and Chief Executive Officer
Kenneth R. Vaught	42	President and Chief Operating Officer
James E. Adams	62	Senior Vice President, Chief Financial Officer and Assistant Secretary
Steve L. Droke	57	Senior Vice President and Chief Credit Officer
William C. Adams, Jr.	50	Senior Vice President and Chief Information Officer
Steve D. Ottinger	57	Senior Vice President and Chief Human Resources Officer
G. Frank Snyder	47	Senior Vice President and Retail Banking Manager

R. Stan Puckett currently serves as Chief Executive Officer of Greene County and GreenBank and has held that position since 1990. He also is currently Chairman of the board of directors. He has served as Chief Executive Officer of GreenBank since February 1989. He is a graduate of Bristol University with a degree in business administration. He served as President of First American National Bank of Johnson City, Tennessee from December 1987 to February 1989 and as its Vice President from June 1986 to December 1987. He was Assistant Vice President of First Union National Bank in Asheville, North Carolina from September 1983 to June 1986 and served as commercial loan officer of Signet Bank in Bristol, Virginia from September 1977 to June 1983.

Kenneth R. Vaught currently serves as President and Chief Operating Officer of Greene County and GreenBank and has held these positions since June 2002. He also was elected to Greene County’s board of directors on that date. Previously, he served as Senior Vice-President and Regional Executive for GreenBank’s Blount and Knox County, Tennessee offices. Prior to joining Greene County, Mr. Vaught began his banking career in 1987 as a Management Trainee with Hamilton Bank (SunTrust affiliate) in Johnson City, Tennessee. He later joined First Tennessee Bank in 1989 as a Commercial Loan Officer. In 1991, he was promoted to Vice President and transferred to First Tennessee Bank, Maryville, Tennessee. He left First Tennessee Bank in 1998 as Senior Vice President and Commercial Banking Manager to join what was then Greene County Bank. He is a graduate of East Tennessee State University with a degree in Finance.

James E. Adams joined Greene County in December 2005 and assumed the role of Senior Vice President, Chief Financial Officer and Assistant Secretary upon Mr. William F. Richmond’s retirement on January 1, 2006. Prior to joining Greene County, Mr. Adams served as Executive Vice President and Chief Financial Officer of Rurban Financial Corporation from 2003 to 2005. Prior to that, he was retired after having served as Executive Vice President and Chief Financial Officer of Integra Bank Corporation from 1999 through 2002; and Executive Vice President and Chief Financial Officer of MainStreet Financial Corporation from 1994 to 1999. He has held executive management positions at several multi-billion dollar bank holding companies, which have subsequently been acquired, since 1978. Mr. Adams began his career in 1970 as a Certified Public Accountant upon graduation from Michigan State University. He has co-authored two books used throughout the financial services industry and was appointed to serve a three year term on the Finance and Accounting Commission of the Bank Administration Institute in the mid 80’s.

Steve L. Droke has served as Senior Vice President and Chief Credit Officer of GreenBank since July 1997, with responsibilities for risk management including Credit Policy development and implementation and oversight of Compliance and Loan Operations. Prior to joining GreenBank, he was Senior Vice President and Senior Credit Officer with First American Corporation. His 32-year banking career includes a varied background in bank management, risk management, and lending. Mr. Droke is a graduate of East Tennessee State University with a B.S. in Finance, the Graduate School of Retail Bank Management at the University of Virginia, and the Graduate School of Commercial Bank Lending at the University of Oklahoma. He is a member of The Risk Management Association and Tennessee Bankers Association.

William C. Adams, Jr. has served as Senior Vice President and Chief Information Officer of GreenBank since 1998, with responsibilities for oversight of the information technology and operations functions. Prior to joining GreenBank he served as CEO of Premier Bank of East Tennessee from 1991 to 1998. Prior to that he was Senior Regional Lender for First Amercan Bank (subsequently Regions Bank) in Maryville, Tennessee and Commercial Lender for Third National Bank (subsequently SunTrust) in Nashville, Tennessee. Early in his 28 year banking career he served as Installations Coordinator for a major national financial services software provider, where he oversaw or participated in over 50 community bank software installations and conversions nationwide. He is a graduate of the University of Tennessee.

Steve D. Ottinger joined Greene County Bank in October of 1975. He currently serves as Senior Vice President and Chief Human Resources Officer, with responsibilities for training, certain areas of risk management and compliance, customer privacy, and customer information security. Prior to joining the bank, Mr. Ottinger spent five years in city government as Director of Parks and Recreation for the town of Greeneville, Tennessee. His experience includes both retail banking and operations. Throughout his career he has been very involved in community activities having served in leadership capacities in many non-profit organizations and that continues. He is a member of the Society for Human Resource Management, a graduate of The Tennessee School of Banking, and holds a Bachelor’s of Business Administration with an emphasis in Human Resources from East Tennessee State University.

G. Frank Snyder joined Greene County Bank in 1995 and currently serves as Senior Vice President and Retail Banking Manager. Prior to be appointed to his current position, he had served in various capacities of increasing responsibility including loan officer, branch manager, electronic banking manager and regional executive. Before entering the financial services industry, Frank served for 10 years in the not-for-profit industry in leadership capacities with the United Way and the YMCA organizations. He is a graduate of the University of Tennessee with a degree in education.

Proposal to Amend Greene County Charter to Increase Authorized Capitalization

Greene County’s Amended and Restated Charter currently authorizes the issuance of 130 shares of organizational common stock with a par value of $10 per share, callable at par value and 15,000,000 shares of common stock with a par value of $2.00 per share. See “DESCRIPTION OF GREENE COUNTY CAPITAL STOCK” beginning at page 71 of this document. None of the organizational shares is outstanding. As of March 16, 2007, the record date for the annual meeting, the following is a summary of the number of shares of common stock outstanding and the number of shares currently reserved for issuance:

Total issued and outstanding(*)	9,818,312
Reserved for issuance under equity compensation plans	291,259

Greene County’s board of directors has unanimously approved and adopted, subject to shareholder approval, a proposed amendment to Greene County’s Amended and Restated Charter, providing for an increase in the authorized number of shares of common stock from 15,000,000 to 20,000,000. In order for the proposed charter amendment to be approved, the number of shares voted in favor of the amendment must exceed the number of shares voted against the amendment.

If this proposal is approved by Greene County shareholders at the annual meeting, the amendment to the Amended and Restated Charter will become effective upon the filing of Articles of Amendment with the Secretary of State of Tennessee, which filing would be expected to take place immediately following the annual.

Except as described below, the relative rights of the holders of Greene County common stock under the Amended and Restated Charter would remain unchanged. Paragraph 6 of the Amended and Restated Charter, as amended by the proposed amendment, would read as follows:

6. The maximum number of shares which the Corporation shall have the authority to issue is

a) One Hundred Thirty (130) shares of Organizational Common Stock with a par value of Ten Dollars ($10.00) per share, which stock shall be callable by the Corporation at any time at the par value thereof by action of a majority of the Board of Directors

b) Twenty Million (20,000,000) shares of Common Stock, with a par value of Two Dollars ($2.00) per share.

The Greene County board believes that with the current level of authorized capital stock; taking into account the expected issuance of 3,075,085 shares of common stock in connection with its merger with Civitas, Greene County could be constrained in its ability to pursue strategies intended to support its planned growth and to enhance shareholder value. The Greene County board considers the proposed increase in the number of authorized shares of common stock desirable because it would give Greene County the necessary flexibility to issue common stock in connection with stock dividends and splits, equity financings and for other general corporate purposes. Greene County currently has no oral or written plans, arrangements or understandings for the issuance of the additional shares of common stock to be authorized pursuant to this proposal.

The amendment to Greene County’s Amended and Restated Charter will ensure that Greene County will continue to have an adequate number of authorized and unissued shares of common stock available for future use. As is the case with the shares of common stock that currently are authorized but unissued, if this amendment to the Greene County Amended and Restated Charter is adopted by the shareholders, the Greene County board will have authority to issue the additional shares of common stock from time to time without further action on the part of shareholders except as may be required by applicable law or by the rules of any stock exchange or market on which Greene County’s securities may then be listed or authorized for quotation. For example, the NASDAQ Global Market, on which the common stock is authorized for quotation, currently requires shareholder approval as a prerequisite to listing shares in several instances, including in connection with acquisitions when the present or potential issuance of shares could result in an increase in the number of shares of common stock outstanding by 20% or more.

The additional number of authorized shares could have the effect of making it more difficult for a third party to take over Greene County in a transaction not approved by the its board of directors. Greene County shareholders do not have any preemptive or other rights to subscribe for any shares of common stock that Greene County might issue in the future.

THE GREENE COUNTY BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED AMENDMENT IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, HAS UNANIMOUSLY APPROVED ADOPTION OF THIS PROPOSAL AND UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

Proposal to Amend Greene County Charter to Change the Name of the Corporation

In mid 2006, as part of Greene County’s Strategic Planning Process, the use of 18 distinct bank names was identified as an issue potentially affecting customer service, loyalty and brand identity. Focus group studies by an independent consulting firm were completed in October 2006. Based upon the recommendations of the consulting firm, with which management concurred, management recommended and Greene County board of directors approved changing the names of each of Greene County’s banking units to GreenBank. On January 23, 2007 Greene County announced that this change will be effective April 2, 2007. Greene County believes that this change will help bolster Greene County’s brand identity and convey the fundamental conveniences offered by its 51 geographically dispersed bank offices.

In keeping with this common theme, Greene County’s management and board of directors also recommended that the name of the holding company be changed from Greene County Bancshares, Inc. to Green Bankshares, Inc. In order for the proposed charter amendment be approved, the number of shares voted in favor of the amendment must exceed the number of shares voted against the amendment.

If this proposal is approved by Greene County shareholders at the annual meeting, the amendment to the Amended and Restated Charter will become effective upon the filing of Articles of Amendment with the Secretary of State of Tennessee, which filing would be expected to take place immediately following the annual meeting.

Paragraph 1 of the Amended and Restated Charter, as amended by the proposed amendment, would read as follows:

1. The name of the Corporation is Green Bankshares, Inc.

THE GREENE COUNTY BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED AMENDMENT IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, HAS UNANIMOUSLY APPROVED ADOPTION OF THIS PROPOSAL AND UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

LEGAL MATTERS

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, Nashville, Tennessee, will pass upon the legality of the shares of Greene County common stock to be issued in the merger and certain tax consequences of the merger. Certain legal matters and certain tax consequences of the merger, as they relate to Civitas, will be passed upon for Civitas by Miller & Martin PLLC, Nashville, Tennessee.

EXPERTS

The consolidated financial statements of Greene County Bancshares, Inc. appearing in Greene County Bancshares, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006 (including schedules appearing therein), and Greene County’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Dixon Hughes PLLC, an independent registered public accounting firm, as set forth in there reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of Dixon Hughes PLLC as experts in accounting and auditing.

The consolidated financial statements of Civitas BankGroup, Inc. appearing in Civitas BankGroup, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006 (including schedules appearing therein), and Civitas’ management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Crowe Chizek and Company LLC, an independent registered public accounting firm, as set forth in there reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of Crowe Chizek and Company LLC as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

If a shareholder wishes to have a proposal included in Greene County’s proxy statement for Greene County’s 2008 Annual Meeting of Shareholders, that proposal must be received by Greene County at its executive offices in Greeneville, Tennessee by December [8], 2007. If a shareholder wishes to present a proposal at Greene County’s 2008 annual meeting of shareholders and the proposal is not intended to be included in Greene County’s proxy statement relating to that meeting, the shareholder must give advance notice to Greene County prior to the deadline for such meeting determined in accordance with Greene County’s Amended and Restated Charter (the “Charter Deadline”). Under Greene County’s Amended and Restated Charter, in order to be deemed properly presented, notice must be delivered to Greene County’s Secretary at Greene County’s principal executive offices no less than forty (40) nor more than sixty (60) days prior to the scheduled date of the meeting at which such matter is to be acted upon; provided, however, that if notice or public disclosure of such meeting is given fewer than fifty (50) days before the meeting, notice by the shareholder must be delivered to Greene County not later than the close of business on the tenth (10th) day following the day on which notice of the meeting was mailed to shareholders. If a shareholder gives notice of such a proposal after the Charter Deadline, the shareholder will not be permitted to present the proposal to the shareholders for a vote at the meeting.

The SEC rules also establish a different deadline for submission of shareholder proposals that are not intended to be included in Greene County’s proxy statement with respect to discretionary voting (the “Discretionary Voting Deadline”). This deadline for the 2008 annual meeting of shareholders is February [21], 2008. If a shareholder gives notice of a proposal after this deadline, the persons named as proxies in the proxy statement for the 2008 annual meeting will be allowed to use their discretionary voting authority to vote against the shareholder proposal when, and if, the proposal is raised at the 2008 annual meeting. Because the Charter Deadline is not capable of being determined until Greene County gives notice of, or publicly announces, the date for the 2008 annual meeting of shareholders, it is possible that the Charter Deadline may occur after the Discretionary Voting Deadline, in which case a proposal received after the Discretionary Voting Deadline but before the Charter Deadline would be eligible to be presented at the 2008 annual meeting of shareholders and Greene County believes that the persons named as proxies in the proxy statement would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the meeting without including any disclosures of the proposal in the proxy statement relating to the meeting.

Greene County has not been notified by any shareholder of his or her intent to present a shareholder proposal from the floor at the Annual Meeting. The enclosed proxy card grants proxy holders discretionary authority to vote on any matter properly brought before the Annual Meeting, including any shareholder proposals received between the date of this proxy statement and the Charter Deadline for the Annual Meeting, which is April [16], 2007.

Shareholder proposals should be addressed to Secretary, Greene County Bancshares, Inc., 100 North Main Street, P.O. Box 1120, Greeneville, Tennessee 37743 and must comply with the provisions of Greene County’s Amended and Restated Charter. Nothing in this paragraph shall be deemed to require Greene County to include in its proxy statement and form of proxy relating to Greene County’s 2008 Annual Meeting of Shareholders any shareholder proposal that does not satisfy the requirements for inclusion as established by the SEC at the time of receipt.

Civitas held its 2006 annual meeting of shareholders on April 26, 2006. In light of the expected timing of the effectiveness of the merger, Civitas does not currently expect to hold an annual meeting of its shareholders in 2007. If Civitas holds an annual meeting of shareholders in 2007, any shareholder who wishes to propose a matter for inclusion in Civitas’ proxy materials for such a meeting must submit the proposal in writing to the Secretary of Civitas at Civitas’ principal executive offices no later than April 15, 2007. If next year’s annual meeting is held on a date more than 30 calendar days from April 26, 2007, a shareholder proposal must be received not less than one hundred and twenty days from the date of the 2007 annual meeting or the tenth day following the date on which public announcement of the 2007 annual meeting is first made. Shareholder proposals should be submitted to the Secretary of Civitas BankGroup, Inc. at 4 Corporate Centre, 810 Crescent Centre Drive, Suite 320, Franklin, Tennessee 37067. Any such proposals must comply with Civitas’ bylaws and applicable SEC regulations.

OTHER MATTERS

As of the date of this document, neither the Greene County board of directors nor the Civitas board of directors knows of any matters that will be presented for consideration at either the Greene County annual meeting or the Civitas special meeting other than as described in this document. If any other matters come before either of the meetings or any adjournments or postponements of the meetings and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.

WHERE YOU CAN FIND MORE INFORMATION

Greene County and Civitas are required to file annual, quarterly and current reports, proxy statements, any amendments to those reports and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at

1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

Greene County has filed a registration statement on Form S-4 (File No. 333-141409) with the SEC under the Securities Act that registers the shares of Greene County common stock offered to Civitas shareholders pursuant to the merger. This document is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this document to a contract or other document of either Greene County or Civitas, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. The registration statement, including the exhibits and schedules filed with the registration statement, contains additional information about Greene County and Greene County common stock. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

SEC rules allow Greene County and Civitas to “incorporate by reference” in this document certain information that each company files with the SEC. This means that important information is disclosed to you by referring you to other documents. Any information referred to in this way is considered part of this document from the date we file that information except for information superseded by information in, or incorporated by reference into, this document. Any statements made in this document or in another document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this document modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document. Any reports filed by either Greene County or Civitas with the SEC after the date of this document and before the date that the offering of the securities by means of this document is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Greene County’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on February 28, 2007;

•	Civitas’ Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 9, 2007;

•	Greene County’s Current Reports on Form 8-K filed with the SEC on January 23, 2007, January 26, 2007 and March 23, 2007;

•	Civitas’ Current Reports on Form 8-K filed with the SEC on January 26, 2007, January 31, 2007, February 1, 2007 and February 5, 2007;

•	The description of Greene County common stock contained in its Form 8-K12G3 filed with the SEC on February 20, 1986, as amended and supplemented by Greene County’s Current Report on form 8-K/A dated and filed with the SEC on May 25, 2004, and all amendments or reports filed for the purpose of updating such description; and

•	All documents filed by either Greene County or Civitas under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this document and before the later of: (1) the date of the Greene County annual meeting; and (2) the date of the Civitas special meeting.

Notwithstanding the references to the documents listed above, we specifically are not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including without limitation any information furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K or certain exhibits furnished pursuant to Item 9.01 of any Current Report on Form 8-K.

Greene County has supplied all information contained or incorporated by reference in this document relating to Greene County, as well as all pro forma financial information, and Civitas has supplied all information contained or incorporated by reference into this document relating to Civitas. Documents incorporated by reference are available from Greene County and Civitas, without charge, excluding exhibits unless the exhibit is specifically incorporated by reference into this document. You can obtain documents incorporated by reference into this document by requesting them in writing or by telephone from the appropriate company at the addresses set forth below. If you request any incorporated documents from Greene County or Civitas, Greene County or Civitas will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

If you are a Greene County shareholder:	If you are a Civitas shareholder:

Greene County Bancshares, Inc. 100 North Main Street Greeneville, TN 37743-4992 Attention: Chief Financial Officer (423) 639-5111	Civitas BankGroup, Inc. 4 Corporate Centre 810 Crescent Centre Drive, Suite 320 Franklin, TN 37067 Attention: Investor Relations (615) 263-9500

TO OBTAIN TIMELY DELIVERY OF GREENE COUNTY DOCUMENTS, YOU MUST MAKE YOUR REQUEST ON OR BEFORE APRIL 16, 2007.	TO OBTAIN TIMELY DELIVERY OF CIVITAS DOCUMENTS, YOU MUST MAKE YOUR REQUEST ON OR BEFORE APRIL 16, 2007.

Neither Greene County nor Civitas has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and between

GREENE COUNTY BANCSHARES, INC.

and

CIVITAS BANKGROUP, INC.

Dated as of January 25, 2007

(i)

(ii)

(iii)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 25, 2007 (this “Agreement”), by and between Greene County Bancshares, Inc., a Tennessee corporation (“GCBS”) and CIVITAS BankGroup, Inc., a Tennessee corporation (“CVBG”), and.

RECITALS:

WHEREAS, the Boards of Directors of GCBS and CVBG have approved, and deem it advisable and in the best interests of their respective corporations and shareholders to consummate the strategic business combination transaction provided for herein in which CVBG will, subject to the terms and conditions set forth herein, merge with and into GCBS (the “Merger”), so that GCBS is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;

WHEREAS, the Boards of Directors of GCBS and CVBG have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

WHEREAS, as a result of the Merger, in accordance with the terms of this Agreement, CVBG will cease to have a separate corporate existence, and shareholders of CVBG will receive from GCBS in exchange for each common share, par value $0.50 per share, of CVBS (the “CVBG Common Stock”), (a) $10.25 in cash, or (b) 0.2674 common shares, $2.00 par value, of GCBS (“GCBS Common Stock”), subject, in each case, to any adjustments pursuant to this Agreement;

WHEREAS, in connection with the Merger, each shareholder of CVBG will be entitled to elect to receive, in exchange for such shareholder’s shares of CVBG Common Stock, either (a) cash, (b) shares of GCBS Common Stock or (c) a combination of cash and shares of GCBS Common Stock, as determined in accordance with the terms of this Agreement;

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties, agreements, and conditions contained herein, and intending to be legally bound hereby, GCBS and CVBG agree as follows:

ARTICLE I.

THE MERGER

1.1  The Merger.

(a) Upon the terms and subject to conditions set forth in this Agreement, in accordance with the Tennessee Business Corporation Act (the “TBCA”), at the Effective Time (as defined in Section 1.2), CVBG shall merge with and into GCBS. GCBS shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Tennessee. Upon consummation of the Merger, the separate corporate existence of CVBG shall terminate. As a result of the Merger, the outstanding shares of CVBG Common Stock and any shares of CVBG Common Stock held in treasury by CVBG shall be cancelled or converted in the manner provided in this Article.

(b) The parties may by mutual agreement at any time change the method of effecting the combination of GCBS and CVBG including without limitation the provisions of this Article I, if and to the extent they deem such change to be desirable, including without limitation to provide for a merger of CVBG with and into a wholly-owned subsidiary of GCBS; provided, however, that no such change shall (i) alter or change the amount of Merger Consideration (as defined below) to be provided to holders of CVBG Common Stock (as defined below) as provided for in this Agreement, (ii) adversely affect the tax treatment of holders of CVBG Common Stock as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2  Effective Time.  The Merger shall become effective as set forth in the articles of merger that shall be filed with the Secretary of State of the State of Tennessee (the “Tennessee Secretary”), or such time thereafter as is agreed to in writing by GCBS and CVBG and so provided in the certificate of merger filed with the Tennessee Secretary. The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

1.3  Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in Section 48-21-108 of the TBCA and further as set forth in this Article below.

1.4  Conversion of CVBG Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a) Subject to this Section 1.4 and Sections 1.5 and 1.6, each share of CVBG Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of CVBG Common Stock to be cancelled or converted to treasury shares of the Surviving Corporation in accordance with Section 1.4(d)) shall be converted into the right to receive, at the election of the holder thereof:

(i) the number of shares of GCBS Common Stock that is equal to the Exchange Ratio, as defined in Section 1.4(b) (the “Per Share Stock Consideration”); or

(ii) a cash amount equal to $10.25 (the Per Share Cash Consideration);

provided however, that any shares of CVBG Common Stock with respect to which the holder owns two hundred (200) or fewer shares of record as of the Election Deadline, as defined in Section 1.5(a)(ii), shall be converted into the right to receive Per Share Cash Consideration, and no such shares of CVBG Common Stock shall be converted into the right to receive the Per Share Stock Consideration. Any such shares of CVBG Common Stock are hereinafter referred to as “Mandatory Cash Shares.” The foregoing consideration, collectively and in the aggregate, along with the Per Option Consideration defined below, shall be referred to herein as the “Merger Consideration.” All of the shares of CVBG Common Stock converted into the right to receive the Merger Consideration shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of CVBG Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration.

(b) Unless adjusted pursuant to the terms of this Agreement, the “Exchange Ratio” shall be 0.2674. The Exchange Ratio shall be subject to adjustment pursuant to Section 1.4(e) or Section 1.4(f).

(c) Subject to the allocation provisions of Section 1.5 below, each holder of a share of CVBG Common Stock may elect to receive the Per Share Stock Consideration or the Per Share Cash Consideration for each such share of CVBG Common Stock; provided, however, that the aggregate amount of cash consideration with respect to which the Per Share Cash Consideration shall be paid as the Merger Consideration, including payments to holders of fractional shares under Section 1.6, option holders under Section 1.7, and holders of Mandatory Cash Shares, shall be:

30% times ((the number of shares of CVBG Common Stock outstanding at the Effective Time times the Per Share Cash Consideration) plus (the Total Option Consideration defined in Section 1.7))

Such amount of cash paid as Merger Consideration shall be referred to as the “Total Cash Merger Consideration.” The remaining Merger Consideration paid in the form of shares of GCBS Common Stock shall be referred to in this Agreement as the “Total Stock Merger Consideration.”

(d) All shares of CVBG Common Stock held by CVBG as treasury shares shall be cancelled and retired and shall cease to exist, and no shares of GCBS Common Stock or other consideration shall be delivered in exchange thereof. All shares of CVBG Common Stock, if any, that are beneficially owned by GCBS (excluding shares in trust accounts, managed accounts and the like or shares held in satisfaction of a debt previously contracted), upon conversion into shares of GCBS Common Stock, shall become treasury shares of the Surviving Corporation.

(e) Revision of Exchange Ratio.

(i) For the purposes of this Section 1.4(e), the following terms shall have the meanings indicated:

1. “Average Closing Price” shall mean average closing price of the GCBS Common Stock as reported on the NASDAQ Global Select Market for the 20 Business Days immediately preceding, and inclusive of, the Measurement Date.

2. “Relative Change Percentage” shall mean the GCBS Price Change Percentage less the Index Change Percentage.

3. “GCBS Price Change Percentage” shall mean the percentage change between the Starting Share Price and the Average Closing Price.

4. “Index” shall mean the NASDAQ Bank Index.

5. “Index Change Percentage” shall mean the percentage change in the Index from November 14, 2006, to the Measurement Date.

6. “Measurement Date” shall mean the date that is ten trading days prior to the Closing.

7. “Starting Share Price” shall mean $38.33

(ii) If the Average Closing Price is more than $41.778 and the Relative Change Percentage is greater than +10%, then the Exchange Ratio will be recalculated as follows:

10.25/(Starting Share Price times (1 plus (Relative Change Percentage minus 10%))) However, in no event shall the Exchange Ratio be less than .2380.

Example:	Average Closing Price is $45.42 (+18.5% GCBS Price Change Percentage)
Index Change Percentage is +3% (resulting in Relative Change Percentage of 15.5%)
New Exchange Ratio = 10.25/(38.33 times (1 plus .055)) = 0.2535

(iii) If the Average Closing Price is less than $34.182 and the Relative Change Percentage is less than −10%, then the Exchange Ratio will be recalculated as follows:

10.25/(Starting Share Price times (1 plus (Relative Change Percentage plus 10%))) However, in no event shall the Exchange Ratio be greater than .2968.

Example:	Average Closing Price is $30.28 (−21% GCBS Price Change Percentage)
Index Change Percentage is −5% (resulting in Relative Change Percentage of −16%)
New Exchange Ratio = 10.25/(38.33 times (1 minus .06)) = 0.2845

(f) The Exchange Ratio set forth above shall be subject to appropriate adjustments in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding GCBS Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in GCBS’s capitalization.

1.5	Election and Allocation Procedures.

(a) Election Procedures.

(i) An election form (“Election Form”), together with the other transmittal materials described in Section 2.2(a), shall be mailed as soon as reasonably practicable after the Effective Time (provided that it need not be sent until the Requisite Regulatory Approvals (as defined in Section 7.1(c)) have been obtained) to each holder of CVBG Common Stock of record at the Effective Time. Such date of mailing shall be referred to hereinafter as the “Mailing Date.” Illinois Stock Transfer Company will act as agent (the “Exchange Agent”) for purposes of conducting the election procedure and the exchange and payment procedures as described in this Section 1.5. Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instruction) of CVBG Common Stock to elect to receive the Per Share Cash Consideration with respect to all or any of such holder’s CVBG Common Stock (shares as to which the election is made, “Cash Election Shares”). The “Cash Election Amount” shall be equal to the Per Share Cash Consideration multiplied by the total number of Cash Election Shares. All shares of CVBG Common Stock other than the Cash Election Shares and the No Election Shares (as defined below) shall be referred to herein as the “Stock Election Shares.”

(ii) Any share of CVBG Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before a date after the Closing Date to be agreed upon by the parties hereto (which date will be set forth on the Election Form), but in any event not earlier than 15 days after the Mailing Date (such deadline, the “Election Deadline”), shall be converted either into the Per Share Stock Consideration or the Per Share Cash Consideration as set forth in Section 1.5(b).

(iii) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all CVBG Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form (or the beneficial owner of the shares covered by such Election Form through appropriate and customary documentation and instruction) at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline and no other valid election is made, the shares of CVBG Common Stock represented by such Election Form shall be No Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither GCBS nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(b) Allocation Procedures.  As soon as reasonably practicable after the Effective Time, GCBS shall cause the Exchange Agent to allocate the Total Cash Merger Consideration and Total Stock Merger Consideration among the holders of CVBG Common Stock and CVBG Stock Options, which shall be effected by the Exchange Agent as follows:

(i) Mandatory Cash Shares and CVBG Stock Options shall be paid their appropriate portion of the Total Cash Merger Consideration.

(ii) If the remaining Total Cash Merger Consideration is greater than the Cash Election Amount, then:

1. each Cash Election Share shall be converted into the right to receive an amount of cash equal to the Per Share Cash Consideration;

2. the Exchange Agent will select, on a pro rata basis, first from among the holders of No Election Shares and then, if necessary, from among the holders of Stock Election Shares, a sufficient number of such shares (“Cash Designee Shares”) such that the sum of Cash Designee Shares and Cash Election Shares multiplied by the Per Share Cash Consideration equals as closely as practicable the Total Cash Merger Consideration. Each Cash Designee Share shall be converted into the right to receive the Per Share Cash Consideration; and

3. each remaining unconverted share of CVBG Common Stock (after application of subsections (1) and (2) above) shall be converted into the right to receive the Per Share Stock Consideration.

(iii) If the remaining Total Cash Merger Consideration is less than the Cash Election Amount then:

1. each Stock Election Share and each No Election Share shall be converted into the right to receive the Per Share Stock Consideration;

2. the Exchange Agent will select, on a pro rata basis from among the holders of Cash Election Shares, a sufficient number of such shares (“Stock Designee Shares”) such that the number of such Stock Designee Shares multiplied by the Per Share Cash Consideration equals as closely as practicable the difference between the Cash Election Amount and the Total Cash Merger Consideration. The Stock Designee Shares shall be converted into the right to receive the Per Share Stock Consideration; and

3. each remaining unconverted share of CVBG Common Stock (after application of subsections (1) and (2) above) shall be converted into the right to receive an amount of cash equal to the Per Share Cash Consideration.

(iv) In the event the Exchange Agent is required pursuant to this Section 1.5 to designate from among all holders of Cash Election Shares the Stock Designee Shares to receive the Per Share Stock Consideration, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Stock Designee Shares. Such pro ration shall reflect the proportion that the number of Cash Election Shares of each holder of Cash Election Shares bears to the total number of Cash Election Shares. Adjustments may be made for rounding purposes.

1.6  No Fractional Shares.  Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of GCBS Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of GCBS Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of CVBG Common Stock owned by such holder at the Effective Time) by $10.25. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

1.7  Conversion of Stock Options.

(a) At the Effective Time, each stock option granted or heretofore assumed by CVBG to purchase shares of CVBG Common Stock (each a “CVBG Stock Option”) as disclosed in Schedule 4.2(a) of the CVBG Disclosure Schedule, which is outstanding, unexercised, and vested as of the Effective Time (even to the extent such vesting is caused by change of control provisions triggered by the consummation of the Merger) shall cease to represent a right to acquire shares of CVBG Common Stock and shall be exchanged for an amount of cash consideration equal to the “in the money” amount of such CVBG Stock Option; provided that, the “in the money” amount of an CVBG Stock Option shall be the excess of the Per Share Cash Consideration over the exercise price of such option (referred to per CVBG Stock Option as the “Per Option Consideration” or in the aggregate as the “Total Option Consideration,” which for purposes of this Agreement shall be included in the definition of “Merger Consideration”).

(b) Except as provided herein or as otherwise agreed to by the parties, the 1998 Stock Option Plan and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of CVBG or any Subsidiary thereof shall have been suspended as of December 12, 2006, and CVBG shall ensure that following the aforementioned Date that no additional CVBG Stock Options have been granted and that other than the options disclosed in Schedule 4.2(a) of the CVBG Disclosure Schedule no other options have been granted and that no other persons shall have any right to acquire equity securities of CVBG or the Surviving Corporation.

1.8  GCBS Capital Stock.  At and after the Effective Time, each share of GCBS Capital Stock (as defined below) issued and outstanding immediately prior to the Closing Date shall remain issued and outstanding and shall not be affected by the Merger.

1.9  Charter.  Subject to the terms and conditions of this Agreement, at the Effective Time, the Charter of GCBS, as amended (the “GCBS Articles”), shall be the Charter of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.10  Bylaws.  Subject to the terms and conditions of this Agreement, at the Effective Time, the Bylaws of GCBS shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.11  Tax Consequences.  It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, that this Agreement shall constitute a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

1.12  Certain Post-Closing Matters.

(a) Board Composition.  The current members of the Board of Directors of GCBS shall continue as the directors of the Surviving Corporation at the Effective Time. After the Effective Time, the GCBS Nominating Committee of its Board of Directors will review individuals from the Middle Tennessee area as director candidates for GCBS.

(b) Officers of Surviving Corporation.  The current officers of GCBS shall continue as the officers of the Surviving Corporation. Executive management positions of CVBG will be evaluated separately for redundancy and/or a re-allocation of resources. Severance and outplacement assistance will be provided in accordance with GCBS’s Human Resource Policies for dislocated employees remaining through the Effective Time. Retention bonuses will be negotiated on a facts and circumstances basis with certain key employees to assure an effective transition and assimilation.

(c) Operations.  The regulations and policies of GCBS in effect immediately prior to the effective time shall be the regulations and policies of the Surviving Corporation. Management of both parties would work to achieve appropriate operating efficiencies and to conform CVBG’s accounting policies with GCBS’s accounting policies and to make appropriate accruals for loan loss reserves and expenses and, when indicated, charge-offs prior to consummation of the Acquisition.

1.13  Headquarters of Surviving Corporation.  From and after the Effective Time, the location of the headquarters and principal executive offices of the Surviving Corporation shall be that of the headquarters and principal executive offices of GCBS as of the date of this Agreement.

ARTICLE II.

DELIVERY OF MERGER CONSIDERATION

2.1  Deposit of Merger Consideration.  Prior to the Effective Time, GCBS shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates and Civitas Stock Options, for exchange in accordance with this Article II, certificates representing the shares of GCBS Common Stock and cash (such cash and certificates for shares of GCBS Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.4 and paid pursuant to Section 1.4, Section 1.6, and Section 1.7 in exchange for outstanding shares of CVBG Common Stock.

2.2  Delivery of Merger Consideration.

(a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal in customary form as reasonably agreed by the parties (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of GCBS Common Stock and any cash into which the shares of CVBG Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender to the Exchange Agent of a Certificate or Certificates for exchange and cancellation, together with such properly completed and duly executed letter of transmittal as the Exchange Agent may reasonable require, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefore, as applicable, (i) a certificate representing that number of whole shares of GCBS Common Stock to which such holder of CVBG Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of any cash which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of Article I, and the Certificate or Certificates so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash or on any unpaid dividends and distributions payable to holders of Certificates.

(b) No dividends or other distributions declared with respect to GCBS Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of GCBS Common Stock represented by such Certificate.

(c) If any certificate representing shares of GCBS Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of GCBS Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of CVBG of the shares of CVBG Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of GCBS Common Stock and cash as provided in Article I.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of CVBG as of the first anniversary of the Effective Time shall be paid to GCBS. Any former shareholders of CVBG who have not theretofore complied with this Article II shall thereafter look only to GCBS for payment of the shares of GCBS Common Stock and cash and any unpaid dividends and distributions on the GCBS Common Stock deliverable in respect of each share of CVBG Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of CVBG, GCBS, the Exchange Agent or any other person shall be liable to any former holder of shares of CVBG Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by GCBS, the posting by such person of a bond in such amount as GCBS may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of GCBS Common Stock, and any cash deliverable in respect thereof pursuant to this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF GCBS

Except as disclosed in (a) the GCBS Reports (defined below) filed prior to the date hereof or (b) the disclosure schedule (the “GCBS Disclosure Schedule”) delivered by GCBS to CVBG prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of GCBS’s covenants contained in Article V, provided, however, that, notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2, and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect (as defined below) on GCBS), GCBS hereby represents and warrants to CVBG as follows:

3.1  Corporate Organization.

(a) GCBS is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. GCBS has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on GCBS. As used in this Agreement, the term “Material Adverse Effect” means, with respect to CVBG, GCBS or the Surviving Corporation, as the case may be, a material adverse impact on (i) the business, operations, results of operations or financial condition of such party and its Subsidiaries taken as a whole, or (ii) the ability of such party to timely consummate the transactions contemplated hereby; provided, however, that with respect to clause (i), the following shall not be deemed to have a Material Adverse Effect: any change or event caused by or resulting from (A) changes in prevailing interest rates, currency exchange rates or other economic or monetary conditions in the United States or elsewhere, (B) changes in United States or foreign securities markets, including changes in price levels or trading volumes, (C) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to GCBS or CVBG or their respective Subsidiaries, as the case may be, (D) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (E) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (as defined below), (F) actions or omissions of GCBS or CVBG taken with the prior written consent of the other or required hereunder, (G) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the announcement thereof, (H) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located, or (I) the termination of employment of key employees of CVBG or failure of key employees of CVBG to execute employment agreements with GCBS to become effective after the Effective Time; and provided, further, that in no event shall a change in the trading prices of a party’s capital stock, by itself, be considered material or constitute a Material Adverse Effect.

(b) GCBS is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True and complete copies of the GCBS Charter and Bylaws, as in effect as of the date of this Agreement, have previously been made available by GCBS to CVBG.

(c) Each GCBS Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on GCBS and

(iii) has all requisite corporate or other power and authority to own or lease its properties and assets and to carry on its business as now conducted, except to the extent that the failure to have such power or authority will not result in a Material Adverse Effect on GCBS. As used in this Agreement, the word “Subsidiary” when used with respect to any party means any bank, savings bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes under GAAP.

3.2  Capitalization.

(a) The authorized capital stock of GCBS consists of fifteen million (15,000,000) shares of GCBS Common Stock, of which, as of December 31, 2006, 9,796,349 shares were issued and outstanding, and one hundred thirty (130) shares of Organizational Common Stock, $10.00 par value per share (together with the GCBS Common Stock, the “GCBS Capital Stock”), of which, as of December 31, 2006, no shares were issued and outstanding. As of the date hereof, no shares of GCBS Capital Stock were reserved for issuance except for 500,000 shares of GCBS Common Stock reserved for issuance upon the exercise of options to purchase shares of GCBS Common Stock (each a “GCBS Stock Option”) pursuant to the equity-based compensation plans of GCBS (the “GCBS Stock Plans”) as identified in Section 3.2(a) of the GCBS Disclosure Schedule. All of the issued and outstanding shares of GCBS Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of GCBS are issued or outstanding. Since September 30, 2006, GCBS has not issued any shares of GCBS Capital Stock or any securities convertible into or exercisable for any shares of GCBS Capital Stock, other than shares issued upon exercise of a GCBS Stock Option.

(c) Except for (i) this Agreement, (ii) the rights under the GCBS Stock Plans which represented, as of September 30, 2006, the right to acquire up to an aggregate of 255,525 shares of GCBS Common Stock, and (iii) agreements entered into and securities and other instruments issued after the date of this Agreement, there are no options, subscriptions, warrants, calls, rights, commitments or agreements of any character to which GCBS or any its Subsidiaries is a party or by which it or any its Subsidiaries is bound obligating GCBS or any its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of GCBS Capital Stock or any Voting Debt or stock appreciation rights of GCBS or any its Subsidiaries or obligating GCBS or any its Subsidiaries to extend or enter into any such option, subscription, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of GCBS or any its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of GCBS or any its Subsidiaries or (B) pursuant to which GCBS or any of its Subsidiaries is or could be required to register shares of GCBS Capital Stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).

(d) GCBS owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of GCBS has or is bound by any outstanding subscription, option, warrant, call, commitment or agreement of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 3.2(d) of the GCBS Disclosure Schedule sets forth a list of the material investments of GCBS in Non-Subsidiary Affiliates. As used in this Agreement, the term “Non-Subsidiary Affiliate” when used with respect to any party means any corporation, partnership, limited liability company, joint venture or other entity other than such party’s Subsidiaries.

3.3  Authority; No Violation.

(a) GCBS has full corporate power and authority to execute and deliver this Agreement and, subject in the case of the consummation of the Merger to the adoption of this Agreement by the requisite vote of the holders of GCBS Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of GCBS. The Board of Directors of GCBS determined that the Merger is advisable and in the best interest of GCBS and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to GCBS’s shareholders for adoption at a meeting of such shareholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of GCBS Common Stock, no other corporate proceedings on the part of GCBS are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by GCBS and (assuming due authorization, execution and delivery by CVBG) constitutes valid and binding obligations of GCBS, enforceable against GCBS in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(b) Neither the execution and delivery by GCBS of this Agreement nor the consummation by GCBS of the transactions contemplated hereby, nor compliance by GCBS with any of the terms or provisions hereof, will (i) violate any provision of the GCBS Articles or Bylaws of GCBS or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to GCBS, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of GCBS, any of its Subsidiaries or its Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which GCBS, any of its Subsidiaries or its Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on GCBS.

3.4  Consents and Approvals.  Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, (ii) the filing of any required applications or notices with any other federal, state or foreign agencies or regulatory authorities and approval of such applications and notices (the “Other Regulatory Approvals”), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a Joint Proxy Statement/Prospectus in definitive form relating to the meeting of CVBG’s and GCBS’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the “Joint Proxy Statement”), and of the registration statement on Form S-4 (the “Form S-4”) in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger with the Tennessee Secretary pursuant to the TBCA, (v) any notice or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and the rules of NASDAQ, or which are required under insurance, mortgage banking and other similar laws, (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of GCBS Common Stock pursuant to this Agreement and (viii) the approval of this Agreement by the requisite vote of the shareholders of GCBS and CVBG, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by GCBS of this Agreement and (B) the consummation by GCBS of the Merger and the other transactions contemplated hereby. Except for any consents, authorizations, or approvals of any other material contracts to which GCBS is a party and which are listed in Section 3.4 of the GCBS Disclosure Schedule, no consents, authorizations, or approvals of any other person are necessary in connection with (A) the execution and delivery by GCBS of this Agreement and (B) the consummation by GCBS of the Merger and the other transactions contemplated hereby.

3.5  Reports.  GCBS and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation, (iii) any state regulatory authority (each a “State Regulator”), (iv) the SEC, (v) any State Regulator (collectively “Regulatory Agencies”), and all other reports and statements required to be filed by them, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on GCBS. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of GCBS and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of GCBS, investigation into the business or operations of GCBS or any of its Subsidiaries, except where such proceedings or investigation will not, either individually or in the aggregate, have a Material Adverse Effect on GCBS. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of GCBS or any of its Subsidiaries which, in the reasonable judgment of GCBS, will, either individually or in the aggregate, have a Material Adverse Effect on GCBS.

3.6  Financial Statements.  GCBS has previously made available to CVBG true and correct copies of (i) the consolidated balance sheets of GCBS and its Subsidiaries as of December 31, 2003, 2004 and 2005 and the related consolidated statements of income and changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2003 through 2005, inclusive as reported in GCBS’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC under the Exchange Act and accompanied by the audit report of Dixon Hughes, PLLC, independent public accountants with respect to GCBS, and (ii) the unaudited consolidated balance sheet of GCBS and its Subsidiaries as of September 30, 2005 and 2006, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the nine-month period then ended, as reported in GCBS’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006. The financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present in all material respects the consolidated results of operations, changes in shareholders’ equity, cash flows and financial position of GCBS and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with accounting principles generally accepted in the United States (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of GCBS and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

3.7  Broker’s Fees.  Except for Scott & Stringfellow, Inc., neither GCBS nor any GCBS Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

3.8  Absence of Certain Changes or Events.

(a) Since September 30, 2006, no event or events have occurred that have had, either individually or in the aggregate, a Material Adverse Effect on GCBS.

(b) Since September 30, 2006, through and including the date of this Agreement, GCBS and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9  Legal Proceedings.

(a) Except as disclosed in Section 3.9(a) of the GCBS Disclosure Schedule, neither GCBS nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of GCBS’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against GCBS or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, will be reasonably likely to, either individually or in the aggregate, have a Material Adverse Effect on GCBS.

(b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon GCBS, any of its Subsidiaries or the assets of GCBS or any of its Subsidiaries that has had, or will have, either individually or in the aggregate, a Material Adverse Effect on GCBS.

3.10  Taxes and Tax Returns.

(a) Each of GCBS and its Subsidiaries has duly filed all federal, state, foreign and local information returns and Tax returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than (i) Taxes or other governmental charges that are not yet delinquent or are being contested in good faith or have not been finally determined and have been adequately reserved against under GAAP, or (ii) information returns, Tax returns or Taxes as to which the failure to file, pay or make provision for is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on GCBS. The federal income Tax returns of GCBS and its Subsidiaries to the knowledge of GCBS have not been examined by the IRS. There are no material disputes pending, or to the knowledge of GCBS, claims asserted, for Taxes or assessments upon GCBS or any of its Subsidiaries for which GCBS does not have reserves that are adequate under GAAP. Neither GCBS nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among GCBS and its Subsidiaries). Within the past five years, neither GCBS nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

3.11  Employees.

(a) Section 3.11(a) of the GCBS Disclosure Schedule sets forth a true and complete list of each material benefit or compensation plan, arrangement or agreement, and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is maintained, or contributed to, for the benefit of current or former directors or employees of GCBS and its Subsidiaries or with respect to which GCBS or its Subsidiaries may, directly or indirectly, have any liability to such directors or employees, as of the date of this Agreement (the “GCBS Benefit Plans”).

(b) GCBS has heretofore made available to CVBG true and complete copies of each of the GCBS Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such GCBS Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such GCBS Benefit Plan.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on GCBS, (i) each of the GCBS Benefit Plans has been operated and administered in all material respects in compliance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code, (ii) each of the GCBS Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code and has received a favorable determination from the IRS that such GCBS Benefit Plan is so qualified, and to the knowledge of GCBS, there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such GCBS Benefit Plan, (iii) with respect to each GCBS Benefit Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such GCBS Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such GCBS Benefit Plan’s actuary with respect to such GCBS Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such GCBS Benefit Plan allocable to such accrued benefits, (iv) no GCBS Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of GCBS or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of GCBS or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by GCBS, its Subsidiaries or any trade or business, whether or not incorporated, all of which together with GCBS, would be deemed a “single employer” under Section 4001 of ERISA (a “GCBS ERISA Affiliate”) that has not been satisfied in full, and no condition exists that presents a material risk to GCBS, its Subsidiaries or any GCBS ERISA Affiliate of incurring a material liability thereunder, (vi) no GCBS Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA), (vii) all contributions payable by GCBS or its Subsidiaries as of the Effective Time with respect to each GCBS Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, (viii) none of GCBS, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which GCBS, its Subsidiaries or any GCBS Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the knowledge of GCBS there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the GCBS Benefit Plans or any trusts related thereto.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of GCBS or any of its affiliates from GCBS or any of its affiliates under any GCBS Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any GCBS Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits that will, either individually or in the aggregate, have a Material Adverse Effect on GCBS.

3.12  SEC Reports.  GCBS has previously made available to CVBG an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2003, by GCBS with the SEC pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the date hereof and (b) communication mailed by GCBS to its shareholders since January 1, 2003. GCBS has filed all required reports, schedules, registration statements and other documents with the SEC since January 1, 2003 (the “GCBS Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the GCBS Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such GCBS Reports, and none of the GCBS Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.13  Compliance with Applicable Law.

(a) GCBS and each of its Subsidiaries hold all material licenses, franchises, permits, patents, trademarks and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy, agreement and/or guideline of any Governmental Entity relating to GCBS or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on GCBS.

(b) Except as will not have, either individually or in the aggregate, a Material Adverse Effect on GCBS, GCBS and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of GCBS, any of its Subsidiaries, or any director, officer or employee of GCBS or of any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that will have a Material Adverse Effect on GCBS, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

3.14  Certain Contracts.

(a) Except as disclosed in Section 3.11(a) or 3.14(a) of the GCBS Disclosure Schedule, neither GCBS nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation or shareholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from GCBS, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the GCBS Reports, (iv) which materially restricts the conduct of any line of business by GCBS or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the GCBS Disclosure Schedule, is referred to herein as a “GCBS Contract”, and neither GCBS nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which will have, individually or in the aggregate, a Material Adverse Effect on GCBS.

(b) (i) Each GCBS Contract is valid and binding on GCBS or any of its Subsidiaries, as applicable, and in full force and effect, (ii) GCBS and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each GCBS Contract, except where such noncompliance, either individually or in the aggregate, will not have a Material Adverse Effect on GCBS, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of GCBS or any of its Subsidiaries under any such GCBS Contract, except where such default which will, either individually or in the aggregate, have a Material Adverse Effect on GCBS.

3.15  Agreements with Regulatory Agencies.  Neither GCBS nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2003, a recipient of any supervisory letter from, or since January 1, 2003, has adopted any board resolutions at the request of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business, would restrict the consummation of the transactions contemplated by this Agreement, or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the GCBS Disclosure Schedule, a “GCBS Regulatory Agreement”), nor to the knowledge of GCBS has GCBS or any of its Subsidiaries been advised since January 1, 2003, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such GCBS Regulatory Agreement.

3.16  Interest Rate Risk Management Instruments.  GCBS does not engage in interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of GCBS or for the account of a customer of GCBS or one of its Subsidiaries.

3.17  Undisclosed Liabilities.  Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of GCBS included in the GCBS Form 10-Q and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2006, neither GCBS nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or will have, a Material Adverse Effect on GCBS.

3.18  Insurance.  GCBS and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks insured against by bank holding companies comparable in size and operations to GCBS and its Subsidiaries.

3.19  Environmental Liability.  There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on GCBS of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), pending or, to the knowledge of GCBS, threatened against GCBS, which liability or obligation will, either individually or in the aggregate, have a Material Adverse Effect on GCBS. To the knowledge of GCBS, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will, individually or in the aggregate, have a Material Adverse Effect on GCBS. GCBS is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on GCBS.

3.20  State Takeover Laws.  The Board of Directors of GCBS has approved the transactions contemplated by this Agreement for purposes of Sections 48-103-101 through 48-103-505 of the TBCA, if applicable to GCBS, such that the provisions of such sections of the TBCA will not apply to this Agreement or any of the transactions contemplated hereby or thereby.

3.21  Reorganization.  As of the date of this Agreement, GCBS is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.22  Information Supplied.  None of the information supplied or to be supplied by GCBS for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date of mailing to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by GCBS with respect to statements made or incorporated by reference therein based on information supplied by CVBG for inclusion or incorporation by reference in the Joint Proxy Statement.

3.23  Internal Controls.  The records, systems, controls, data and information of GCBS and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of GCBS or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Materially Adverse Effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the GCBS Reports filed with the SEC prior to the date hereof, GCBS and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. GCBS (i) has designed disclosure controls and procedures to ensure that material information relating to GCBS, including its consolidated Subsidiaries, is made known to the management of GCBS by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to GCBS’s independent registered public accounting firm and the audit committee of GCBS’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect GCBS’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in GCBS’s internal control over financial reporting. GCBS has made available to CVBG a summary of any such disclosure made by management to GCBS’s auditors and audit committee since January 1, 2002. GCBS is in full compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

3.24  Opinion of GCBS Financial Advisor.  GCBS has received the opinion of its financial advisor, Scott & Stringfellow, Inc., dated the date of this Agreement, to the effect that the Merger Consideration is fair, from a financial point of view, to GCBS and the holders of GCBS Common Stock.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF CVBG

Except as disclosed in (a) the CVBG Reports (defined below) filed prior to the date hereof or (b) the disclosure schedule (the “CVBG Disclosure Schedule”) delivered by CVBG to GCBS prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of CVBG’s covenants contained in Article V, provided, however, that, notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2, and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect on CVBG), CVBG hereby represents and warrants to GCBS as follows:

4.1  Corporate Organization.

(a) CVBG is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. CVBG has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on CVBG.

(b) CVBG is a bank holding company registered under the BHC Act. True and complete copies of Charter (the “CVBG Charter”), and Bylaws of CVBG, as in effect as of the date of this Agreement, have previously been made available by CVBG to GCBS.

(c) Each CVBG Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on CVBG, and (iii) has all requisite corporate or other power and authority to own or lease its properties and assets and to carry on its business as now conducted except to the extent that the failure to have such power or authority will not result in a Material Adverse Effect on CVBG.

4.2  Capitalization.

(a) The authorized capital stock of CVBG consists of Forty Million (40,000,000) shares of CVBG Common Stock, of which, as of December 31, 2006, 15,911,750 shares were issued and outstanding (also referred to as the “CVBG Capital Stock”). As of the date hereof, no shares of CVBG Capital Stock were reserved for issuance except for 4,000,000 shares of CVBG Common Stock reserved for issuance upon the exercise of CVBG Stock Options issued pursuant to CVBG Stock Plans. All of the issued and outstanding shares of CVBG Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) No Voting Debt of CVBG is issued or outstanding. Since September 30, 2006, CVBG has not issued any shares of CVBG Capital Stock or any securities convertible into or exercisable for any shares of CVBG Capital Stock, other than as would be permitted by Section 5.2(b) hereof.

(c) Except for (i) this Agreement, (ii) the rights under the CVBG Stock Plans which represented, as of January 25, 2007, the right to acquire up to an aggregate of 1,811,235 shares of CVBG Common Stock, and (iii) agreements entered into and securities and other instruments issued after the date of this Agreement as permitted by Section 5.2(b), there are no options, subscriptions, warrants, calls, rights, commitments or agreements of any character to which CVBG or any of its Subsidiaries is a party or by which it any of its Subsidiaries is bound obligating CVBG any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of CVBG Capital Stock or any Voting Debt or stock appreciation rights of CVBG or any of its Subsidiaries or obligating CVBG or any of its Subsidiaries to extend or enter into any such option, subscription, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of CVBG or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of CVBG or any of its Subsidiaries or (B) pursuant to which CVBG or any of its Subsidiaries is or could be required to register shares of CVBG Capital Stock or other securities under the Securities Act, except any such contractual obligations entered into after the date hereof as permitted by Section 5.2(b).

(d) CVBG owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of CVBG has or is bound by any outstanding subscription, option, warrant, call, commitment or agreement of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 4.2(d) of the CVBG Disclosure Schedule sets forth a list of the material investments of CVBG in Non-Subsidiary Affiliates.

4.3  Authority; No Violation.

(a) CVBG has full corporate power and authority to execute and deliver this Agreement and, subject in the case of the consummation of the Merger to the adoption of this Agreement by the requisite vote of the holders of CVBG Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of CVBG. The Board of Directors of CVBG determined that the

Merger is advisable and in the best interest of CVBG and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to CVBG’s shareholders for adoption at a meeting of such shareholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of CVBG Common Stock, no other corporate proceedings on the part of CVBG are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CVBG and (assuming due authorization, execution and delivery by GCBS) constitutes valid and binding obligations of CVBG, enforceable against CVBG in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(b) Neither the execution and delivery of this Agreement by CVBG, nor the consummation by CVBG of the transactions contemplated hereby, nor compliance by CVBG with any of the terms or provisions hereof, will (i) violate any provision of the CVBG Charter or the Bylaws of CVBG, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CVBG, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CVBG, any of its Subsidiaries or its Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CVBG, any of its Subsidiaries or its Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on CVBG.

4.4  Consents and Approvals.  Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, (ii) the Other Regulatory Approvals, (iii) the filing with the SEC of the Joint Proxy Statement and the Form S-4 and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger with the Tennessee Secretary pursuant to the TBCA, (v) any notice or filings under the HSR Act, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and the rules of NASD, or which are required under consumer finance, mortgage banking and other similar laws, and (vii) the approval of this Agreement by the requisite vote of the shareholders of GCBS and CVBG, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by CVBG of this Agreement and (B) the consummation by CVBG of the Merger and the other transactions contemplated hereby. Except for any consents, authorizations, or approvals of any other material contracts to which CVBG is a party and which are listed in Section 4.4 of the CVBG Disclosure Schedule, no consents, authorizations, or approvals of any other person are necessary in connection with (A) the execution and delivery by CVBG of this Agreement and (B) the consummation by CVBG of the Merger and the other transactions contemplated hereby.

4.5  Reports.  CVBG and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, with the Regulatory Agencies, and all other reports and statements required to be filed by them, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on CVBG. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of CVBG and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of CVBG, investigation into the business or operations of CVBG or any of its Subsidiaries, except where such proceedings or investigation will not, either individually or in the aggregate, have a Material Adverse Effect on CVBG. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of CVBG or any of its Subsidiaries which, in the reasonable judgment of CVBG, will, either individually or in the aggregate, have a Material Adverse Effect on CVBG.

4.6  Financial Statements.  CVBG has previously made available to GCBS true and correct copies of (i) the consolidated balance sheets of CVBG and its Subsidiaries as of December 31, 2003, 2004 and 2005 and the related consolidated statements of income and changes in shareholders’ equity and cash flows for the fiscal years ended December 31, 2003 through 2005, inclusive as reported in CVBG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC under the Exchange Act and accompanied by the audit report of Crowe, Chizek and Company LLP, independent public accountants with respect to CVBG, and (ii) the unaudited consolidated balance sheet of CVBG and its Subsidiaries as of September 30, 2005 and 2006, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the nine-month periods then ended, as reported in CVBG’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006. The financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present in all material respects the consolidated results of operations, changes in shareholders’ equity, cash flows and financial position of CVBG and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto. The books and records of CVBG and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

4.7  Broker’s Fees.  Except for Keefe, Bruyette & Woods, neither CVBG nor any CVBG Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.8  Absence of Certain Changes or Events.

(a) Since September 30, 2006, no event or events have occurred that have had, either individually or in the aggregate, a Material Adverse Effect on CVBG.

(b) Since September 30, 2006 through and including the date of this Agreement, CVBG and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course except for certain actions to effect a sale of CVBG.

4.9  Legal Proceedings.

(a) Except as disclosed in Section 4.9(a) of the CVBG Disclosure Schedule, neither CVBG nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of CVBG’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against CVBG or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, will be reasonably likely to, either individually or in the aggregate, have a Material Adverse Effect on CVBG.

(b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon CVBG, any of its Subsidiaries or the assets of CVBG or any of its Subsidiaries that has had or will have, either individually or in the aggregate, a Material Adverse Effect on CVBG.

4.10  Taxes and Tax Returns.  Each of CVBG and its Subsidiaries has duly filed all federal, state, foreign and local information returns and Tax returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than (i) Taxes or other governmental charges that are not yet delinquent or are being contested in good faith or have not been finally determined and have been adequately reserved against under GAAP, or (ii) information returns, Tax returns or Taxes as to which the failure to file, pay or make provision for is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on CVBG. Other than such ongoing examination, the federal income Tax returns of CVBG and its Subsidiaries, to the knowledge of CVBG, have not been examined by the IRS. There are no material disputes pending, or to the knowledge of CVBG, claims asserted, for Taxes or assessments upon CVBG or any of its Subsidiaries for which CVBG does not have adequate reserves. Neither CVBG nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among CVBG and its Subsidiaries).

4.11  Employees.

(a) Section 4.11(a) of the CVBG Disclosure Schedule sets forth a true and complete list of each material benefit or compensation plan, arrangement or agreement, and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is maintained, or contributed to, for the benefit of current or former directors or employees of CVBG and its Subsidiaries or with respect to which CVBG or its Subsidiaries may, directly or indirectly, have any liability to such directors or employees, as of the date of this Agreement (the “CVBG Benefit Plans”).

(b) CVBG has heretofore made available to GCBS true and complete copies of each of the CVBG Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such CVBG Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such CVBG Benefit Plan.

(c) Except as identified in Section 4.11(a) of the CVBG Disclosure Schedule referenced above or as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CVBG, (i) each of the CVBG Benefit Plans has been operated and administered in all material respects in compliance with ERISA and the Code, (ii) each of the CVBG Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code and has received a favorable determination from the IRS that such CVBG Benefit Plan is so qualified, and to the knowledge of CVBG, there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such CVBG Benefit Plan, (iii) with respect to each CVBG Benefit Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such CVBG Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such CVBG Benefit Plan’s actuary with respect to such CVBG Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such CVBG Benefit Plan allocable to such accrued benefits, (iv) no CVBG Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of CVBG or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of CVBG or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by CVBG, its Subsidiaries or any trade or business, whether or not incorporated, all of which together with CVBG, would be deemed a “single employer” under Section 4001 of ERISA (a “CVBG ERISA Affiliate”) that has not been satisfied in full, and no condition exists that presents a material risk to CVBG, its Subsidiaries or any CVBG ERISA Affiliate of incurring a material liability thereunder, (vi) no CVBG Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA), (vii) all contributions payable by CVBG or its Subsidiaries as of the Effective Time with respect to each CVBG Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, (viii) none of CVBG, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which CVBG, its Subsidiaries or any CVBG Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the knowledge of CVBG there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the CVBG Benefit Plans or any trusts related thereto.

(d) Except as set forth in Schedule 4.11(d) of the CVBG Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of CVBG or any of its affiliates from CVBG or any of its affiliates under any CVBG Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any CVBG Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits that will, either individually or in the aggregate, have a Material Adverse Effect on CVBG.

4.12  SEC Reports.  CVBG has previously made available to GCBS an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2003, by CVBG with the SEC pursuant to the Securities Act or the Exchange Act and prior to the date hereof and (b) communication mailed by CVBG to its shareholders since January 1, 2003. CVBG has filed all required reports, schedules, registration statements and other documents with the SEC since January 1, 2003 (the “CVBG Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the CVBG Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such CVBG Reports, and none of the CVBG Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.13  Compliance with Applicable Law.

(a) CVBG and each of its Subsidiaries hold all material licenses, franchises, permits, patents, trademarks and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with, and are not in default in any material respect under, any applicable law, statute, order, rule, regulation, policy, agreement and/or guideline of any Governmental Entity relating to CVBG or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on CVBG.

(b) Except as will not have, either individually or in the aggregate, a Material Adverse Effect on CVBG, CVBG and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of CVBG, any of its Subsidiaries, or any director, officer or employee of CVBG or of any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that will have a Material Adverse Effect on CVBG, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

4.14  Certain Contracts.

(a) Except as disclosed in Section 4.11(a) of the CVBG Disclosure Schedule, neither CVBG nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation or shareholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from CVBG, GCBS, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the CVBG Reports, (iv) which materially restricts the conduct of any line of business by CVBG or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. CVBG has previously made available to GCBS true and correct copies of all employment and deferred compensation agreements which are in writing and to which CVBG is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the CVBG Disclosure Schedule, is referred to herein as a “CVBG Contract”, and neither CVBG nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which will have, individually or in the aggregate, a Material Adverse Effect on CVBG.

(b) (i) Each CVBG Contract is valid and binding on CVBG or any of its Subsidiaries, as applicable, and in full force and effect, (ii) CVBG and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each CVBG Contract, except where such noncompliance, either individually or in the aggregate, will not have a Material Adverse Effect on CVBG, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of CVBG or any of its Subsidiaries under any such CVBG Contract, except where such default which will, either individually or in the aggregate, have a Material Adverse Effect on CVBG.

4.15  Agreements with Regulatory Agencies.  Neither CVBG nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or, except as disclosed in Section 4.15 of the Civitas Disclosure Schedule, has been since January 1, 2003, a recipient of any supervisory letter from, or since January 1, 2003, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business, would restrict the consummation of the transactions contemplated by this Agreement or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the CVBG Disclosure Schedule, a “CVBG Regulatory Agreement”), nor, to the knowledge of CVBG, has CVBG or any of its Subsidiaries been advised since January 1, 2003, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such CVBG Regulatory Agreement.

4.16  Interest Rate Risk Management Instruments.  Except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on CVBG, (a) all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of CVBG, one of its Subsidiaries, or for the account of a customer of CVBG or one of its Subsidiaries, were entered into in the ordinary course of business and, to CVBG’s knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations of CVBG or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect; (b) CVBG and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and (c) to CVBG’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.17  Undisclosed Liabilities.  Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of CVBG included in the CVBG Form 10-Q and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2006, neither CVBG nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or will have, a Material Adverse Effect on CVBG.

4.18  Insurance.  CVBG and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to CVBG and its Subsidiaries.

4.19  Environmental Liability.  There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on CVBG of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or, to the knowledge of CVBG, threatened against CVBG, which liability or obligation will, either individually or in the aggregate, have a Material Adverse Effect on CVBG. To the knowledge of CVBG, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will, either individually or in the aggregate, have a Material Adverse Effect on CVBG. CVBG is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on CVBG.

4.20  State Takeover Laws.  The Board of Directors of CVBG has approved the transactions contemplated by this Agreement for purposes of Sections 48-103-101 through 48-103-505 of the TBCA, if applicable to CVBG, such that the provisions of such sections of the TBCA will not apply to this Agreement or any of the transactions contemplated hereby or thereby.

4.21  Reorganization.  As of the date of this Agreement, CVBG is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.22  Information Supplied.  None of the information supplied or to be supplied by CVBG for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date of mailing to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by CVBG with respect to statements made or incorporated by reference therein based on information supplied by GCBS for inclusion or incorporation by reference in the Joint Proxy Statement.

4.23  Internal Controls.  The records, systems, controls, data and information of CVBG and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CVBG or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Materially Adverse Effect on the system of internal accounting controls described in the following sentence.

As and to the extent described in the CVBG Reports filed with the SEC prior to the date hereof, CVBG and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. CVBG (i) has designed disclosure controls and procedures to ensure that material information relating to CVBG, including its consolidated Subsidiaries, is made known to the management of CVBG by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to CVBG’s independent registered public accounting firm and the audit committee of CVBG’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect CVBG’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in CVBG’s internal control over financial reporting.. CVBG has made available to GCBS a summary of any such disclosure made by management to GCBS’s auditors and audit committee since January 1, 2002. CVBG has initiated its process of compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and expects to be in full compliance therewith by the mandated compliance date.

4.24  Opinion of CVBG Financial Advisor.  CVBG has received the opinion of its financial advisor, Keefe, Bruyette & Woods dated the date of this Agreement, to the effect that the consideration received by the holders of CVBG Common Stock is fair, from a financial point of view, to CVBG and the holders of CVBG Common Stock.

ARTICLE V.

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1  Conduct of Businesses Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including the GCBS Disclosure Schedule and the CVBG Disclosure Schedule), each of GCBS and CVBG shall, and shall cause each of their respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action which would adversely affect or delay the ability of either GCBS or CVBG to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2  CVBG Forbearances.  During the period from the date of this Agreement to the Effective Time, except as set forth in the CVBG Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, CVBG shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of GCBS (which consent shall not be unreasonably withheld):

(a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of CVBG or any of its wholly-owned Subsidiaries to CVBG or any of its Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of Federal funds, sales of certificates of deposit and entering into repurchase agreements);

(b) (i) adjust, split, combine or reclassify any shares of its capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock except (A) for regular quarterly cash dividends declared in 2007 at a rate not in excess of $0.02 per share of CVBG Common Stock and payable in 2007, (B) dividends paid by any of the Subsidiaries of CVBG to CVBG or to any of its wholly-owned Subsidiaries, (C) the acceptance of shares of CVBG’s Common Stock as payment of the exercise price of stock options, in accordance with past practice and the terms of the applicable award agreements, or (D) the acceptance of shares of CVBG Common Stock upon forfeiture of any restricted shares pursuant to an award of restricted shares under any CVBG Stock Plan; (iii) grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or (iv) issue any additional shares of capital stock except pursuant to the exercise of CVBG Stock Options outstanding as of the date of this Agreement;

(c) (i) except for normal increases made in the ordinary course of business consistent with past practice, or as required by applicable law or an existing agreement, increase the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee, or director of CVBG, (ii) pay any pension or retirement allowance not required by any existing plan or agreement or by applicable law, (iii) pay any bonus, or (iv) become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than in the ordinary course of business consistent with past practice or as required by applicable law or any existing agreement;

(d) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets that are material to CVBG and its Subsidiaries, taken as a whole, to any individual, corporation or other entity other than a Subsidiary or cancel, release or assign any indebtedness that is material to CVBG and its Subsidiaries, taken as a whole, to any such person or any claims held by any such person that are material to CVBG and its Subsidiaries, taken as a whole, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement;

(e) enter into any new line of business that is material to CVBG and its Subsidiaries, taken as a whole, or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies that are material to CVBG and its Subsidiaries, taken as a whole, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(f) except for transactions made in the ordinary course of business consistent with past practice, make any material capital expenditure or capital additions or improvements which individually exceed $10,000 or in the aggregate exceed $50,000 either by purchase or sale of fixed assets, property transfers, or purchase or sale of any property or assets of any other individual, corporation or other entity;

(g) knowingly take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(h) amend its charter or bylaws, or otherwise take any action to exempt any person or entity (other than GCBS or its Subsidiaries) or any action taken by any person or entity from any takeover statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(i) other than in prior consultation with GCBS, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(j) settle any material claim, action or proceeding, except in the ordinary course of business consistent with past practice;

(k) take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(l) implement or adopt any change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law or regulation, GAAP or regulatory guidelines;

(m) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated by this Agreement; or

(n) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI.

ADDITIONAL AGREEMENTS

6.1  Regulatory Matters.

(a) GCBS and CVBG shall promptly prepare and file with the SEC the Joint Proxy Statement and GCBS shall promptly prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of GCBS and CVBG shall use their reasonable best efforts in consultation with their respective legal counsel to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and GCBS and CVBG shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. GCBS shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and CVBG shall furnish all information concerning CVBG and the holders of CVBG Capital Stock as may be reasonably requested in connection with any such action. If at any time prior to or after the Effective Time any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of GCBS and CVBG.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. GCBS and CVBG shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to GCBS or CVBG, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c) Each of GCBS and CVBG shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of CVBG, GCBS or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Each of GCBS and CVBG shall promptly advise the other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined below) will not be obtained or that the receipt of any such approval will be materially delayed.

(e) GCBS and CVBG shall promptly furnish each other with copies of written communications received by GCBS and CVBG, as the case may be, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.

6.2  Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of GCBS and CVBG, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, GCBS and CVBG shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which CVBG or GCBS, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither CVBG nor GCBS nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of CVBG’s or GCBS’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of GCBS and CVBG agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.2 (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representative to keep confidential, all information and documents obtained pursuant to this Section 6.2 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the providing party or (iv) is or becomes readily ascertainable from publicly available sources. If this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to the other party to be returned to the other party.

(c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

6.3  Shareholders’ Approvals.  Each of GCBS and CVBG shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of voting upon proposals to adopt this Agreement and approve the Merger Agreement and the Merger, and each shall use its reasonable best efforts, to cause such meetings to occur as soon as reasonably practicable. The Board of Directors of each of GCBS and CVBG shall use its reasonable best efforts (and subject to its fiduciary duty) to obtain from the shareholders of GCBS and CVBG, as the case may be, the vote in favor of the adoption of this Agreement required by the TBCA and GCBS’s and CVBG’s charter and bylaws, as the case may be to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated, this Agreement shall be submitted to the shareholders of GCBS and CVBG at such meeting for the purpose of obtaining the CVBG Shareholder Approval or GCBS Shareholder Approval, as the case may be, and voting on the approval and adoption of this Agreement and nothing contained herein shall be deemed to relieve GCBS and CVBG of such obligations.

6.4  Legal Conditions to Merger.  Each of GCBS and CVBG shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by GCBS or CVBG or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

6.5  Affiliates.  CVBG shall cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of CVBG to deliver to GCBS, as soon as practicable after the date of this Agreement, and prior to the date of the shareholders’ meetings called by CVBG to be held pursuant to Section 6.3, a written agreement, in the form of Exhibit 6.5. In addition, “affiliates” who are also directors of CVBG and who represent 75% of the members of the Board of Directors of CVBG and whose ownership of CVBG Common Stock represents 75% of the CVBG Common Stock owned by all members of Board of Directors of CVBG shall have voted as directors in favor of this Agreement.

6.6  Stock Quotation or Listing.  GCBS shall cause the shares of GCBS Common Stock to be issued in the Merger to be qualified for quotation or listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the Effective Time. GCBS shall cause the shares of CVBG Common Stock to be de-listed with the NASDAQ Global Select Market and the SEC after the Effective Time.

6.7  Employee Benefit Plans; Existing Agreements.

(a) As of the Effective Time, to the extent permissible under the terms of the GCBS employee benefit Plans, the employees of CVBG and its Subsidiaries (the “CVBG Employees”) shall be eligible to participate in GCBS’s employee benefit plans, including but not limited to bonus and option plans, in which similarly situated employees of GCBS or its Subsidiaries participate, to the same extent as similarly situated employees of GCBS or its Subsidiaries (it being understood that inclusion of CVBG Employees in GCBS’s employee benefit plans may occur at different times with respect to different plans) except as provided below.

(b) With respect to each GCBS Plan that is an “employee benefit plan,” as defined in section 3(3) of ERISA, for purposes of determining eligibility to participate, and entitlement to benefits, including for severance benefits and vacation entitlement, service with CVBG shall be treated as service with GCBS; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication or increase of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each GCBS employee benefit plan shall waive pre-existing condition limitations to the same extent waived under the applicable CVBG employee benefit plan. CVBG Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the GCBS employee benefit plans.

(c) From and after the Effective Time, GCBS or the Surviving Corporation, as applicable, will assume and honor and shall cause the appropriate Subsidiaries of GCBS to assume and to honor in accordance with their terms all employment, severance, change of control and other compensation agreements and arrangements between CVBG or its Subsidiaries and any employee thereof, and all accrued and vested benefit obligations, existing prior to the execution of this Agreement which are between CVBG or any of its Subsidiaries and any current or former director, officer, employee or consultant thereof. In addition, any employee of CVBG or its

Subsidiaries whose position is eliminated as a direct result of the Merger shall be eligible to receive the Standard Severance Package of CVBG as described by CVBG to GCBS previously, rather than any standard severance package of GCBS, unless specifically negotiated between the employee and GCBS or CVBG.

(d) From and after the Effective Time, GCBS or the Surviving Corporation, as applicable, will, and will cause any applicable Subsidiary thereof or Employee Benefit Plan, to provide or pay when due to CVBG’s employees as of the Effective Time all benefits and compensation pursuant to CVBG’s Employee Plans, programs and arrangements in effect on the date hereof earned and accrued through, and to which such individuals are entitled as of the Effective Time (or such later time as such Employee Benefit Plans as in effect at the Effective Time are terminated or canceled by GCBS or the Surviving Corporation) subject to compliance with the terms of this Agreement.

6.8  Directors’ and Officers’ Insurance.

(a) GCBS shall use its reasonable best efforts to cause the individuals serving as officers and directors of CVBG, its Subsidiaries or any entity specified in the CVBG Disclosure Schedule immediately prior to the Effective Time to be covered for a period of three (3) years from the Effective Time (or the period of the applicable statute of limitations, if longer) by the directors’ and officers’ liability insurance policy maintained by CVBG (provided that GCBS may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

(b) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.9  Advice of Changes.  GCBS and CVBG shall each promptly advise the other party of any change or event (i) having a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a failure to comply with this Section 6.9 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.10  Acquisition Proposals.

(a) CVBG and its Subsidiaries and each of their respective affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by CVBG or any of its Subsidiaries) shall immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal, as defined below, and they will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which they are a party with respect to any Acquisition Proposal. From the acceptance of the offer letter dated December 20, 2006, through the Effective Time, CVBG shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or its Subsidiaries’ directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or (iii) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal. Any violation of the foregoing restrictions by any representative of CVBG, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of such party or otherwise, shall be deemed to be a breach of this Agreement by CVBG.

(b) (i) Notwithstanding the foregoing, the Board of Directors of CVBG shall be permitted, prior to its meeting of shareholders to be held pursuant to Section 6.3, to engage in discussions and negotiations with, or provide any nonpublic information or data to, any person in response to an unsolicited bona fide written Acquisition Proposal by such person made after the date of this Agreement which its Board of Directors, upon written advice from outside legal counsel to CVBG that failure to consider such deemed Superior Proposal could reasonably be expected to constitute a breach of fiduciary duties to CVBG shareholders under Tennessee law and subject to compliance with the other terms of this Section 6.10.

(ii) CVBG shall notify GCBS promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to CVBG or any of its Subsidiaries by any person that informs CVBG or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with such party relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). CVBG shall also promptly, and in any event within 24 hours, notify GCBS, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section 6.10(b) and keep GCBS informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(iii) Nothing contained in this Section 6.10 shall prohibit CVBG or its Subsidiaries from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement.

(c) Nothing in this Section 6.10 shall (x) permit CVBG to terminate this Agreement or (y) affect any other obligation of CVBG under this Agreement. CVBG shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

(d) For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of CVBG or any of its significant subsidiaries (as defined under Regulation S-X of the SEC), (x) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of CVBG or its significant subsidiaries, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of the voting power of CVBG, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving CVBG or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

(e) For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal which the Board of Directors of CVBG concludes in good faith, upon the written advice of its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the shareholders of CVBG from a financial point of view, than the transactions contemplated by this Agreement and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 6.10(d) except that the reference to “10% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving CVBG.

6.11  Bank Merger.  At or immediately prior to the Effective Time, if requested by GCBS, CVBG shall cause Cumberland Bank to enter into an Agreement and Plan of Merger (the “Bank Merger Agreement”) with

Greene County Bank pursuant to which Cumberland Bank shall merge with and into Greene County Bank after the Merger. Promptly following execution of such Bank Merger Agreement, CVBG shall approve such agreement as the sole shareholder of Cumberland Bank. The Bank Merger Agreement shall contain such terms and conditions as are reasonable, normal and customary in light of the transactions contemplated hereby including a covenant that consummation of the merger of Cumberland Bank with and into Greene County Bank would not occur earlier than simultaneous with consummation of the Merger and a provision for termination of the Bank Merger Agreement upon termination of this Agreement.

ARTICLE VII.

CONDITIONS PRECEDENT

7.1  Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval.  This Agreement shall have been adopted by the respective requisite affirmative votes of the holders of GCBS Common Stock and CVBG Common Stock entitled to vote thereon.

(b) Listing or Quotation.  The shares of GCBS Common Stock which shall be issued to the shareholders of CVBG upon consummation of the Merger shall have been qualified for quotation on the NASDAQ Global Select Market, subject to official notice of issuance.

(c) Regulatory Approvals.  All regulatory approvals set forth in Section 3.4 and Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(d) Form S-4.  The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, materially restricts or makes illegal consummation of the Merger.

(f) Federal Tax Opinion.  The parties hereto shall have received the opinion of counsel, in form and substance reasonably satisfactory to GCBS and CVBG and their respective counsel, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in each such opinion which are consistent with the state of facts existing at the Effective Time:

(i) The Merger will constitute a reorganization under Section 368(a) of the Code, and GCBS and CVBG will each be a party to the reorganization;

(ii) No taxable gain or loss will be recognized by GCBS or CVBG as a result of the Merger; and

(iii) No taxable gain or loss will be recognized by shareholders of CVBG who exchange their CVBG Common Stock solely for GCBS Common Stock pursuant to the Merger (except with respect to cash received as part of the total consideration including cash received in lieu of a fractional share interest in GCBS Common Stock).

In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of GCBS, CVBG and others.

7.2  Conditions to Obligations of CVBG.  The obligation of CVBG to effect the Merger is also subject to the satisfaction, or waiver by CVBG, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties.  Subject to the standard set forth in Section 9.2, the representations and warranties of GCBS set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and CVBG shall have received a certificate signed on behalf of GCBS by the Chief Executive Officer and the Chief Financial Officer of GCBS to the foregoing effect.

(b) Performance of Obligations of GCBS.  GCBS shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and CVBG shall have received a certificate signed on behalf of GCBS by the Chief Executive Officer and the Chief Financial Officer of GCBS to such effect.

7.3  Conditions to Obligations of GCBS.  The obligation of GCBS to effect the Merger is also subject to the satisfaction or waiver by GCBS at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  Subject to the standard set forth in Section 9.2., the representations and warranties of CVBG set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and GCBS shall have received a certificate signed on behalf of CVBG by the Chief Executive Officer and the Chief Financial Officer of CVBG to the foregoing effect.

(b) Performance of Obligations of CVBG.  CVBG shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and GCBS shall have received a certificate signed on behalf of CVBG by the Chief Executive Officer and the Chief Financial Officer of CVBG to such effect.

(c) Bank Merger.  The bank Subsidiaries of GCBS and CVBG shall have received all Requisite Regulatory Approval and shareholder and other approvals necessary to be merged together.

(d) Regulatory Agreement.  There are no CVBG Regulatory Agreements in effect that would have a Material Adverse Effect on GCBS after the Effective Time.

(e) Continuing Review.  From and subsequent to the date hereof, CVBG will have: (1) given to GCBS and its counsel and accountants access to their premises and books and records during normal business hours for any reasonable purpose related to the transactions contemplated hereby; and (2) cooperate and instruct CVBG’s counsel and accountants to cooperate with GCBS and with GCBS’s counsel and accountants with regard to the formulation and production of all necessary information, disclosures, financial statements, registration statements, and regulatory filings with respect to the transactions encompassed by this Agreement.

ARTICLE VIII.

TERMINATION AND AMENDMENT

8.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of CVBG or GCBS:

(a) by mutual consent of GCBS and CVBG in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its respective entire Board of Directors;

(b) by either the Board of Directors of GCBS or the Board of Directors of CVBG, upon written notice to the other party, if a Governmental Entity that must provide GCBS or CVBG with a Requisite

Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such action;

(c) by either the Board of Directors of GCBS or the Board of Directors of CVBG, upon written notice to the other party, if the Merger shall not have been consummated on or before the time specified in Section 9.1; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(d) by either CVBG or GCBS (provided that the party terminating shall not be in material breach of any of its obligations under Section 6.3) if any approval of the shareholders of CVBG or GCBS required for the consummation of the Merger shall not have been obtained upon a vote taken thereon at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

(e) by either GCBS or CVBG (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within ten days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of a representation or warranty by GCBS) or Section 7.3(a) (in the case of a breach of a representation or warranty by CVBG);

(f) by either GCBS or CVBG (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within ten days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(f) unless the breach of covenant, together with all other such breaches, would entitle the party entitled to the benefit of such covenant not to consummate the transactions contemplated hereby under Section 7.2(b) (in the case of a breach of covenant by GCBS) or Section 7.3(b) (in the case of a breach of covenant by CVBG); or

(g) by either GCBS or CVBG, if (i) the Board of Directors of the other does not publicly recommend in the Joint Proxy Statement that its shareholders approve and adopt this Agreement, (ii) after recommending in the Joint Proxy Statement that such shareholders approve and adopt this Agreement, such Board of Directors shall have withdrawn, modified or amended such recommendation in any manner adverse to the other party, or (iii) the other party materially breaches its obligations under this Agreement by reason of a failure to call a meeting of its shareholders or a failure to prepare and mail to its shareholders the Joint Proxy Statement/Prospectus in accordance with Sections 6.1 and 6.3.

(h) by GCBS, if the Board of Directors of CVBG has authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose any Acquisition Proposal, as defined below, with any person other than GCBS.

8.2  Effect of Termination.  In the event of termination of this Agreement by either CVBG or GCBS:

(a) As provided in Sections 8.1(a), (b), (c), or (d), this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of GCBS or CVBG or their respective officers or directors; or

(b) As provided in Sections 8.1 (e), (f), (g), or (h), either party may seek all legal and equitable remedies to which such party may be entitled, including specific performance of the provisions hereof. If any party willfully causes a material breach of any representation, warranty, covenant or agreement hereunder and fails promptly to correct same as soon as reasonably practicable after receipt of written notice thereof, such party shall pay the other party’s expenses arising from the negotiation and preparation of, or preparation for, filings and solicitations with respect to, this Agreement, including accounting fees, legal fees, filing fees, travel expenses, together with other damages recoverable at law or in equity; and

(c) In any event of any termination, any liability or obligation on the part of GCBS or CVBG or their respective officers or directors with respect to Sections 6.2(b) (which may be enforced by injunction restraining the breaching party from violation of this provision, the parties hereby consenting to such injunction), 8.3, 9.4, and 9.10 shall survive such termination.

8.3  Termination Fee.

(a) CVBG shall promptly pay to GCBS a termination fee equal to $5.0 million (the Termination Fee”) in immediately available federal funds if this Agreement is terminated as follows:

(i) if GCBS shall terminate this Agreement pursuant to Section 8.1(h), then CVBG shall pay the Termination Fee on the business day following such termination;

(ii) if (A) either party shall terminate this Agreement pursuant to Section 8.1(d) because the required CVBG shareholder approval shall not have been received and (B) at any time after the date of this Agreement and at or before the date of the CVBG Shareholders Meeting a bona fide Acquisition Transaction, as defined below, shall have been publicly announced or otherwise communicated to the Board of Directors of CVBG (a “Public Proposal”) that has not been withdrawn prior to such date.

(iii) if (A) either party shall terminate this Agreement pursuant to Section 8.1(c) or GCBS shall terminate this Agreement pursuant to Section 8.1(e) or (f), (B) at any time after the date of this Agreement and before such termination there shall have been a Public Proposal with respect to CVBG that has not been withdrawn prior to such termination, and (C) following the occurrence of such Public Proposal, CVBG shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have materially contributed to the failure of the Effective Time to occur prior to the termination of this Agreement.

(b) If CVBG fails to pay all amounts due to GCBS under Section 8.3 on the dates specified, then CVBG shall pay all costs and expenses (including legal fees and expenses) incurred by GCBS in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by GCBS.

(c) The parties acknowledge that the agreements contained in Section 8.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not have entered into this Agreement.

(d) For purposes of this Agreement, the term “Acquisition Transaction” shall mean (i) the direct or indirect acquisition, purchase or assumption of all or a substantial portion of the assets or deposits of CVBG, (ii) the acquisition by any person of direct or indirect beneficial ownership (including by way of merger, consolidation, share exchange or otherwise) of 10% or more of the outstanding shares of voting stock of CVBG, or (iii) a merger, consolidation, business combination, liquidation, dissolution or similar transaction of or involving CVBG, other than a merger, business combination or similar transaction pursuant to which persons who are shareholders of CIVITAS immediately prior to such transaction own 60% or more of the voting stock of the surviving entity (or parent thereof) immediately after consummation of such transaction and, as a result of such transaction, no person or group (within the meaning of Section 13(d)(3) of the Exchange Act) holds 20% or more of the voting stock of the surviving entity (or parent thereof) immediately following consummation of such transaction.

8.4  Amendment.  Subject to compliance with applicable law and Section 1.1(b), this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of GCBS and CVBG; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of CVBG or GCBS, there may not be, without further approval of such shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of CVBG Common Stock, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5  Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of CVBG or GCBS, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of CVBG Common Stock hereunder, other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX.

GENERAL PROVISIONS

9.1  Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than the later of June 30, 2007 (or such later date caused by regulatory or court delays outside of the control of the parties or unless extended by mutual agreement of the parties), but no earlier than after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature or terms are to be satisfied or waived at Closing) (the “Closing Date”).

9.2  Standard.  No representation or warranty of CVBG contained in Article IV or of GCBS contained in Article III shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of GCBS, or Article IV, in the case of CVBG, has had or would be reasonably likely to have a Material Adverse Effect with respect to GCBS or CVBG, respectively (disregarding for purposes of this Section 9.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties). Notwithstanding the immediately preceding sentence, the representations and warranties contained in Section 3.2(a), in the case of GCBS , and Section 4.2(a), in the case of CVBG, shall be deemed untrue and incorrect if not true and correct in all material respects.

9.3  Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than any confidentiality agreement executed in connection with this Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for Section 1.12 and Section 6.8 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.4  Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by GCBS and CVBG.

9.5  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a	)	if to CVBG, to:	with a copy to:

		Richard E. Herrington	Mary Neil Price, Esq.
		President/CEO	Miller & Martin PLLC
		Civitas BankGroup, Inc.	1200 One Nashville Place
		810 Crescent Centre Drive, Suite 320	150 4th Ave. North
		Franklin, TN 37067	Nashville, TN 37219
		Fax: (615) 263-9510	Fax: (615) 256-8197

and

(b	)	if to GCBS, to:	with a copy to:

		James E. Adams	Steven J. Eisen, Esq.
		Chief Financial Officer	Baker, Donelson, Bearman,
		Greene County Bancshares, Inc.	Caldwell & Berkowitz, PC
		100 North Main Street	211 Commerce St., Ste. 1000
		Greeneville, TN 37743	Nashville, TN 37201
		Fax: (423) 278-3090	Fax: (615) 744-5718

9.6  Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated. The Disclosure Schedules and each other Exhibit and Schedule shall be deemed part of this Agreement and included in any reference to this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the singular or plural forms of any word is used in this Agreement, such word shall encompass both the singular and plural form of such word.

9.7  Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8  Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9  Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee, without regard to any applicable conflicts of law principles, except to the extent mandatory provisions of federal law apply. Any legal action or proceeding with respect to this Agreement against any party shall be brought only in a court of record of, or in any federal court located in, Davidson County in the State of Tennessee, which shall have exclusive jurisdiction and venue for such purpose. By execution and delivery of this Agreement, the parties hereby accept for themselves, and in respect of their property, generally and unconditionally, the jurisdiction and venue of the aforesaid courts sitting in Davidson County, Tennessee, and waive any objection to the laying of venue on the grounds of forum non convenience which they may now or hereafter have to the bringing or maintaining of any such action or proceeding in such jurisdiction.

9.10  Publicity.  Except as otherwise required by applicable law or the rules of the NASDAQ, neither CVBG nor GCBS shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent of GCBS, in the case of a proposed announcement or statement by CVBG, or CVBG, in the case of a proposed announcement or statement by GCBS, which consents shall not be unreasonably withheld.

9.11  Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, the parties have caused this instrument to be executed and delivered as of the day and year first above written, such execution having been duly authorized by the respective Board of Directors of GCBS and CVBG.

Attest:	GREENE COUNTY BANCSHARES, INC.:

By: _ _
Secretary	Title:

Attest:	CIVITAS BANKGROUP, INC.:

By: _ _
Secretary	Title:

APPENDIX B

Member NYSE/SIPC	P.O. Box 1575 Richmond, Virginia 23218-1575	Tel (804) 782-8721 Toll Free (800) 552-7757 FAX (804) 649-0990

January 25,2007

Board of Directors
Greene County Bancshares, Inc.
100 North Main Street
Greeneville, TN 37743

Members of the Board of Directors:

CIVITAS BankGroup, Inc. (“CIVITAS”), Cumberland Bank, a wholly owned subsidiary of CIVITAS (“Cumberland Bank”), Greene County Bancshares, Inc. (“Greene County”) and Greene County Bank, a wholly owned subsidiary of Greene County (“Parent Bank”), have entered into an Agreement and Plan of Merger, dated as of January 25, 2007, pursuant to which CIVITAS will merge with and into Greene County (the “Merger”), and Cumberland Bank and Parent Bank plan to enter into a related Plan of Merger (collectively, the “Agreement”) pursuant to which Cumberland Bank will be merged with and into Parent Bank (“the Bank Merger”) (collectively, the “Transaction”). Under the terms of the Agreement, upon consummation of the Merger, each outstanding share of CIVITAS common stock, par value $2.00 per share (“CIVITAS Shares”), issued and outstanding immediately prior to the Merger, will be converted into the right to receive, at the election of a CIVITAS shareholder, (a) 0.2674 shares of Greene County common stock, par value $0.50 per share (“Greene County Shares”) (the “Stock Consideration”), (b) cash in the amount of $10.25 per share, without interest (the “Cash Consideration”), or (c) any combination of the Stock Consideration and the Cash Consideration (collectively, the “Merger Consideration”), subject to the election and allocation procedures set forth in the Agreement. The terms and conditions of the Transaction are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to be paid by Greene County.

Scott & Stringfellow, Inc., as a customary part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, CIVITAS and Greene County, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, equity securities of CIVITAS and Greene County for our own account and for the accounts of our customers.

In connection with this opinion, we have reviewed, among other things:

i.	The Agreement;

ii.	Certain publicly available financial statements and other historical financial information of CIVITAS that we deemed relevant;

iii.	Certain publicly available financial statements and other historical financial information of Greene County that we deemed relevant;

iv.	Internal financial projections for CIVITAS for the year ending December 31, 2007 and December 31, 2008 prepared by and reviewed with senior management of Greene County;

Board of Directors
Greene County Bancshares, Inc.
January 25, 2007
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v.	Median earnings per share estimates for Greene County for the year ending December 31, 2007 published by I/B/E/S and reviewed with the senior management of Greene County; and estimates of long-term earnings per share growth rates published by I/B/E/S;

vi.	The estimated pro forma financial impact of the Transaction on Greene County, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings, and certain synergies determined by and reviewed with the senior management of Greene County;

vii.	The historical market prices and trading activity for CIVITAS Shares and Greene County Shares and a comparison of certain financial and stock market information for CIVITAS and Greene County with similar publicly-traded companies which we deemed to be relevant;

viii.	The proposed financial terms of the Transaction and a comparison of such terms with the financial terms, to the extent publicly available, of certain recent business combinations in the commercial banking industry;

ix.	The current market environment generally and the banking environment in particular; and,

x.	Such other information, financial studies, analyses and investigations, and financial, economic, and market criteria as we deemed appropriate.

We also held discussions with members of senior management of Greene County regarding historical and current business operations, financial condition, results of operations, regulatory relationships and future prospects (including, with respect to senior management of Greene County, synergies anticipated to result from the Transaction) of their respective companies and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by CIVITAS or Greene County or CIVITAS’ representatives or that was otherwise reviewed by us, and we assumed such accuracy and completeness in rendering this opinion. We have further relied on the assurances of management of Greene County that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked nor have we attempted independently to verify such information, and we assume no responsibility or liability for independently verifying the accuracy and completeness of such information. We did not make an independent evaluation or appraisal of any specific assets, any collateral securing assets or the liabilities, including any contingent, off-balance sheet assets or liabilities, of CIVITAS or Greene County or any of their subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of CIVITAS or Greene County nor have we reviewed any individual credit files relating to CIVITAS or Greene County. We assumed, with your consent, the respective allowances for loan losses for both CIVITAS and Greene County are adequate to cover such losses and will be adequate for the combined entity on a pro forma basis after all accounting adjustments for the Transaction. We also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on CIVITAS and Greene County or on the expected benefits of the Transaction.

With respect to the financial projections and earnings estimates for CIVITAS and Greene County and all projections of transaction costs, purchase and other accounting adjustments and expected cost savings or other synergies prepared by and/or reviewed with the management of Greene County and used by Scott & Stringfellow in its analyses, Greene County’s senior management confirmed to us that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the respective management of CIVITAS and Greene County as to the future financial performance of CIVITAS and we assumed that such financial performance would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have assumed that there has been no material change in the assets, financial conditions, results of operations, business or prospects of CIVITAS and Greene

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Greene County Bancshares, Inc.
January 25, 2007
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County since the date of the most recent financial statements made available to us. We have further assumed, with your consent, that the synergies referenced above will be realized substantially in accordance with the expectations of CIVITAS and Greene County. Moreover, we have assumed that the Transaction will be consummated upon the terms set forth in the Agreement without material alteration or waiver thereof. Finally, with your consent, we have relied upon the advice Greene County has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters related to the Merger and other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have no obligation to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Greene County Shares will be when issued to CIVITAS’ shareholders at the closing of the Merger pursuant to the Agreement or the prices at which CIVITAS Shares or Greene County Shares may trade at any time.

We have acted exclusively for the Board of Directors of Greene County in a financial advisory capacity in connection with the Transaction and will receive a fee for our services, including the rendering of this opinion, none of which is contingent upon consummation of the Transaction. In addition, Greene County has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. As you are aware, we have not performed investment banking services for Greene County in the past and have not received compensation for any services, but we may provide additional services, and receive compensation for such services, prior to the closing of the Merger.

Our opinion is directed to the Board of Directors of Greene County in connection with its consideration of the Transaction and our opinion does not constitute a recommendation to any holder of Greene County Shares as to how such holder should vote at any meeting of shareholders called to consider and vote upon the Agreement. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to be paid by Greene County in connection with the Merger and does not address the underlying business decision by Greene County to engage in the Transaction, the relative merits of the Transaction as compared to any other alternative business strategies that might exist for Greene County or the effect of any other transaction in which Greene County might engage. Our opinion is not to be quoted or referred to, in whole or part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Scott & Stringfellow’s prior written consent. Notwithstanding the foregoing, Scott & Stringfellow hereby consents to the inclusion of this opinion as an exhibit to the proxy statement to be distributed to Greene County’s shareholders to solicit their approval of the Transaction. S&S further consents to the inclusion of a summary of this opinion in such proxy statement.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration to be paid by Greene County is fair, from a financial point of view, to Greene County.

Very truly yours,

Scott & Stringfellow, Inc.

Appendix C

January 25, 2007

The Board of Directors
Civitas BankGroup, Inc. 810
Crescent Centre Drive Suite
320 Franklin, Tennessee 37067

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Civitas BankGroup, Inc. (“Civitas”) of the terms and conditions of the proposed merger (the “Merger”) of Civitas into Greene County Bancshares, Inc. (“Greene County”), pursuant to the Agreement and Plan of Merger, dated as of January 25, 2007, between Civitas and Greene County (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of common stock of Civitas, par value $0.50 per share (the “Common Stock”), will be converted into the right to receive, at the election of a Civitas shareholder, (a) 0.2674 shares of Greene County common stock, par value $2.00 per share (the “Per Share Stock Consideration”) or (b) cash in the amount of $10.25 (the “Per Share Cash Consideration”); in each case, subject to the formulas and certain adjustments as set forth in the Agreement.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Civitas and Greene County, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Civitas and Greene County for our own account and for the accounts of our customers. We have acted exclusively for the Board of Directors of Civitas in rendering this fairness opinion and will receive a fee from Civitas for our services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Civitas and Greene County and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual Reports to Shareholders and Annual Reports on Form 10-K for the three years ended December 31, 2005, 2004 and 2003 of Civitas; (iii) the Annual Reports to Shareholders and Annual Reports on Form 10-K for the three years ended December 31, 2005, 2004 and 2003 of Greene County; (iv) certain interim reports to shareholders and Quarterly reports on Form 10-Q of Civitas and certain other communications from Civitas to its shareholders; (v) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Greene County and certain other communications from Greene County to its shareholders; and (vi) other financial information concerning the businesses and operations of Civitas and Greene County furnished to us by Civitas and Greene County for purposes of our analysis. We have also held discussions with senior management of Civitas and Greene County regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Civitas and Greene County with similar information for certain other banking companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the senior management of Civitas and Greene County as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent and Greene County’s consent, that the aggregate allowances for loan and lease losses for Civitas and Greene County are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Civitas or Greene County, nor have we examined any individual credit files.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Civitas and Greene County; (ii) the assets and liabilities of Civitas and Greene County; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof, and does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Civitas or any other business combination in which Civitas might engage.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the merger consideration in the Merger is fair, from a financial point of view, to holders of the Common Stock.

Very truly yours,
KEEFE, BRUYETTE & WOODS, INC.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The Tennessee Business Corporation Act (“TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, he reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, he reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation.

Greene County’s Charter and Bylaws provide that Greene County shall indemnify to the full extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, trustee, or employee of Greene County or of another corporation if serving at the request of Greene County. Greene County’s Bylaws provide further that Greene County shall advance expenses to such persons to the full extent allowed by the laws of the State of Tennessee, as now in effect and as hereafter adopted. Under Greene County’s Bylaws, such indemnification and advancement of expenses provisions are not exclusive of any other right that a person seeking indemnification may have or acquire both as to action in his or her official capacity and as to action in another capacity.

Greene County’s charter also provides that no director will be personally liable to the corporation or its shareholders for monetary damages for breach of any fiduciary duty as a director except for liability for (i) any breach of the director’s duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for the types of liability set forth in Section 14-18-304 of the TBCA, which provides that directors who vote for unlawful distributions of corporate funds will be held personally liable to the corporation for the amount of any such distribution.

Greene County maintains a contract for insurance coverage under which the officers and directors of Greene County are indemnified under certain circumstances with respect to litigation and other costs and liabilities arising out of actual or alleged misconduct of such directors and officers.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits.  See Exhibit Index immediately following signature page

(b) Financial Statement Schedules.  Not applicable

(c) Reports, Opinions or Appraisals.  Opinions of Opinions of Scott & Stringfellow, Inc. and Keefe, Bruyette & Woods, Inc. (included as Appendix B and C, respectively, to the joint proxy statement/ prospectus that is Part I of this registration statement).

Item 22.	Undertakings.

(a) The undersigned registrant (the “Registrant”) hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form within one business day of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning this transaction that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greeneville, Tennessee, on the 3rd day of April, 2007.

GREENE COUNTY BANCSHARES, INC.

By:	/s/ James E. Adams
James E. Adams
Senior Vice President, Chief Financial Officer and Assistant Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement or amendment has been signed below by the following persons in the capacities indicated:

Signature	Title	Date

/s/ R. Stan Puckett R. Stan Puckett	Chairman of the Board, Chief Executive Officer and Director	April 3, 2007

/s/ Kenneth R. Vaught Kenneth R. Vaught	President, Chief Operating Officer and Director	April 3, 2007

/s/ James E. Adams James E. Adams	Senior Vice President, Chief Financial Officer and Assistant Secretary (Principal Financial and Accounting Officer)	April 3, 2007

/s/ Ronald E. Mayberry Ronald E. Mayberry	Regional Executive, Sumner County and Director	April 3, 2007

* Phil M. Bachman	Director and Secretary	April 3, 2007

* Martha M. Bachman	Director	April 3, 2007

* Charles S. Brooks	Director	April 3, 2007

* Bruce Campbell	Director	April 3, 2007

* W.T. Daniels	Director	April 3, 2007

* Robin Haynes	Director	April 3, 2007

* Jerald K. Jaynes	Director	April 3, 2007

Signature		Title	Date

* Robert K. Leonard		Director	April 3, 2007

* Terry Leonard		Director	April 3, 2007

* John Tolsma		Director	April 3, 2007

* Charles H. Whitfield, Jr.		Director	April 3, 2007

By:	/s/ James E. Adams James E. Adams Attorney-in-fact Pursuant to power of attorney filed as Exhibit 24.1 to the Registrant’s registration statement on Form S-4 filed on March 19, 2007.

EXHIBIT INDEX

1.1	Merger Agreement, dated as of January 25, 2007, by and between Greene County Bancshares, Inc. and Civitas Bankgroup, Inc. (Pursuant to Item 601(b)(2) of Regulation S-K the schedules and exhibits to this agreement have been omitted from this filing) — incorporated herein by reference to the Company’s Current Report on Form 8-K filed January 26, 2007.
3(I), 4.1	Amended and Restated Charter — incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4 filed on August 11, 2003.
3(II), 4.2	Amended and Restated Bylaws — incorporated herein by reference to the Company’s Current Report on Form 8-K filed on November 18, 2005.
5.1	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC regarding the validity of the securities being registered — incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-4 filed on March 19, 2007.
8.1	Form of tax opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC.
10.1	Employment Agreement and Amendment to Employment Agreement between the Company and R. Stan Puckett — incorporated herein by reference to the Company’s Annual Report on Form 10-K for the years ended December 31, 1995 and Exhibit 10.V to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, respectively.
10.2	Employment Agreement between the Company and Kenneth R. Vaught — incorporated herein by reference to Exhibit 10.II to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.
10.3	Employment Agreement between the Company and Ronald E. Mayberry — incorporated herein by reference to Exhibit 10.III to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.
10.4	Non-competition Agreement between the Company and R. Stan Puckett — incorporated herein by reference to Exhibit 10.IV to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.
10.5	Non-competition Agreement between the Company and Kenneth R. Vaught — incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.
10.6	Greene County Bancshares, Inc. 2004 Long-Term Incentive Plan — incorporated herein by reference to the Company’s Registration Statement on Form S-8 filed on April 30, 2004.
10.7	Greene County Bancshares, Inc. Amended and Restated Deferred Compensation Plan for Non-employee Directors — incorporated herein by reference to the Company’s Current Report on Form 8-K filed on December 17, 2004.
10.8	Form of Stock Option Award Agreement — incorporated herein by reference to Exhibit 8 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.
10.9	Deferred Fee Agreement between the Bank and John Tolsma dated December 13, 2004 — incorporated herein by reference to Exhibit 10.9 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.
10.10	Amendment and Restatement of the Greene County Bank Deferred Compensation Agreements dated March 11, 1997, March 1, 1999 and November 15, 2004 between the Bank and Philip M. Bachman dated March 11, 2005 — incorporated herein by reference to Exhibit 10.10 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.
10.11	Amendment and Restatement of the Greene County Bank Deferred Compensation Agreement dated March 1, 1999 between the Bank and W.T. Daniels dated March 11, 2005 — incorporated herein by reference to Exhibit 10.11 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.
10.12	Amendment and Restatement of the Greene County Bank Deferred Compensation Agreement dated March 1, 1999 between the Bank and Terry Leonard dated March 11, 2005 — incorporated herein by reference to Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

10.13	Amendment and Restatement of the Greene County Bank Deferred Compensation Agreement dated May 1, 1999 between the Bank and Charles S. Brooks dated March 11, 2005 — incorporated herein by reference to Exhibit 10.13 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.
10.14	Amendment and Restatement of the Greene County Bank Deferred Compensation Agreement dated May 1, 1999 between the Bank and Jerald K. Jaynes dated March 11, 2005 — incorporated herein by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.
10.15	Amendment and Restatement of the Greene County Bank Deferred Compensation Agreement dated May 1, 2003 between the Bank and Charles H. Whitfield, Jr. dated March 11, 2005 — incorporated herein by reference to Exhibit 10.15 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.
10.16	Greene County Bank Executive Deferred Compensation Agreement between the Bank and R. Stan Puckett dated March 11, 2005 — incorporated herein by reference to Exhibit 10.16 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.
10.17	Greene County Bank Executive Deferred Compensation Agreement between the Bank and Kenneth R. Vaught dated March 11, 2005 — incorporated herein by reference to Exhibit 10.17 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.
10.18	Greene County Bank Executive Deferred Compensation Agreement between the Bank and Ronald E. Mayberry dated March 11, 2005 — incorporated herein by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.
10.19	Greene County Bancshares, Inc. Change in Control Protection Plan — incorporated herein by reference to the Company’s Current Report on Form 8-K filed on October 26, 2004.
10.20	Greene County Bancshares, Inc. Change in Control Protection Plan Participation Agreement between the Company and Steve L. Droke — incorporated herein by reference to the Company’s Current Report on Form 8-K filed on October 26, 2004.
10.21	Greene County Bancshares, Inc. Change in Control Protection Plan Participation Agreement between the Company and Ronald E. Mayberry — incorporated herein by reference to the Company’s Current Report on Form 8-K filed on October 26, 2004.
10.22	First Amendment dated March 31, 2005 to Non-Competition Agreement dated August 10, 2004, by and between the Company and Kenneth R. Vaught — incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.
10.23	First Amendment dated April 15, 2005 to Non-Competition Agreement dated November 24, 2003, by and between the Company and R. Stan Puckett — incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.
10.24	Revolving Credit Agreement dated as of August 30, 2005, by and between the Company and SunTrust Bank — incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.
10.25	Form of Revolving Credit Note — incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.
10.26	Summary of Compensation Arrangement for James E. Adams — incorporated herein by reference to the Company’s Current Report on Form 8-K filed on November 15, 2005.
10.27	Second Amendment to Employment Agreement by and between Greene County Bancshares, Inc. and R. Stan Puckett dated as of December 20, 2005 — incorporated herein by reference to the Company’s Current Report on Form 8-K filed on December 21, 2005.
10.28	Amended and Restated Deferred Compensation Plan for Nonemployee Directors — incorporated herein by reference to the Company’s Current Report on Form 8-K filed on December 21, 2005.
10.29	Director and Named Executive Officer Compensation Summary — incorporated herein by reference to Exhibit 10.29 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.
21.1	Subsidiaries of the Registrant — incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.
23.1	Consent of Dixon Hughes PLLC.
23.2	Consent of Crowe Chizek and Company LLC.

23.3	Consents of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibits 5.1 and 8.1).
24.1	Power of Attorney incorporated by reference to Exhibit 24.1 to the Company’s Registration Statement on Form S-4 filed on March 19, 2007.
99.1	Greene County Bancshares, Inc. proxy card, incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form S-4 filed on March 19, 2007.
99.2	Civitas BankGroup, Inc. proxy card, incorporated by reference to Exhibit 99.2 to the Company’s Registration Statement on Form S-4 filed on March 19, 2007.
99.3	Opinion of Scott & Stringfellow (included as Appendix B to the joint proxy statement/ prospectus that is Part I of this registration statement).
99.4	Opinion of Keefe, Bruyette & Woods, Inc. (included as Appendix C to the joint proxy statement/ prospectus that is Part I of this registration statement).
99.5	Consent of Scott & Stringfellow, Inc. (included in their opinion referenced as Exhibit 99.3)
99.6	Consent of Keefe, Bruyette & Woods, Inc.